UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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The Children’s Place, Inc.
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Letter from the Chairman of the Board

April 2, 2021

Dear Fellow Shareholders,

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2021 Annual Meeting of Shareholders of The Children’s Place to be held at 500 Plaza Drive, Secaucus, N.J. on Wednesday, May 12, 2021, at 8:30 a.m. Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. Please refer to “Other Information – Voting Information” on page 93 of the Proxy for more information on how to vote your shares.

2020 was clearly an unprecedented year for our country, industry and Company. The COVID-19 pandemic resulted in disruption on a global scale. The pandemic greatly accelerated retail trends that were already in place, including the shift to digital commerce and the consolidation of bricks and mortar stores, two trends which our long-term strategic plan had kept us ahead of, and executing against, for many years.

Since the onset of the pandemic, led by our outstanding CEO, our senior leadership team:

➢	Immediately initiated and executed the steps necessary to protect the health, safety and welfare of our associates and our customers.

➢	Made the financial and operational decisions necessary to maintain the Company’s financial flexibility, survive the period of uncertainty and promote our long-term viability.

➢	Led the strategy to successfully leverage the pandemic-driven acceleration to online shopping by accelerating the Company’s store fleet optimization initiative.

On behalf of the Board, I want to thank each of the members of our management and our associates for their unwavering dedication and hard work during these very difficult times.

Despite the pandemic, our longstanding practice of engaging with our shareholders continued in 2020. We reached out to shareholders holding over 85% of our outstanding shares and spoke with shareholders holding over 55% of our outstanding shares. The Chair of our Nominating & Corporate Governance Committee – Joseph Alutto – and the Chair of our Compensation Committee – Joseph Gromek – together with members of senior management participated in all conversations with shareholders and feedback was shared with the entire Board. For more information on our shareholder engagement efforts, please refer to the “Proxy Summary” and the “Compensation Discussion & Analysis” beginning on pages 1 and 36, respectively, of the Proxy.

We greatly appreciate the time and effort our shareholders made to engage with us and we look forward to continuing the dialogue in the coming years.

Very truly yours,

Norman Matthews

Chairman of the Board

April 2, 2021

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of The Children’s Place, Inc. (referred to in this Proxy Statement as “we”, “The Children’s Place” or the “Company”) will be held at 500 Plaza Drive, Secaucus, New Jersey on Wednesday, May 12, 2021, at 8:30 a.m. (Eastern), for the following purposes:

1.	To elect the nine members (the “Directors”) of the Board of Directors (the “Board”), each to serve for one-year terms;

2.	To ratify the selection of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for fiscal 2021;

3.	To approve the Fourth Amended and Restated 2011 Equity Incentive Plan (the “2011 Equity Incentive Plan”); and

4.	To conduct an advisory vote to approve the compensation (“Say-on-Pay”) of the Company’s named executive officers (the “NEOs”).

Shareholders of record at the close of business on March 25, 2021 (the “Record Date”) are entitled to vote at the Annual Meeting.

Your vote is important. We encourage you to vote by proxy, even if you plan to attend the Annual Meeting. You may vote your proxy via the internet or by telephone by following the instructions included on your proxy card. You may also vote by mail by signing, dating and returning your proxy card in the envelope provided. Voting now will not limit your right to change your vote and/or to attend the Annual Meeting.

By order of the Board of Directors,

Bradley P. Cost

Senior Vice President, General Counsel and Corporate Secretary

The Children’s Place, Inc.

500 Plaza Drive

Secaucus, New Jersey 07094

If you have any questions or require any assistance with voting your shares, please contact:

MACKENZIE PARTNERS, INC.

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 (Call Collect)
or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

2021 PROXY STATEMENT	I

PROXY SUMMARY

The Children’s Place is sending you this Proxy Statement in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. The below summary highlights key information contained in this Proxy Statement. As it is only a summary, please review the entire Proxy Statement and the accompanying Annual Report before you vote.

Summary of Shareholder Voting Matters

At our Annual Meeting at 500 Plaza Drive, Secaucus, New Jersey on Wednesday, May 12, 2021, at 8:30 a.m., shareholders are being asked to vote on the following matters:

Proposal	Board Vote Recommendation	Page Reference
1. Election of Nine Members of the Board of Directors	FOR each Nominee	81
2. Ratification of Selection of Independent Registered Public Accounting Firm	FOR	82
3. Approve the Fourth Amended and Restated 2011 Equity Incentive Plan	FOR	84
4. Say-on-Pay – Advisory Vote on NEO Compensation	FOR	92

Extraordinary Effects of the COVID-19 Pandemic

The effects of the COVID-19 pandemic on the retail industry have been dramatic. From the onset of the pandemic, the Company’s priorities centered on the health, safety and welfare of our employees and customers. The COVID-19 pandemic greatly accelerated trends already in place in retail, including the shift to digital commerce and the consolidation of the bricks and mortar retail channel. We believe that due to the skillful leadership of our CEO, the Company was able to survive the unprecedented disruption caused by the COVID-19 pandemic and avoided the fate suffered by numerous other retailers in 2020.

See “2020 Fiscal Year-End Shareholder Engagement” in this Proxy Summary beginning on page 5 below and under the heading “Compensation Discussion & Analysis” beginning on page 38 below for a detailed discussion of the extraordinary effects of the COVID-19 pandemic and our CEO’s leadership and strategic vision.

2021 PROXY STATEMENT	1

PROXY SUMMARY

Election of Nine Members of the Board of Directors

The Board has nominated nine persons for election at the Annual Meeting (information below as of the Annual Meeting). The Board recommends that shareholders vote “FOR” each of the nominees named below.

Name	Age	Board Tenure (Years)	Ethnic, gender, national or other diversity	Other public company boards	Committee
Joseph Alutto	79	13			Nominating & Corporate Governance (Chair)
John E. Bachman	65	5		3	Audit (Chair); Nominating & Corporate Governance
Marla Beck	50	6			Audit; Nominating & Corporate Governance
Elizabeth J. Boland	61	2			Audit
Jane Elfers (President & Chief Executive Officer)	60	11
Tracey R. Griffin	56	<1		1	Audit
Joseph Gromek	74	10			Compensation (Chair)
Norman Matthews (Independent Chairman of the Board)	88	12		3	Compensation; Nominating & Corporate Governance
Debby Reiner	53	2			Compensation

2	2021 PROXY STATEMENT

PROXY SUMMARY

Thoughtful Approach to Board Composition—Board Nominees

Our thoughtful approach to Board refreshment prioritizes diversity, as well as relevant business and industry experience, when considering recruitment of directors, as demonstrated by the three newest directors who joined the Board in the past two years – Mses. Boland, Griffin and Reiner.

Norman Matthews | Independent Director since 2009 Chairman of the Board Compensation, Nominating & Corporate Governance Committees	Dr. Joseph Alutto | Independent Director since 2008 Nominating & Corporate Governance Committee (Chair)

John E. Bachman | Independent Director since 2016 Audit (Chair), Nominating & Corporate Governance Committees	Marla Beck | Independent Director since 2015 Audit, Nominating & Corporate Governance Committees

Elizabeth J. Boland | Independent Director since 2019 Audit Committee	Jane Elfers | Director since 2010 CEO and President

Tracey R. Griffin | Independent Director since 2020 Audit Committee	Joseph Gromek | Independent Director since 2011 Compensation Committee (Chair)

Debby Reiner | Independent Director since 2019 Compensation Committee

Our Board nominees individually and collectively possess the diverse backgrounds, skills and experience necessary to further our strategy and to address the risks we face in the rapidly changing business environment in which we operate.

2021 PROXY STATEMENT	3

PROXY SUMMARY

The Board has been shaped by actions taken over the years in furtherance of the Board’s policy of Director refreshment based on the Board’s annual self-assessment process and Director skill set mapping activities. The skill sets of our Directors align to our strategic initiatives, including a focus on product, digital transformation and optimization of our store fleet. The skills and experience of each Director are reflected in the table below.

Summary of Director Nominee Core Competencies
Experience/Attribute	Alutto	Bachman	Beck	Boland	Elfers	Griffin	Gromek	Matthews	Reiner
Leadership/Strategy	X	X	X	X	X	X	X	X	X
General Management/C-Suite Experience	X	X	X	X	X	X	X	X	X
Governance/Public Board Service	X	X	X	X	X	X	X	X
Retail/Specialty Retail			X		X	X	X	X	X
Digital/Omni-Channel/ Marketing			X		X	X	X	X	X
Global Business/ International Operations		X		X	X	X	X	X	X
Technology Implementation			X		X	X	X
Finance/Accounting/ Risk Management		X	X	X	X	X	X	X

4	2021 PROXY STATEMENT

PROXY SUMMARY

2020 Fiscal Year-End Shareholder Engagement

Shareholder Engagement—Summary

Shareholders Contacted	Shareholders Engaged	Director Participation

Over 85% of our outstanding shares at the time of invitation	Over 55% of our outstanding shares at the time of invitation	Two independent Directors, along with members of senior management, participated in all engagement conversations

Primary Topics Discussed

• Extraordinary effects of the COVID-19 pandemic on our business and our responses

• Potential approaches to CEO compensation in fiscal 2020

• Sustainability/Environmental, Social and Governance (“ESG”) activities and disclosures

• Human capital management, and diversity and inclusion

Our Board and management team have a long and continuous history of engaging with shareholders and responding to their feedback. 2020 marked the 9th consecutive year that members of the Board –– the Chair of the Nominating & Corporate Governance Committee and the Chair of the Compensation Committee –– along with members of senior management, engaged in conversations with our shareholders to exchange ideas and share perspectives.

In 2020, we reached out to and spoke with shareholders holding over 85% and 55% of our outstanding shares, respectively. Those who declined indicated that they did not have any questions or a need to engage, and a few did not respond. We provided all invited shareholders with a presentation that outlined important topics on which we wished to obtain their feedback. Shareholders who declined to engage did not indicate that they had any concerns with the matters set forth in the presentation we sent to them.

For this year’s engagement, we placed more of a focus on executive compensation given both the impact of COVID-19 on our business and that shareholders voted 75% in favor of our “say-on-pay” resolution at our 2020 annual meeting. We also held calls with proxy advisory firms Institutional Shareholder Services (“ISS”) and Glass Lewis to discuss our outreach process and the shareholder feedback we received.

We are proud of the relationships we have cultivated with our shareholders. The invaluable shareholder feedback and insights received during our engagement were shared with the full Board, who annually considers shareholders’ perspectives as part of their decision-making process, and directly informed the executive compensation decisions the Board made for fiscal 2020 and fiscal 2021.

2021 PROXY STATEMENT	5

PROXY SUMMARY

Shareholder Engagement – Topics Discussed

EXTRAORDINARY EFFECTS OF THE COVID-19 PANDEMIC

The COVID-19 pandemic has had dramatic effects on the retail industry:

•	From the onset of the pandemic, the Company’s priorities centered on the health, safety and welfare of our employees and customers. We instituted a number of incentive pay, emergency leave, sick pay and health insurance payment programs, and took all necessary precautions in accordance with governmental guidance;

•	From April to July 2020, our CEO voluntarily forfeited 100% of her salary, our senior leadership team (including our other NEOs) took a 25% reduction in salary, and our independent Directors unanimously waived their cash compensation;

•	The COVID-19 pandemic greatly accelerated trends already in place in retail – the shift to digital commerce and the consolidation of bricks and mortar stores – strategies which the Company has been implementing under our CEO’s leadership for several years.

FACTORS CONSIDERED AND DISCUSSED WITH SHAREHOLDERS

In making decisions concerning our CEO’s compensation for fiscal 2020, the Compensation Committee and the Board considered a number of factors, including those set forth below, evaluated CEO compensation alternatives, and spoke with shareholders to obtain their perspectives and feedback concerning these factors and alternatives.

CEO’S Leadership and Strategic Vision and the Critical Need for CEO Retention

•	The Board believes that due to the skillful leadership of our CEO during the crisis, the Company was able to survive the unprecedented disruption caused by the COVID-19 pandemic and avoided the fate suffered by numerous other retailers in 2020;

•	During the pandemic, our CEO and senior management made the strategic and operational decisions necessary to preserve the Company’s financial flexibility, survive the period of uncertainty and promote its long-term viability;

•	Our CEO formulated and led the actions taken to successfully address the pandemic-related acceleration of the shift to digital commerce and the consolidation of the bricks and mortar retail channel, positioning the Company for long-term profitability;

•	Several years ago, our CEO established a strategic vision for the Company. She has skillfully led its execution, allowing the Company to quickly pivot to address the uncertainty and rapidly changing retail landscape when the COVID-19 pandemic hit;

•	Our CEO has attracted best-in-class senior management who have been integral to the Company’s strategic transformation and key to navigating through the pandemic. Our senior leadership team has an average tenure of over seven years with the Company, providing necessary stability and depth of experience;

•	The Board firmly believes that it is critical to ensure CEO retention to lead the Company through the next complex, accelerated phase of our transformation in the face of the accelerated shift to digital commerce and the accelerated consolidation of the bricks and mortar channel.

6	2021 PROXY STATEMENT

PROXY SUMMARY

Recent Compensation Outcomes Create a Significant CEO Retention Risk and a Misalignment with Long-Term Shareholder Interests

•	Generally, our CEO’s long-term equity awards have historically consisted of 100% performance-based awards. Over the past three years prior to 2020, there has been a significant difference between the grant date values of CEO performance-based equity awards as reported in the Summary Compensation Tables in our Proxy each year – $27 million in the aggregate – and the value of performance-based equity received by our CEO from performance-based awards granted during that time – $31,445 in total;

•	The Board believes that the substantial difference between the grant date value of performance-based equity awarded and the value of the equity actually received from these awards has created a significant CEO retention risk and a misalignment with long-term shareholder interests.

See “Compensation Discussion & Analysis – 2020 Fiscal Year-End Shareholder Engagement” beginning on page 38 for a detailed discussion of the factors and CEO compensation alternatives considered by the Compensation Committee and Board, our shareholders’ feedback concerning these topics, decisions made by our Board regarding CEO compensation, and the rationale for those decisions.

SUSTAINABILITY—ESG ACTIVITIES

We believe that it is important that our Company contribute to the environment and an equitable society. To do so, we seek to positively impact the environments and people affected by our business operations.

Water, Chemical & Energy Management and Use of Sustainable Materials

•	During fiscal 2020, the Company embarked on an initiative to reduce greenhouse gas (“GHG”) emissions in our domestic operations and our global third-party vendors’ manufacturing activities. Based on our multi-year roadmap developed in conjunction with our environmental consultants, our goals to reduce absolute scope 1, 2 and 3 GHG emissions by 30% by the end of fiscal 2030 have been approved by the Science Based Targets Initiative, validating that the Company’s goals are in line with the latest climate science to reduce global GHG emissions;

•	We are continuing to increase our use of responsibly sourced cotton (“Better Cotton”), with a goal of achieving the use of 75% Better Cotton in the production of our products by the end of fiscal 2025. Our Board places a high degree of importance on sustainability matters as part of the Company’s strategy. Accordingly, in fiscal 2020, we instituted an ESG performance metric (our use of responsibly sourced Better Cotton) in our long-term incentive plan;

•	We obtained commitments in fiscal 2020 from our top 20 denim and woven bottoms vendors to reduce and manage water, chemical and energy use in their operations. We are targeting a 25% reduction in water use by these global vendors by the end of fiscal 2023;

•	During fiscal 2020, we expanded our list of environmental initiatives to include the increased use of sustainable materials in the production, packaging and sale of our products, including Forest Stewardship Council (“FSC”) Mix paper, recycled plastic and polyester content, and sustainable inks, paints and finishes.

2021 PROXY STATEMENT	7

PROXY SUMMARY

Sponsorship of Workers’ Well-Being Programs in Our Global Supply Chain

•	In partnership with non-governmental organizations (“NGOs”) and other not-for-profit organizations with expertise in delivering workplace training in underdeveloped regions around the world, we sponsor programs focused on worker well-being topics, including health, nutrition, positive gender relations and parent-child separation. We estimate that, since 2015, we have positively impacted approximately 70,000 workers with these programs;

•	We have set a goal to positively impact a total of approximately 140,000 factory workers by the end of fiscal 2023, and to expand our sponsorship of worker well-being programs to address gender-based violence and harassment (“GBVH”), promote maternity leave, and aid worker retention and career development.

Commitment to Safe & Fair Factory Working Conditions

•	We seek to work with third-party vendors that are committed to providing safe and fair working conditions in the factories that produce our products;

•	Our long-standing audit program evaluates and monitors factory working conditions against our Vendor Code of Conduct;

•	We work with factory management to formulate and implement corrective action plans to remediate any identified deficiencies.

See “Environmental Initiatives” beginning on page 18, “Social Initiatives” beginning on page 20, and “Environmental & Social Responsibility Goals” beginning on page 23 for additional detailed information concerning our ESG activities and goals. See also the Company’s recently enhanced corporate website at http://corporate.childrensplace.com under the Environmental, Social and Governance section.

8	2021 PROXY STATEMENT

PROXY SUMMARY

HUMAN CAPITAL MANAGEMENT

Our Board and Compensation Committee are Active in the Oversight of Talent and Leadership Development and Succession Planning

•	Our talent and succession planning initiatives are designed to attract, develop, engage, reward and retain top retail and digital leaders who can drive our growth objectives and contribute to building long-term shareholder value. Our Board and Compensation Committee are regularly updated on key talent metrics for our workforce, including diversity and inclusion, pay equity, employee relations, and recruiting and development programs.

•	Our Board and Compensation Committee oversight of leadership development and succession planning is systematic and ongoing, culminating in an annual review of succession and development plans for all senior executive roles. Despite the challenges presented by the COVID-19 pandemic, the Company maintained its strong focus and track record of developing talent from within with 65% of all open corporate roles, 53% of field management roles, and 86% of Vice President and above roles filled with internal talent in fiscal 2020.

We Foster a Workplace that Supports Diversity and Inclusion

We report annually on employment data, including
ethnicity in line with EEOC guidelines

of associates (excluding seasonal hires) identify as non-white

1	At the beginning of fiscal 2020

2021 PROXY STATEMENT	9

PROXY SUMMARY

•	We conduct diversity and inclusion training and awareness programs across the organization and include a focus on diversity in our recruiting initiatives.

•	We have robust mechanisms in place to report workplace conduct concerns and possible policy violation issues.

•	We conduct an annual gender pay equity review and a diversity pay equity review for all corporate employees and field management, including store managers. Our most recent review in fiscal 2020 concluded that we do not have any statistically significant pay inequities based on gender or ethnicity.

Shareholder Engagement—Summary of Shareholder Feedback

•	Shareholders overwhelmingly expressed an understanding of the dramatic effects of the COVID-19 pandemic on our business in fiscal 2020 and a high degree of support and approval of our CEO’s leadership and performance during the pandemic.

•	Shareholders fully supported the need to address our CEO’s fiscal 2020 compensation in a way that aligns with shareholders’ long-term interests, particularly given the need to promote the retention of our CEO to lead the Company during the next critical phase of our Company’s digital transformation and given the recent history of our CEO’s long-term incentive plan (“LTIP”) awards.

•	All shareholders expressed appreciation and strong support for the Company’s ESG activities, goal setting and the enhanced disclosure concerning these activities, as well as the Company’s and our Board’s concerted efforts to address diversity, inclusion and human capital management matters.

10	2021 PROXY STATEMENT

PROXY SUMMARY

Corporate Governance and Executive Compensation Best Practices

The Board has proactively, with regular input from shareholders, enhanced the Company’s governance and executive compensation frameworks to support our business and align with market best practices.

Corporate Governance Best Practices
Robust annual shareholder engagement activities
Separate Chairman and CEO roles, with independent Board Chairman
Declassified Board, with annual elections for all Directors
Majority voting for all Directors
Explicit disclosure regarding Board’s decision-making processes
Sound practices on Director refreshment, succession planning and diversity
Annual mapping of Director skill sets and experience to business strategy
Annual Board, Committee and individual independent Director self-assessments
Limit on Director participation on outside public company boards
Special meeting rights for shareholders (25% ownership threshold)
Proxy access
Updated advance notice provisions to lengthen notice window for the submission of stockholder proposals
No supermajority voting requirements
Robust risk management activities
Focus on environmental, social and governance matters—see “Sustainability Risk” section beginning on page 18

Executive Compensation Best Practices
Value driving performance metrics in the LTIP that measure progress on our strategic growth initiatives and include a sustainability (ESG) metric
Robust stock ownership guidelines and holding requirements for our CEO, other senior executives and independent Directors
No tax gross-ups (excluding those in connection with standard relocation expenses)
All equity subject to “double trigger” vesting upon a change in control
Annual benchmarking of independent Director compensation by an independent compensation consultant
Annual compensation risk assessment by management and an independent compensation consultant
Annual peer group review by an independent compensation consultant
Incentive compensation clawback policy in the case of financial restatements and other matters, applicable to both our annual bonus plan and LTIP
No hedging and pledging activities in Company stock by our Directors, officers (including our NEOs) and employees
Bonus and performance share caps

2021 PROXY STATEMENT	11

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Our Corporate Governance Framework

The Board strongly believes that good corporate governance accompanies and aids our long-term business success.

Investor Stewardship Group Principles.

•	Company Aligned. The Investor Stewardship Group (“ISG”) has established a framework of governance principles forming a baseline of expectations for U.S. corporations. The Company believes its policies and practices are aligned with the ISG principles.

Corporate Governance Policies and Practices

Board and Committee Independence

•	Strict Director Independence Standards. The Board believes that in order to maintain its objective oversight of Company management, the Board must consist of a substantial majority of independent Directors. The Board makes an annual independence determination concerning its Directors using guidelines established to assist the Board in making these determinations. These guidelines are contained in our Corporate Governance Guidelines and in our Related Person Transactions Policy and cover, among other things, employment, family, compensatory and business relationships, and relationships with our independent registered public accounting firm. With the sole exception of Jane Elfers, our President and Chief Executive Officer (“CEO”), all of our Directors are non-management directors who meet the criteria for independence under our guidelines and the listing standards of The NASDAQ Stock Market (“NASDAQ”). In addition, all members of all of our Board Committees are independent Directors, and no Director is related to another Director.

Our Board also makes an annual determination that: (i) all of the members of the Audit Committee are “independent” within the meaning of applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Securities and Exchange Commission (“SEC”) rules and regulations and NASDAQ listing standards, as well as the ISS’ independence guidelines for purposes of overseeing the Company’s information security risk management, and meet the “financial sophistication” requirement of NASDAQ rules; and (ii) all of the members of the Compensation Committee are “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act and “independent” within the meaning of applicable SEC rules and regulations. Finally, our Board has also determined that three members of the Audit Committee, Mr. Bachman, Ms. Boland and Ms. Griffin, qualify as “audit committee financial experts” as defined in Item 407(d)(5) of Regulation S-K of the Exchange Act.

•	Executive Sessions of Independent Directors. Executive sessions of independent Directors are an important governance practice because they enable our independent Directors to discuss matters such as strategy, succession planning, risk, senior executive performance and compensation, future agenda items, and Board priorities and effectiveness, all without management present. Led by the Chairman of the Board, the independent Directors of the Board meet in executive session, without our CEO or other members of Company management present, at every regularly scheduled Board meeting.

Board Composition and Continuous Evaluation

•	Board Skill Set and Experience. An important function of our Nominating & Corporate Governance Committee is to evaluate whether the members of our Board, as a whole, possess a mix of the diverse skills, backgrounds and experience that are necessary to further the Company’s strategy and address the risks we face in the rapidly changing business environment in which we operate.

Our current strategic initiatives consist of a focus on product, digital transformation, and optimization of our store fleet. The skills and experience of our Directors that complement these strategic initiatives include strategy development and oversight, product development, brand management and marketing, digital and mobile experience, and omni-channel and technology implementation. These skills, together with a background in such areas as public company board of director experience, C-suite and other senior leadership experience, finance, risk management,

12	2021 PROXY STATEMENT

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

accounting and auditing, talent and performance management, and executive compensation enable our Board to effectively further the strategic objectives of our Company and monitor and assess the operational, financial and compliance risks faced by our Company. See the Summary of Director Nominee Core Competencies table on page 4 under the heading “Proxy Summary”.

•	Diverse Perspectives. Our Board believes that diversity in gender, thinking, experience, background and approach resulting from its policy of refreshment and succession planning enhances Board leadership, deliberations and decision making, and are critical to the Board’s acting as a creative and problem-solving body. A goal of our refreshment and succession planning activities is also to have our Directors be representative of our customers; the vast majority of our customers are women, and five of our Director nominees, representing 56% of all Director nominees, are women.

•	Balanced Tenure. Our Directors’ tenure ranges from <1 to 13 years, providing the Board with a balance of fresh perspectives and the benefit of experience. The average tenure of our independent Director nominees is approximately six years.

•	Board, Committee and Director Evaluation Process. Annually, the Nominating & Corporate Governance Committee engages in an important process to evaluate the relevance and the breadth of our independent Directors’ skills, backgrounds and experience. The Committee conducts a formal evaluation of how well the Board functions and performs, the membership, leadership, roles and performance of each of the Board’s Committees, and the skill sets and contribution of individual independent Directors. The centerpiece of this process is the analysis of a self-assessment questionnaire completed by each independent Director. The questionnaire is updated as appropriate, and uses criteria that the Board and its outside advisors have determined to be important to the success of both the Board and the Company following a review of our Board’s activities and external best practices.

➢ Board as a Whole and Committees. The questionnaire is designed to elicit a critical evaluation by the independent Directors of the performance of the Board and its Committees, including assessing agendas, informational needs, composition, processes, dynamics and effectiveness. The Nominating & Corporate Governance Committee shares its findings and recommendations with the Board. The Board then considers the results of the evaluation and recommendations and, as necessary, identifies and authorizes steps to be taken to enhance Board and Board Committee performance.

➢ Individual Independent Directors. The questionnaire is also designed to elicit a critical evaluation by the independent Directors of their peers. Independent Directors evaluate their peers on the basis of effectiveness and various attribute criteria. In addition, independent Directors evaluate and grade each of their peers’ contribution to the Board and its Committees, and, periodically, each independent Director rates his or her skill sets against an extensive list of skill sets, experience and attributes important to the Company. The resulting feedback is shared with the individual independent Directors. The Nominating & Corporate Governance Committee utilizes the feedback to inform its succession planning. The Committee also utilizes the skill set inventory to identify any gaps in relevant knowledge and experience not covered by existing independent Directors. This process results in a discussion on how our Board is constituted currently and how our Board could be constituted in the future to align with our strategic objectives.

•	Board and Committee Refreshment and Succession Planning. By annually identifying and mapping individual skill sets, backgrounds and experience, and annually engaging in a Board, Committee and independent Director self-assessment and evaluation process, the Board prioritizes refreshment and succession planning for the Board, as a whole, as well as each of the Board’s Committees.

➢ Our annual skill set mapping in fiscal 2020 led us to identify an opportunity to further enhance our Board’s and Committees’ diversity, skills and experience in key areas important to the Company’s strategic initiatives. As a result, the Board appointed Tracey R. Griffin as an independent Director and member of the Audit Committee on October 5, 2020, and Ms. Griffin is now nominated for election to the Board at the Annual Meeting. Ms. Griffin brings to the Board years of experience as a senior financial executive in the consumer and retail industries, a broad strategic and operational skill set, and racial and gender diversity.

2021 PROXY STATEMENT	13

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Board Engagement

•	Limit the Number of Public Company Boards. Our Corporate Governance Guidelines limit the number of public company boards of directors (including our Company) on which our Directors may serve to four, for our independent Directors, and two (including The Children’s Place), for our CEO.

Board and Committee Oversight

•	Oversight Role of Board. The Board plays a fundamental role in overseeing the Company’s strategy, succession planning and risk management activities. In addition, the Board has charged each of our standing Committees with the responsibility for the oversight of the management of certain risks.

	➢	Strategy. The Board reviews and evaluates the Company’s execution of its strategic initiatives, engages in reviews with senior management, conducts separate independent Director sessions without our CEO or other members of the Company management present during which the Company’s strategy is evaluated and discussed, and receives presentations throughout the year on important aspects of the implementation of these initiatives. These periodic presentations include a review of the progress on initiatives, and reports from specific departments such as finance, business transformation, store operations, supply chain, information technology, real estate, human resources and legal.

	➢	Succession Planning and Emergency Plans. CEO succession planning is a topic reviewed annually by our Board. In addition to conducting a review and evaluation of the skills and competencies needed to be possessed by potential CEO successors, our Board also has established a CEO emergency succession plan to prepare for unanticipated circumstances. The Board has a similar plan in place for the Chairman of the Board. On an annual basis, the Board also engages in an in-depth review of the succession planning for the senior leaders of the Company’s management team.

	➢	Risk Management. Our Board and its three standing Committees regularly review and evaluate management’s activities concerning the identification, ranking, mitigation and monitoring of the major strategic, operational, financial, compliance and reputational risks we face in the course of our domestic and international business operations.

○	Audit Committee. Our Audit Committee, which is composed solely of independent Directors, has the oversight responsibility for financial risk, sustainability risk and enterprise risk. In connection with the oversight of financial risk, the Audit Committee meets regularly, together and separately, with senior finance management, the head of internal control and the Company’s independent auditors. With respect to sustainability risk and enterprise risk oversight, the Audit Committee receives reports on a regular basis concerning the activities of the Company’s Strategic Risk Committee (“SRC”), which is composed of members of the Company’s senior leadership team. The Audit Committee dedicates at least two meetings each year to an in-depth discussion of sustainability risk and enterprise risk topics with the SRC’s members, including matters related to information and data security. The SRC is composed of senior leaders from various business units where a particular risk resides, including our global sourcing, logistics, store operations, finance, human resources, internal audit, information technology and legal departments. The SRC meets regularly throughout the year to discuss the identification and mitigation of such risks, and is advised by third-party experts where appropriate (e.g., technical and legal experts on cybersecurity and business continuity matters).

○	Compensation Committee. Our Compensation Committee receives reports from its independent compensation consultants and management concerning their assessment of risk, if any, arising from the Company’s compensation policies and practices.

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○	Nominating & Corporate Governance Committee. Our Nominating & Corporate Governance Committee has the oversight responsibility for governance risk. This Committee regularly reviews the composition, skill sets and experience of our Board and individual Directors to assess the Board’s diversity of background and thinking and the skill sets necessary to oversee the Company’s strategic growth initiatives. This Committee also regularly reviews the Company’s governance policies and guidelines, including with the periodic input of appropriate outside advisors, in order to continue to ensure that our policies and guidelines reflect industry best practices.

○	Board of Directors. Our Board receives regular reports from the Chairs of the Audit, Compensation and Nominating & Corporate Governance Committees. The Board meets periodically with members of the Company’s SRC to discuss risk identification and mitigation activities. The Board also meets periodically with the Company’s third-party experts to obtain their perspective on various matters. Finally, our Directors apply the breadth and depth of their own experience in domestic and international business operations, finance and accounting, and other fields in this risk oversight function.

○	For more information concerning our Board Committees’ oversight of risk, see “Board of Directors and Board Committees” beginning on page 17 below.

Ensuring Board Accountability

•	Shareholder Oversight. The Company’s governance practices provide for Board accountability to the Company’s shareholders through: (i) majority voting for Directors in uncontested elections; (ii) declassification of the Board by providing for the annual election of all Directors; (iii) the ability for 25% of our shareholders to call special meetings; and (iv) the elimination of super-majority voting requirements to amend our Charter and Bylaw provisions.

•	Proxy Access. Our Bylaws provide proxy access rights to our shareholders pursuant to which the Company will include the names of up to two Director nominees (or, if greater, that number equal to 20% of the Board) in our proxy materials proposed by a shareholder or a group of up to 20 shareholders who have continuously owned 3% or more of our Common Stock for three years or more.

Ensuring Management Accountability

•	Performance-Based Compensation. The Company has linked a substantial portion of the pay of its executives directly to the Company’s performance. As described in greater detail under the heading “Compensation Discussion & Analysis” beginning on page 36, the Compensation Committee adheres to this pay-for-performance philosophy, and performance-based short-term and long-term incentives (cash and equity) comprise a significant component of our executives’ overall compensation.

•	Effective Performance Metrics. An important governance function is to measure progress in achieving strategic growth initiatives in an objective and quantitative manner, and to hold management accountable and reward success. Our Compensation Committee gives effect to this function through the adoption of performance metrics for the Company’s annual bonus plan and long-term incentive plan, which directly measure progress in advancing our strategic growth initiatives and achieving our sustainability goals, hold senior management accountable for financial and operational results over which they have more direct influence, and are key value creation drivers in the specialty retail industry.

Board Leadership Structure

•	Separate Chairman and CEO. The Board selects the Company’s CEO and Chairman of the Board in the manner that it determines to be in the best interests of the Company’s shareholders. The Board has determined that having an independent Director serve as Chairman of the Board is in the best interests of the Company’s shareholders at this time. Our Board believes that this structure ensures a greater role for the independent Directors in the oversight of the Company and active participation of the independent Directors in setting Board and Committee agendas and establishing priorities and procedures. Further, this structure permits the CEO to focus on the Company’s strategic matters and the management of the Company’s day-to-day operations.

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•	Committee Chairs. Our Board’s leadership structure also includes independent, experienced and involved Board Committee chairs.

Established Policies Guide Governance and Business Integrity

•	Charters for Board Committees. Each of the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee has a Charter developed and maintained under the leadership of its Committee Chair. The Committee Charters describe the purpose, responsibilities, structure and operations of each Committee. The Audit Committee Charter and the Compensation Committee Charter reflect the authority and responsibilities of each Committee under the applicable rules and regulations of the SEC and NASDAQ.

•	Corporate Governance Guidelines. The Company’s Corporate Governance Guidelines reflect the Board’s views and Company policy regarding significant corporate governance issues. As part of its ongoing review of best practices in corporate governance, the Board reviews these guidelines annually and updates these guidelines as appropriate.

•	Code of Business Conduct. The Company’s Code of Business Conduct is designed to promote the highest ethical standards in all of the Company’s business dealings. The Code of Business Conduct applies to the Directors, officers (including its principal executive officer, principal financial officer and principal accounting officer) and employees.

•	Anti-Corruption Policy. The Company’s Anti-Corruption Policy requires compliance with all laws, domestic and foreign, prohibiting improper payments or inducements to any person, including government officials. The Anti-Corruption Policy provides guidance on the types of improper payments that the Company prohibits and how to recognize and deal with corruption, bribery, and other unethical conduct.

•	Insider Trading Policy; Prohibition on Hedging/Pledging of Common Stock. The Company’s Insider Trading Policy is designed to assist the Directors, officers (including our NEOs) and employees to comply with insider trading laws and prevent even the appearance of improper insider trading. Our Insider Trading Policy prohibits trading in derivatives of our Common Stock, including puts, calls and other financial derivatives, and also prohibits hedging and pledging of our Common Stock by any of our Directors, officers (including our NEOs) and employees in order to ensure that the interests of Directors, officers (including our NEOs) and employees align with those of our shareholders. For more information, see “Prohibition on Hedging/Pledging of Common Stock” on page 56.

•	Clawback Policy. The Company’s Clawback Policy allows the Company to recover performance-based cash bonuses and stock awards granted under our LTIP from certain members of Company management, including our executive officers, in the event of certain occurrences, including the restatement of financial statements.

Shareholders may view these documents on the Company’s corporate website http://corporate.childrensplace.com in the “Corporate Overview” section under the “Investor Relations” tab and in the section entitled “Corporate Info — Governance Documents”.

Director Access to Management

•	Management Participation at Board Meetings. Topics are presented to the Board by members of Company management in an environment that encourages dialogue to develop between Directors and Company management. The Board’s direct access to management continues outside the boardroom during on-going discussions with our executives.

Shareholder Access to the Board of Directors

•	Communications to the Board of Directors. Shareholders may communicate directly with the Company’s independent Directors concerning proper and relevant topics by sending an e-mail to childrensplaceboard@childrensplace.com or by writing to Board of Directors, c/o Corporate Secretary, The Children’s Place, Inc., 500 Plaza Drive, Secaucus, New Jersey 07094.

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Consideration of Board Nominees

•	Nomination by Shareholders. The Nominating & Corporate Governance Committee acts on behalf of the Board to recruit, consider the qualifications of and recommend to the Board, nominees for election as Directors by our shareholders and candidates to be appointed by the Board to fill vacancies on the Board. Our Corporate Governance Guidelines provide that the Nominating & Corporate Governance Committee will consider candidates recommended by shareholders and that there will be no differences in the manner in which it evaluates nominees recommended by shareholders, and nominees recommended by the Nominating & Corporate Governance Committee and/or Company management.

Board of Directors and Board Committees

Board of Directors. The Board oversees the business, assets, affairs and performance of the Company. At the end of fiscal 2020, the Board had ten Directors, with nine independent Directors and one employee Director, our CEO. Nine board members have been nominated for re-election at the Annual Meeting. Robert L. Mettler will continue to serve as a Director through the date of the Annual Meeting and is not standing for re-election to the Board.

Committees of the Board of Directors. The Board has three standing Committees: the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee. The members of the Board’s Committees at the end of fiscal 2020 were as follows:

Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
John E. Bachman (Chair)	Joseph Gromek (Chair)	Joseph Alutto (Chair)
Marla Beck	Norman Matthews	John E. Bachman
Elizabeth J. Boland	Robert L. Mettler (1)	Marla Beck
Tracey R. Griffin	Debby Reiner	Norman Matthews

(1)	Mr. Mettler is not standing for re-election to the Board at the Annual Meeting.

Audit Committee

The Audit Committee has the oversight responsibility for the Company’s financial, sustainability and enterprise risk management activities:

•	Financial Risk, including:
	➢	Financial reporting
	➢	Internal controls and internal audit function
	➢	Independent audits of the Company’s financial statements

•	Sustainability Risk, including:
	➢	Environmental
	➢	Social, including responsible sourcing in the Company’s global supply chain

•	Enterprise Risk, including:
	➢	Operational matters
	➢	Business continuity and disaster recovery
	➢	Cybersecurity
	➢	Legal compliance

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Financial Risk

Reporting, Controls and Internal Audit. The Audit Committee monitors the preparation and integrity of our financial statements, our overall financial disclosure practices, the soundness of our system of internal financial controls, our compliance with good accounting practices and the adoption of new accounting standards. The Audit Committee also has oversight responsibility for the performance of our internal audit function and, in this capacity, the Audit Committee approves the annual internal audit plan. The Audit Committee regularly meets in executive sessions with the Company’s independent registered public accounting firm outside the presence of management, and also meets separately in executive sessions with members of senior management and with the head of our internal audit department.

Independent Auditors. The Audit Committee is responsible for the appointment of our independent registered public accounting firm, the oversight of the scope of its audit work and the determination of its compensation. In discharging this responsibility, the Audit Committee reviews our current firm’s qualifications, performance, control procedures and independence, all in accordance with regulatory requirements and guidelines, and periodically considers whether a change in the independent registered public accounting firm is recommended. As part of this evaluation, the Audit Committee considers a number of factors, including the current firm’s capabilities and expertise, industry knowledge and experience, the quality and performance of the lead engagement partner, other professionals and specialists on the audit team, audit methodology, including use of technology, and continuity for the Company. Based on this evaluation, the members of the Audit Committee believe that the selection of EY, our independent registered public accounting firm since the spring of 2018, to continue to serve as our independent registered public accounting firm for our fiscal 2021, is in the best interests of the Company and our shareholders.

Sustainability Risk

Sustainability Accounting Standards Board. The Sustainability Accounting Standards Board (“SASB”) assists businesses in identifying, managing and reporting on sustainability topics of importance to investors. The Company utilizes SASB’s Materiality Map to identify risk factors that are deemed by SASB to be material to the Company’s industry (Apparel, Accessories & Footwear). These risk factors are:

•	Management of chemicals in products

•	Environmental impacts within the supply chain

•	Labor conditions in the supply chain

•	Raw material sourcing

SASB’s materiality assessment assisted the Company by informing the design and implementation of initiatives that address:

•	Environmental impacts of (i) energy use, domestically and in the Company’s global supply chain, (ii) manufacturing-related water and chemical use, (iii) raw material production, and (iv) use of sustainable materials.

•	Social matters concerning safe and fair working conditions and worker well-being in the Company’s global supply chain.

The Company is currently assessing SASB reporting requirements and intends to begin reporting under the SASB framework in fiscal 2021.

Environmental Initiatives

In designing and implementing the Company’s environmental initiatives, we identify areas where we believe we can make a difference and establish goals in an effort to positively impact the communities and environments affected by our business. To have the greatest impact, we collaborate with experts, NGOs, other non-profit organizations, industry peers, vendors and factories to identify and implement initiatives. The Company is committed to a long-term approach across

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its global operations to act responsibly and efficiently. Below is information concerning the Company’s key environmental areas of focus, as well as a review of progress on our existing sustainability goals and new sustainability goals established in fiscal 2020. The Company will periodically publish its progress toward these goals. The Audit Committee has oversight responsibility for the Company’s environmental initiatives and regularly receives reports from executives overseeing these initiatives. In turn, the Chair of the Audit Committee updates the full Board.

Environmental Policy. In 2020, the Company published its first enterprise-level Environmental Policy, and expanded its sustainability activities to include environmental initiatives in its domestic operations, as well as in its global supply chain. The policy addresses:

•	Climate change through the reduction of greenhouse gas (“GHG”) emissions;

•	Increased use of responsibly sourced raw materials in the production of products and product components (responsibly sourced fibers, inks, paints and finishes);

•	Increased use of more sustainable materials in packaging and labeling (recycled paper and plastic sources);

•	The reduction of water usage and the management of chemical usage in the global supply chain, including as set forth in its Vendor Environmental Policy; and

•	Waste diversion.

Greenhouse Gas Emissions. During fiscal 2020, the Company engaged an environmental consultant to map energy consumption in both its domestic operations (retail stores, distribution centers and corporate offices) and in the production of its products by its global third-party factories. This mapping exercise established a baseline against which the Company will measure the reduction in greenhouse gas emissions in its domestic operations and in its global supply chain. The Company’s goal is to reduce absolute scope 1 and 2 market-based GHG emissions by 30% across its global operations by the end of fiscal 2030, based on a 2018 baseline. In addition, the Company’s goal is to reduce absolute scope 3 GHG emissions from purchased goods and product transport by 30% by the end of fiscal 2030, based on a 2018 baseline. The Company has built a multi-year roadmap based on these goals and has received approval of its goals from the Science Based Targets Initiative, validating that the Company’s goals are in line with the latest climate science to reduce global GHG emissions to a target level recommended by the scientific community in order to reach the “well-below 2 degree Celsius” global warming limit.

Use of Responsibly Sourced Raw Materials and Sustainable Materials. The Company is a member of The Better Cotton Initiative (“BCI”) and has established a goal to increase its use of responsibly sourced cotton. BCI is the largest cotton sustainability program in the world, working with organizations ranging from farmers to retail and textile brands. BCI develops and oversees an agricultural standard system designed to help farmers reduce the negative impact of conventional cotton farming through the use of less water and fewer chemical pesticides and fertilizers, while at the same time improving yields, profitability and workers’ lives. The Company achieved a 6% use of Better Cotton in its first year of membership in fiscal 2019 and a 46% use of Better Cotton in fiscal 2020, meeting early the Company’s goal originally set for fiscal year-end 2022. Accordingly, in fiscal 2020, the Company set a new goal concerning the use of responsibly sourced cotton, and targets the use of 75% of responsibly sourced cotton used in its apparel by the end of fiscal 2025.

During fiscal 2020, the Company expanded its list of environmental initiatives to include the increased use of more sustainable materials in the manufacture, packaging and sale of its products, including by:

•	Increasing the use of Forest Stewardship Council (“FSC”) Mix paper (a combination of materials from FSC-certified forests, recycled materials and/or FSC controlled wood) for price tickets, hangtags and other paper materials;

•	Increasing the use of recycled plastic content in store shopping bags and e-commerce polybag mailers;

•	Increasing the use of recycled polyester content in yarn and pocket bags for denim and woven bottoms; and

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•	Increasing the use of more sustainable inks, paints and finishes, including for the zippers and other hardware components used in its products.

Water and Chemical Use. In fiscal 2020, the Company sought and received commitments from global vendors operating its top 20 denim and woven bottoms factories to reduce/manage their use of water, chemicals and energy in their operations. Based on these commitments, the Company has set a goal to reduce water use by these vendors and factories by 25% by the end of fiscal 2023, based on a 2018 baseline. Also based on these commitments, the Company’s goal is that, by the end of fiscal 2023, these key vendors and factories meet the Sustainable Apparel Coalition’s standardized Higg FEM Level 1 sustainability rating for management of chemicals in their operations. These vendors’ commitments regarding energy usage will contribute toward the GHG emissions reduction goals described above.

Waste Sent to Landfill. Also in fiscal 2020, the Company identified waste diversion as another area of focus in its ESG-related activities. Diverting unnecessary waste from landfill protects the environment and saves operational costs. As a next step, the Company has engaged an environmental consultant that specializes in materials and waste management to analyze the Company’s waste streams and identify opportunities for improvement. The Company will assess its opportunities in this area in fiscal 2021.

Below are Company partners that provide programs which are designed to reduce the environmental impacts from third-party manufacturing activities in the Company’s supply chain:

•	The Sustainable Apparel Coalition—The Sustainable Apparel Coalition (“SAC”) is a group of more than 250 members working to reduce the environmental and social impacts of the production and use of apparel products. Through multi-stakeholder engagement, the SAC seeks to build upon a standardized approach for measuring and evaluating apparel, footwear, and textile product sustainability performance by identifying opportunities for action and technological innovation.

•	The AFIRM Group—The AFIRM Group works to build safer and more sustainable chemistry within the apparel and footwear supply chains. With members that include some of the largest brands and retailers in the world, AFIRM provides resources to enable continuous advancement of chemical management best practices.

Social Initiatives

The Company’s commitment to positive social practices includes our responsible sourcing activities in our global supply chain where we partner with our global third-party vendors and factories, NGOs and others in supporting workers’ health, safety and well-being. The Audit Committee has oversight responsibility for the Company’s social initiatives and regularly receives reports from executives overseeing these initiatives. In turn, the Chair of the Audit Committee updates the full Board.

Safe and Fair Working Conditions. The Company seeks to work with third-party vendors and factories that are committed to providing fair and safe working conditions, and that demonstrate strong business ethics and transparency in their manufacturing practices.

Compliance. Responsible sourcing starts with the Company’s commitment to monitor compliance by its third-party vendors and their manufacturing facilities with the Company’s Vendor Code of Conduct, local laws and ethical business practices. The Company’s Vendor Code of Conduct details 13 areas of focus, including wages and benefits, working hours, workplace health and safety, prohibition of child/forced labor and human trafficking, freedom from discrimination and harassment, and freedom of association. While the Company does not own or operate these manufacturing facilities, the Company seeks to work with vendors that are aligned with our commitment to fair and safe work conditions for the people who make the Company’s products. These compliance activities include:

•	Audit programs to evaluate and monitor factory working conditions against our Vendor Code of Conduct;

•	Collaboration with factory management to develop and implement corrective action plans to remediate identified deficiencies; and

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•	Partnering with industry organizations, NGOs and international donors to help build strong factory management systems.

Forced Labor. The Company recognizes the importance of eliminating forced labor within the supply chain and its increasing significance in light of recent reports of human rights abuses involving the treatment of the Uyghurs and other ethnic minorities in Xinjiang Province, China. The Company’s Vendor Code of Conduct prohibits the use of forced labor (including prison and child labor), and the Company will not knowingly conduct business with vendors or factories that use forced labor or engage in slavery or human trafficking. The Company does not source any goods produced in Xinjiang Province, and prohibits the sourcing of any textiles, cotton, fibers, yarn and other raw materials from the region. The Company expects all of its vendors and suppliers to conduct sufficient due diligence in their supply chains to ensure compliance with its Vendor Code of Conduct, and the Company continues to expand its own due diligence activities and vendor engagement and training on this important issue. See the Company’s Statement on Xinjiang on the Company’s website at https://corporate.childrensplace.com under the Social tab in the ESG section.

Below are the Company’s partners that provide programs which are designed to improve vendor and factory compliance in the apparel and footwear industry:

•	ILO’s BetterWork program—Partnering with over 100 companies and the International Finance Corporation, a member of the World Bank, this program works with global brands, factory owners, governments, unions and workers to improve working conditions in the garment industry through assessments, training, advocacy and research. BetterWork’s gender strategy aims to empower women workers, address sexual harassment and close the gender pay gap in the global garment industry. The BetterWork program is sponsored by the Company in over 60 factories in seven countries in Asia, Africa and Central America.

•	The Social & Labor Convergence Project—The Social & Labor Convergence Project is a multi-stakeholder initiative among manufacturers, retailers, industry groups and civil society organizations working to develop a simple, unified and effective assessment framework for monitoring factories. Their shared goal is to increase the effectiveness of factory audits, reduce audit fatigue and better utilize collective resources in the apparel industry’s supply chain.

•	Nirapon—Nirapon oversees ongoing safety, training and helpline efforts for factories in Bangladesh. Nirapon replaced The Alliance for Bangladesh Worker Safety, which concluded in December 2018, and was a multi-stakeholder, five-year commitment of 29 North American retailers and brands to improve safety and empower workers in Bangladeshi apparel factories. The Company was a founding member of the Alliance and supports the extension of its impact through the continuing efforts of Nirapon.

Worker Well-Being Programs. The Company supports and sponsors a number of initiatives designed to improve the daily lives of the factory workers who make its products. These initiatives move our responsible sourcing activities beyond an approach based solely on compliance to a more holistic approach through the sponsorship of programs that focus on workers’ (and their families’) well-being. These programs also support the Company’s business goals by working to reduce absenteeism and improve factory productivity. The Company executes these programs through partnerships with NGOs and other not-for-profit, third-party organizations with expertise in delivering workplace programs and training in underdeveloped regions around the world.

Since 2015, the Company estimates that it has positively impacted approximately 70,000 factory workers around the world via workplace programs focused on health, nutrition, positive gender relations and parent-child separation. The substantial majority of these workers are females residing in underdeveloped and emerging economies in Asia and Africa. Many do not otherwise have access to the well-being programs like those sponsored by the Company and its third-party vendors.

The Company is committed to enhancing these efforts and playing an even bigger role in delivering positive programs to workers in the coming years. By the end of fiscal 2023, the Company has a goal to sponsor the implementation of ongoing and recurring third-party administered worker well-being programs with its top 25 global vendors (that represent approximately 90% of its purchasing spend), thereby positively impacting a total of

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approximately 140,000 workers since the inception of our sponsorship of worker well-being programs in 2015. As part of this goal, the Company intends to further expand into areas of need by sponsoring third-party programs designed to address gender-based violence and harassment (“GBVH”), support worker gender equity through job growth opportunities within the workplace and industry, and promote opportunities that drive community well-being projects. The Company believes that these programs will continue to create and sustain a healthy and resilient workforce within the Company’s global supply chain.

Below are the Company’s partners that provide programs which are designed to deliver well-being support to workers in their daily lives:

•	BSR’s HERproject—This program is designed to positively impact the well-being of women through workplace-based education and training provided by local non-governmental organizations to promote health, gender equality, financial inclusion and other life-needs. The Company sponsors this program in its key sourcing regions, including in Ethiopia, where the program in the Hawassa Industrial Park will reach over 7,000 women garment workers.

•	CARE’s Healthy Food Healthy Workplace Program—This program aims to improve garment workers’ awareness of the health benefits of nutritious foods and good hygiene. The Company has invested in this program in Cambodia to support healthy eating choices in order to improve health and combat instances of workplace fainting, which is a phenomenon experienced in the garment industry in Cambodia.

•	The Centre for Child Rights and Business—In partnership with global brands like the Company, The Centre for Child Rights and Business (formerly CCR CSR) provides education and training designed to improve the lives of children and parent factory workers. The Company has invested in the Distance Without Separation program in China to provide migrant parents separated from their homes and children with tools to better connect with their children, and ultimately, strengthen parent-child bonds when families are separated due to work commitments. This leads to parent workers feeling more secure about the well-being of their children, enabling them to be more engaged and productive in the workplace.

•	The Solidarity Center—In partnership with The Solidary Center, other U.S. brands, local women’s rights groups and trade associations, and international NGOs, the Company and the other U.S. brands sponsor a pilot program administered by independent experts at apparel factories located in Lesotho, Africa to provide GBVH training, monitoring and an anonymous hotline.

Support Children and Families In Need. The Company’s commitment to having a positive social influence also extends to its charitable mission: supporting children and families in need. As part of the Company’s philanthropic strategy, the Company (and its associates) donate money, clothing and time to local and national organizations in support of this mission.

•	Clothing Donations—In support of its philanthropic mission and over the span of the last three years, the Company has donated new children’s clothing with a retail value of over $60 million to its corporate charitable partners. In fiscal 2020, the COVID-19 pandemic created extreme disruption in the retail industry, and the Company turned a difficult situation into a positive social impact. Through two special donations, the Company donated approximately 4.5 million units of new spring and holiday clothing with a retail value of over $55 million to the non-profit organization Delivering Good. Delivering Good works with retailers, manufacturers and other partners to distribute aid to families impacted by natural disasters, poverty and COVID-19 around the world.

•	Corporate Giving—The Company provides financial support, including matching associate donations as part of its Matching Gift Program, to a number of local and national non-profit organizations, including Children’s Aid and Family Services, Table to Table, YCS (Youth Consultation Services), the IronMatt Foundation, and the NAACP.

•	Associate Giving—The Company’s associates volunteer their time throughout the year with the Company’s corporate charitable partners, including packaging and bundling clothing donations for Good+ Foundation, interacting with YCS kids at summer camp, packaging associate-donated backpacks and school supplies for local charitable partners, and purchasing holiday gifts for children living at YCS group homes. In addition, the Company’s associates make monetary donations to eligible non-profit organization of their choice, which the Company matches in accordance with its policy.

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Environmental & Social Responsibility Goals

Set forth below is a summary of the Company’s environmental and social responsibility goals:

Existing Goals—Status Updates

Worker Well-Being Programs

Goal: By the end of fiscal 2023, the Company has set a goal to sponsor the implementation of ongoing and recurring third-party worker well-being programs with our top 25 global vendors (that represent approximately 90% of our purchasing spend), thereby positively impacting an additional approximately 70,000 workers since the inception of the Company’s sponsorship of these worker well-being programs in 2015.

Progress: The Company is currently on track to meet this timeline.

Responsibly Sourced Cotton

Goal: By the end of fiscal 2022, the Company has set a goal to increase its use of responsibly sourced cotton by achieving 30% “Better Cotton”, as designated by the Better Cotton Initiative.

Progress: The Company has exceeded its goal set for fiscal 2020 and has also exceeded its 30% goal planned for fiscal 2022.

Vendor Commitments to Reduce/Manage the Use of Water, Chemicals and Energy

Goal: The Company set a goal that by the end of fiscal 2020, it would obtain commitments from vendors managing its top 20 denim and woven bottoms factories to reduce/manage the use of water, chemicals and energy in their operations.

Progress: At fiscal year-end 2020, the Company succeeded in securing the foregoing commitments from its ongoing vendors operating 19 of its top 20 denim and woven bottoms factories.

New and Expanded Goals

Reduction in Greenhouse Gas Emissions to Address Climate Change

Goal: By the end of fiscal 2030, the Company has set a goal to reduce absolute scope 1 and scope 2 market-based GHG emissions across its global operations by 30% from a 2018 base year.

Goal: Acknowledging the contributions of our supply chain to our total GHG emissions, we also have set a goal to reduce absolute scope 3 GHG emissions from purchased goods and product transport by 30% by the end of fiscal 2030, from a 2018 base year.

Expansion of Use of Responsibly Sourced Cotton	Goal: By the end of fiscal 2025, the Company has set a goal to achieve 75% responsibly sourced cotton for the cotton fibers used in its apparel.

Water Use Reduction and Chemical Management

Goal: By the end of fiscal 2023, the Company has set a goal that the vendors managing its top 20 denim and woven bottoms factories reduce water usage by 25% in their manufacturing and washing operations.

Goal: The Company has also set a goal that, by the end of fiscal 2023, these same vendors and factories meet the Sustainable Apparel Coalition’s standardized Higg FEM Level 1 sustainability rating in management systems for chemicals.

For additional information concerning the Company’s sustainability activities, please go to the Company’s corporate website at http://corporate.childrensplace.com under the Environment, Social and Governance (“ESG”) section.

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Enterprise Risk

Business Continuity Management. The Audit Committee oversees the Company’s business continuity management program, consisting of both crisis management and disaster recovery activities. The Company’s crisis management efforts include identification of the roles, responsibilities, actions and events to occur during the first 24-hour period following the occurrence of a crisis; our disaster recovery efforts cover the activities to occur following that initial 24-hour period to ensure our technology, systems, people, company locations and business operations are active or are successfully reactivated as necessary. Business continuity management strategies and capabilities are tested and monitored through periodic meetings of a cross-functional team of Company management. In addition, members of senior management participate in periodic crisis management exercises with third-party experts on crisis management best practices to apply their learnings to the Company’s business continuity management program. Members of senior management are continually engaged to ensure appropriate oversight of business continuity risk management, including the following: (i) periodic review of status reports by the Company’s Strategic Risk Committee (“SRC”); (ii) periodic updates to our business continuity management strategy and practices, which are reviewed and approved by the SRC and our CEO; and (iii) periodic review of business continuity management status and practices by the Audit Committee.

COVID-19 Pandemic. The onset of the COVID-19 pandemic has tested our business continuity program of crisis management and disaster recovery. While nothing could have adequately prepared our Company for a global pandemic that resulted in an extraordinary global disruption of business, the strength of our business continuity preparedness and the experience of our CEO and other senior leaders allowed us to successfully manage through the unprecedented uncertainty and disruption caused by the pandemic.

Working remotely, our senior leadership made effective and timely decisions to address the health, safety and welfare of our employees and customers, and to preserve the Company’s financial flexibility and operational viability. The Board was kept apprised of decisions and issues throughout, with 12 Board meetings conducted in 2020. Virtual meetings were effectively held using the Zoom technology platform.

The periodic crisis management exercises conducted by the Company over the past several years improved the strength of our business continuity plans and ability of our senior leaders to respond effectively in the crisis. While the business continuity plans established by departments worked effectively, the pandemic required us to develop new response plans that had not previously existed to address the unique nature of the pandemic. These plans were developed and implemented in a timely manner. Our governance structure has worked effectively to build our experience into our departmental business continuity plans to strengthen our ability to respond to a future crisis.

Anti-Corruption. We conduct business in numerous countries around the world, including in less developed countries where corruption is more prevalent. Our CEO and the SRC have oversight of our anti-corruption program. The Audit Committee reviews and receives reports on compliance with the Company’s anti-corruption policies and on training activities in these countries. These activities include regular, periodic in-country training by Company personnel and third-party experts for Company employees and agents, as well as third-party vendor and factory personnel. The Company also uses online training materials to reach members of management and its associates around the world.

Cybersecurity—Data Protection and Privacy. The Company considers cybersecurity an important issue affecting the enterprise both in terms of reputational risk and economic risk. The Company has implemented controls consistent with the requirements of the International Organization for Standardization (“ISO”) and has assessed our cybersecurity maturity levels against the National Institute of Standards and Technology (“NIST”) framework to set appropriate standards, guidelines and best practices to manage cybersecurity-related risk. As part of the Company’s insurance and risk management programs, it maintains separate cybersecurity insurance coverage. The Company benchmarks the scope and the amount of this insurance coverage in an effort to ensure that it is appropriate for companies of its size in the retail industry. The Audit Committee is responsible for the oversight of the Company’s cybersecurity risk identification and mitigation activities, and it provides reports regularly to the Board.

The Company’s cybersecurity program is a continuous process where we strive to:

•	Identify Threats—both internal and external;

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•	Identify Vulnerabilities— in order to understand existing limitations, as well as to identify opportunities involving methodologies and technology;

•	Assess Risk Exposure—determine the likelihood that vulnerabilities may be exploited and the impact, financial and reputational, of being exploited;

•	Implement Detection and Protection Measures—through appropriate policies, procedures and use of technology to reduce the likelihood and impact of a breach, including by leveraging third-party cybersecurity experts to conduct vulnerability scanning, penetration testing and workforce control assessments, and to enhance our cybersecurity training curriculum; and

•	Implement Incident Response Plans—which the Company has documented, leveraging third-party cybersecurity experts, and includes periodic training.

In an effort to ensure that the Company’s employees are familiar with the Company’s data security and protection policies and enable them to proficiently handle the threat of cyber attacks, all employees are required to participate in a cybersecurity awareness training program annually. Among other things, the training program is designed to teach proper information safety precautions and highlight the indicators of a possible phishing attack. Particularly, employees who have administrative authority or access to sensitive information are required to attend additional training courses during the year. The Company also circulates cyber awareness articles on a quarterly basis and holds a “Cyber Awareness Month” once a year to promote the importance of cybersecurity.

With respect to the identification and mitigation of information security risks, the Company’s SRC meets regularly throughout the year to discuss such risks and is advised by third-party experts where appropriate (e.g., technical and legal experts on cybersecurity and business continuity matters). The Company’s information security team receives daily alerts from the Cybersecurity & Infrastructure Security Agency, part of the U.S. Department of Homeland Security, in an effort to proactively manage the remediation of any new items that may arise. Given that remote working arrangements have increased significantly during the COVID-19 pandemic, the Company monitors internal network activity on a daily and weekly basis to determine if any account is compromised. The Company also conducts an annual risk assessment across all levels of the Company, which includes a cybersecurity review for all internal systems and projects. The Company has implemented ISO 27001 controls and follows the standards of both the ISO and NIST security frameworks. These information security controls are then assessed periodically by Deloitte on an independent basis.

The Audit Committee receives reports concerning the activities of the SRC and dedicates at least two meetings each year to an in-depth discussion of enterprise risk topics with the SRC’s members, including topics related to cybersecurity. Subsequently, the Board receives updates from the Audit Committee regarding the Company’s risk identification and mitigation activities, including matters related to cybersecurity, and if necessary, the Audit Committee may recommend that the SRC provide reports on important activities directly to the Board. Five members of the Board — Ms. Elfers and Mses. Beck, Boland and Griffin (members of our Audit Committee), who all hold key senior financial and/or operational executive positions at their respective companies, and Mr. Bachman, who is the Chair of our Audit Committee (and chairs the audit committees of other public boards on which he serves) — are all experienced in information security matters.

In the event of a suspected data security incident, the Company has in place a cybersecurity incident response team, comprised of members of the Company’s information security, internal audit and legal teams, and whose function is to respond to any such incident, define and seek to control the extent of the incident, assess and remediate any damage caused, and implement measures designed to prevent future reoccurrences. Reports of material incidents and all mitigation efforts would be provided to the Company’s SRC, and as necessary, to the Audit Committee and the Board.

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Fiscal 2020 Audit Committee Report

As stated in the Audit Committee Charter, a copy of which is available on the Company’s corporate website, http://corporate.childrensplace.com in the “Corporate Overview” section under the “Investor Relations” tab and in the section entitled “Corporate Info - Governance Documents,” the Audit Committee’s responsibility is one of oversight. It is the responsibility of Company management to establish and maintain a system of internal controls over financial reporting, to prepare consolidated financial statements of the Company and its subsidiaries in accordance with generally accepted accounting principles (“GAAP”), and to prepare other financial reports and disclosures. Our independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and to issue a report thereon. The Audit Committee does not provide any expert or other special assurance as to the Company’s financial statements or any expert or professional certification as to the work of our independent registered public accounting firm. In addition to overseeing the preparation and integrity of our financial statements and our overall financial disclosure practices, the Audit Committee oversees the Company’s sustainability activities and enterprise risk management activities.

At Audit Committee meetings in 2020, the Audit Committee met with the Company’s internal and independent auditors, with and without management present, to discuss the overall scope of their respective annual audit plans, the results of their respective audits, the effectiveness of the Company’s internal controls over financial reporting, including management’s and EY’s reports thereon, the bases for the conclusions expressed in those reports, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee reviewed and discussed with management the Company’s audited consolidated financial statements for fiscal 2020, and met and held discussions with management, the Company’s independent registered public accounting firm and the head of the Company’s internal audit function (both with and without management present) regarding the fair and complete presentation of the Company’s financial results and discussed the significant accounting policies applied in the Company’s financial statements as well as alternative treatments. The Audit Committee also reviewed and discussed with management, the head of the Company’s internal audit function and the Company’s independent registered public accounting firm the reports required by Section 404 of the Sarbanes Oxley Act of 2002, namely, management’s annual assessment of the Company’s internal controls over financial reporting and the Company’s independent registered public accounting firm’s attestation report thereon. The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board, or “PCAOB”. In addition, the Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm such firm’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for fiscal 2020 be included in our Annual Report on Form 10-K for such fiscal year for filing with the SEC.

The foregoing Audit Committee report has been submitted by the following members of the Audit Committee: John E. Bachman (Chair), Marla Beck, Elizabeth J. Boland and Tracey R. Griffin.

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Compensation Committee

The Compensation Committee has been charged with the responsibilities relating to compensation of our executive officers. The Compensation Committee reviews and recommends to the Board our CEO’s compensation, and with input from senior management, reviews and approves the compensation of our other executive officers. The Compensation Committee establishes our management compensation policies, reviews the terms of the Company’s incentive compensation plans and programs, and oversees the implementation and operation of these plans and programs. In addition, the Compensation Committee makes recommendations to the Board regarding the compensation of independent Directors.

The Compensation Committee is also responsible for reviewing and assessing potential risk arising from the Company’s compensation policies and practices. Each year, in conjunction with its independent compensation consultant and management, the Compensation Committee conducts a risk assessment of the Company’s compensation policies and practices to ascertain any potential material risks that may be created by the policies and practices. The Compensation Committee considered the findings of the assessment and concluded that the Company’s compensation programs and practices are aligned with the interests of our shareholders, appropriately reward pay for performance, and do not promote excessive or imprudent risk-taking.

The Compensation Committee has the authority to retain the services of compensation consultants to provide it with recommendations and advice on the appropriateness of the Company’s compensation of the CEO and the Company’s other executive officers and independent Directors. The Compensation Committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) to advise it with respect to such matters, the design and implementation of executive compensation plans and programs, and such other matters as the Compensation Committee may direct. At the Compensation Committee’s request, Semler Brossy also provides the Compensation Committee with benchmarking data concerning the compensation paid to officers and independent directors by companies in the Company’s Peer Group and the retail industry. Semler Brossy works directly with the Compensation Committee and its Chair, and meets with the Committee in executive session. Semler Brossy does not provide any services to the Company. The Compensation Committee has determined that Semler Brossy is independent and does not have any conflict of interest in its dealings with the Compensation Committee. The Compensation Committee made this determination, in part, by reviewing and considering the factors set out by the applicable rules and regulations of the SEC and NASDAQ covering independence, conflicts of interest and compensation advisors.

Human Capital Management

The Board and Compensation Committee are actively engaged in overseeing the Company’s human capital management strategies, including our talent and succession planning initiatives designed to attract, develop, engage, reward and retain top retail and digital leaders who can drive our financial and strategic growth objectives and contribute towards building long-term shareholder value. The Company has benefited greatly, especially during the COVID-19 crisis, from the stability of our senior leadership team who have an average tenure of over seven years, led by our President and CEO who has led the Company for over a decade. The Board’s involvement in leadership development and succession planning is systematic and ongoing, culminating in an annual review of succession plans for all senior leaders of the Company’s management team, inclusive of development strategies for top talent within the Company. The Company has a strong track record of succession planning and growing talent within the organization with 67% of its senior leadership team promoted into their current role. Over the past fiscal year, 65% of all open corporate roles, 53% of all field management roles and 86% of all Vice President and above roles have been filled internally.

To improve the Board’s understanding of the Company’s culture and talent pipeline, the Board and its Committees periodically meet with high-potential executives in formal and informal settings. More broadly, the Board is regularly updated on key talent metrics for the overall workforce, including diversity and inclusion, pay equity, employee relations, recruiting and development programs, and overall progress against the Company’s human capital development strategies. Diversity and inclusion are top priorities for the Company, and we are actively working to ensure that our workplace includes a range of perspectives and backgrounds at the Board level, in senior leadership,

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and throughout our employee base. The Company reports annually on employment data, including ethnicity, in line with Equal Employment Opportunity Commission (EEOC) guidelines, and continues to focus on building a culture which supports diversity and inclusion, and ensures fair compensation for all employees regardless of gender or race.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer of the Company, none was an employee of the Company during fiscal 2020, and none had any relationship with the Company or any of its subsidiaries during fiscal 2020 that would be required to be disclosed as a transaction with a related person. None of the executive officers of the Company has served on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on the Company’s Board or the Compensation Committee.

Nominating & Corporate Governance Committee

As set forth in the section entitled “Board, Committee and Director Evaluation Process” on page 13, the Nominating & Corporate Governance Committee recommends nominees for Directors and develops and implements formal Board, Committee and individual Director self-evaluation procedures. It also makes recommendations to the Board regarding corporate governance and Board and Committee structure. In the event of an uncontested election, the Nominating & Corporate Governance Committee must assess the appropriateness of accepting the resignation of a Director nominee who is in office and does not receive a majority of the votes cast by the shareholders.

Attendance at Board and Committee Meetings

The chart below sets forth the number of Board and Committee meetings (in-person and telephonic) and Director attendance at such meetings during fiscal 2020.

	Board of Directors	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Number of Meetings	12[1]	10[2]	7	3
Attendance	All directors, all meetings	All members, all meetings	All members, all meetings	All members, all meetings

(1)	In order to keep the Board of Directors apprised of decisions, actions and issues arising as a result of the COVID-19 pandemic, and to obtain Directors’ input, the Board met a total of 12 times during fiscal 2020. Virtual meetings were held using the Zoom technology platform.

(2)	One Committee member did not attend one meeting.

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Board Nominees for Directors

In evaluating individual Directors and Director nominees, the Nominating & Corporate Governance Committee seeks candidates with strong reputations and experience in areas relevant to the strategy and operations of our business and takes into account many factors, including educational and professional background, personal accomplishment, gender, age and diversity. The Nominating & Corporate Governance Committee, however, does not base its nomination of a candidate solely on these factors.

The Nominating & Corporate Governance Committee also strives to nominate candidates with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee the Company’s business and strategic initiatives. Each Director nominee of the Company has served in a senior executive position in a large, complex organization and has gained extensive experience in core management skills, such as strategic and financial planning, financial reporting, corporate governance, risk management and leadership development. This variety and depth of experience enables the Director nominees to make significant contributions to the deliberations of the Board. See the Summary of Director Nominee Core Competencies table on page 4 under the heading “Proxy Summary”.

Biographical information for each candidate nominated for election at the Annual Meeting is set forth below (information as of the Annual Meeting).

Joseph Alutto, 79 Independent Director Since 2008	Career Highlights. Dr. Alutto currently serves as the Chair of our Nominating & Corporate Governance Committee. From June 2016 to present, Dr. Alutto has been the Distinguished Professor of Organizational Behavior - Emeritus at The Ohio State University and from June 2014 to June 2016 he was the Distinguished Professor of Organizational Behavior at the University. From July 2013 to June 2014, Dr. Alutto served as Interim President of The Ohio State University. Prior to that, from October 2007 to July 2013, Dr. Alutto served as Executive Vice President and Provost of The Ohio State University. Dr. Alutto also served as the institution’s Interim President and Provost from July 2007 to October 2007. Prior to these positions, Dr. Alutto served as the Dean of the Max M. Fischer College of Business at The Ohio State University for 16 years.

Experience and Skills. Dr. Alutto’s experience in senior leadership positions with an institution such as The Ohio State University brings to the Company an in-depth understanding of organizational behavior, operations, processes, strategy, risk management and talent management.

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John E. Bachman, 65 Independent Director Since 2016	Career Highlights. Mr. Bachman currently serves as the Chair of our Audit Committee. Prior to his retirement in 2015, Mr. Bachman was a partner at the accounting firm of PricewaterhouseCoopers LLP (“PwC”). At PwC, Mr. Bachman served for six years as the Operations Leader of the firm’s U.S. Assurance Practice with full operational and financial responsibility for this $4 billion line of business, which included the firm’s audit and risk management practices. Prior to this role, Mr. Bachman served for three years as the firm’s Strategy Leader where he was responsible for strategic planning across business units, geographies and industries. Mr. Bachman also served as an audit partner for over 35 years for companies in the industrial manufacturing, financial services, publishing, healthcare and other industries. Mr. Bachman received an MBA from the Harvard University Graduate Business School and is a retired CPA.

Experience and Skills. Mr. Bachman brings years of experience in the development and oversight of business strategies and the operational leadership of a large complex organization. He also brings over 25 years of experience in accounting and auditing. Mr. Bachman qualifies as an “audit committee financial expert” under applicable SEC rules.

Other Public Directorships: WEX Inc. (since 2016); Grocery Outlet Holding Corp. (since 2019); and Recharge Acquisition Corp. (since 2020).

Marla Beck, 50 Independent Director Since 2015	Career Highlights. Ms. Beck currently serves as a member of our Audit Committee and Nominating & Corporate Governance Committee. She is the Chief Executive Officer of Bluemercury, a retailer and online seller of upscale beauty products and spa services Ms. Beck founded in 1999. Bluemercury was acquired by Macy’s, Inc. in 2015 and operates as a stand-alone business with Ms. Beck as CEO. Prior to 1999, Ms. Beck was a consultant for McKinsey & Company, Inc. She holds an MBA and MPA from Harvard University.

Experience and Skills. Ms. Beck’s experience as Chief Executive Officer of Bluemercury brings to the Board a valuable perspective and experience with respect to brand management, brand marketing, digital, including e-commerce, and the management of a national retailer.

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Elizabeth J. Boland, 61 Independent Director Since 2019	Career Highlights. Ms. Boland currently serves as a member of our Audit Committee. Since June 1999, Ms. Boland has served as Chief Financial Officer of Bright Horizons Family Solutions Inc., a leading global provider of child care and early education and workplace education services based in the United States. Ms. Boland joined Bright Horizons in 1997 and served as Chief Financial Officer for the company’s initial public offering later that year. Subsequent to the merger between Bright Horizons and Corporate Family Solutions, Inc. in 1998, Ms. Boland served as Senior Vice President of Finance until she was appointed Chief Financial Officer of the merged company in 1999. From 1994 to 1997, Ms. Boland served as Chief Financial Officer of The Visionaries, Inc., a non-profit television production company. From 1990 to 1994, Ms. Boland served as Vice President- Finance for Olsten Corporation, a publicly-traded home health care staffing company. From 1981 to 1990, Ms. Boland served on the audit staff at PwC in Boston, MA, completing her tenure as a senior audit manager. Ms. Boland is a graduate of the University of Notre Dame and is a CPA.

Experience and Skills. Ms. Boland brings the Board years of senior level executive experience and a valuable perspective in accounting and auditing practices. Ms. Boland qualifies as an “audit committee financial expert” under applicable SEC rules.

Jane Elfers, 60 Director Since 2010	Career Highlights. Ms. Elfers became our President and Chief Executive Officer in January 2010. She set our strategic vision as a leading global, omni-channel children’s apparel brand, and developed our key strategic growth initiatives, including superior product, digital transformation, and optimization of our store fleet. Ms. Elfers led our successful company-wide, multi-year transformation by assembling, motivating and leading a best-in-class management team and she has delivered our transformative results by fostering a culture of operational excellence.

Experience and Skills. Ms. Elfers formerly served as President and Chief Executive Officer of Lord & Taylor from May 2000 to September 2008. She is a graduate of Bucknell University where she received a degree in Business Administration and where she serves on the Board of Trustees.

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Tracey R. Griffin, 56 Independent Director Since 2020	Career Highlights. Ms. Griffin currently serves as a member of our Audit Committee. She is Chief Financial Officer and Chief Operating Officer of Framebridge, Inc., an online custom framing brand. Prior to her position at Framebridge, Ms. Griffin served as Chief Financial Officer of Austin-based lifestyle retail brand Kendra Scott, from September 2018 to November 2019. Prior to that, Ms. Griffin served as Chief Financial Officer of PANDORA Americas, a global affordable jewelry brand, from February 2016 to September 2018, following her tenure as Chief Operating Officer from October 2014 to February 2016. In these roles at PANDORA, Ms. Griffin was responsible for implementing and overseeing strategic growth initiatives across the company, including its expansion into Latin America. Prior to that, she served as a Senior Partner at McKinsey & Company, a global management consulting firm, where she focused on retail and consumer goods clients. Ms. Griffin currently serves on the Board of the non-profit organization Partnership for a Healthier America, where she is the Chairman of the Finance and Audit Committee and has previously served on the Board and Strategy Committee of United Negro College Fund. Ms. Griffin has a bachelor’s degree in Finance from Georgetown University and an MBA from Stanford University.

Experience and Skills. Ms. Griffin brings to the Board years of experience as a senior financial executive in the consumer and retail industries, including a broad strategic and operational skill set. Ms. Griffin qualifies as an “audit committee financial expert” under applicable SEC rules and is our Board’s first African-American member.

Other Public Company Directorships: ADT Inc. (since 2018).

Joseph Gromek, 74 Independent Director Since 2011	Career Highlights. Mr. Gromek currently serves as the Chair of our Compensation Committee. Until his retirement in February 2012, Mr. Gromek served as President and Chief Executive Officer of The Warnaco Group, Inc. since April 2003 and as a member of that company’s Board of Directors. From 1996 to 2002, Mr. Gromek served as President and Chief Executive Officer of Brooks Brothers, Inc. For over 30 years, Mr. Gromek held senior management positions with Saks Fifth Avenue, Limited Brands, Inc. and Ann Taylor Stores, Inc. Mr. Gromek is a member of the Board of Trustees of The New School, serves on Boards of Directors of Ronald McDonald House and Stanley M. Proctor Company, as a member of the Board of Governors of Parsons The New School for Design, and as a member of the Board of Trustees of St. Peter’s University.

Experience and Skills. Mr. Gromek provides the Company with his significant experience as a Chief Executive Officer and a senior executive in the apparel and retail industries, where he has created significant value for shareholders as an expert in the growth management and operation of global businesses. Mr. Gromek also has extensive public company board experience, including as a chairman of the board and as the chairman of board committees.

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Norman Matthews, 88 Independent Director Since 2009	Career Highlights. Mr. Matthews currently serves as our Chairman of the Board and as a member of our Compensation Committee and Nominating & Corporate Governance Committee. Mr. Matthews served as President of Federated Department Stores until his retirement in 1988. He joined Federated Department Stores in 1978 as Chairman-Gold Circle Stores Division. He was promoted to Executive Vice President of Federated Department Stores in 1982, to Vice Chairman in 1984 and to President in 1987. Prior to joining Federated Department Stores, Mr. Matthews served as Senior Vice President, General Merchandise Manager for E.J. Korvette, and as Senior Vice President, Marketing and Corporate Development for Broyhill Furniture Industries. In 2005, Mr. Matthews was named as one of eight outstanding directors by the Outstanding Directors Exchange. Mr. Matthews received an MBA from the Harvard University Graduate Business School.

Experience and Skills. Mr. Matthews possesses an extensive knowledge of the apparel and retail industries and corporate governance practices from his years as a senior executive and a member of the boards of directors of several public companies. Mr. Matthews’ experience provides him with a deep understanding of corporate governance processes and trends, and the complex strategic, risk and other oversight responsibilities associated with the role of the chairman of a public company.

Other Public Company Directorships: Party City Inc. (since 2014); Grocery Outlet Holding Corp. (since 2019); and ThredUp Inc. (since 2021).

Debby Reiner, 53 Independent Director Since 2019	Career Highlights. Ms. Reiner currently serves as a member of our Compensation Committee. Since 2020, Ms. Reiner has served as President, Global Clients at Grey Global Group, a division of WPP. Ms. Reiner also leads the Procter & Gamble relationship globally for WPP across all marketing disciplines. From 2016 to 2020, Ms. Reiner served as Chief Executive Officer of Grey New York. From 2014 to 2016, Ms. Reiner served as Grey’s President/Global P&G. Ms. Reiner joined Grey in 1989 as an Assistant Account Executive on P&G, Grey’s largest client and the world’s largest advertiser. She has been instrumental to transforming the communications model for many of the most successful global brands, leading a shift to digitally-led, omni-channel programs across a range of consumer products categories. Ms. Reiner graduated magna cum laude from Harvard University with a BA in History.

Experience and Skills. Ms. Reiner possesses significant experience as a senior executive in the consumer products industry and brings the Board a valuable perspective and insight with respect to omni-channel brand-building programs.

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EXECUTIVE OFFICERS

Set forth below are the names, ages and titles of our executive officers as of March 25, 2021:

Name	Age	Position
Jane Elfers	60	Chief Executive Officer and President, Director
Leah Swan	47	Chief Operating Officer
Michael Scarpa *	65	Chief Financial Officer
Bradley Cost	67	Senior Vice President, General Counsel & Corporate Secretary
Robert Helm *	41	Senior Vice President, Finance & Inventory Management
Claudia Lima-Guinehut	42	Senior Vice President, Global Merchandising & Strategic Partnerships

*	On February 1, 2021, the Company announced that Robert Helm, Senior Vice President, Finance & Inventory Management, was appointed Chief Financial Officer effective April 1, 2021, and that Michael Scarpa had decided to retire from the Company and step down from his position as Chief Financial Officer on March 31, 2021.

The biography of Ms. Elfers is set forth above under the heading “Corporate Governance at The Children’s Place—Board Nominees for Directors” above.

Leah Swan has consistently expanded her leadership portfolio since joining The Children’s Place in 2016. As the Company’s Chief Operating Officer, she currently oversees human resources, information technology, store operations, store development and enterprise transformation & risk. Ms. Swan brings over 25 years’ experience in the retail industry, holding Senior Vice President roles at Ross Stores and Gap Inc., and earlier in her career working for Williams Sonoma and The Walt Disney Company. Ms. Swan earned a Bachelor of Arts degree from the University of Canberra of Australia.

Michael Scarpa joined the Company in November 2012 as our Executive Vice President and Chief Financial Officer and has served as the Company’s Chief Operating Officer and/or Chief Financial Officer for the last eight years. Mr. Scarpa has more than 35 years of financial and operational management experience and has been instrumental to the success of our business transformation. Prior to joining the Company, Mr. Scarpa was Chief Operating Officer and Chief Financial Officer of The Talbots, Inc. with responsibility for finance, treasury, planning and allocation, supply chain, information technology and corporate strategy. Previously, Mr. Scarpa spent 25 years with Liz Claiborne, Inc. where he held positions of increasing responsibility, culminating in his appointment as Chief Operating Officer. He began his career in financial positions with Maidenform, Inc. and Krementz and Company. Mr. Scarpa earned his BS and MBA degrees from Rutgers University, and is a CPA. Mr. Scarpa retired from the Company and stepped down from his position as Chief Financial Officer on March 31, 2021.

Bradley Cost joined the Company in December 2010 as Senior Vice President, General Counsel and Corporate Secretary. Mr. Cost has been a key contributor to the significant enhancements we have made to our governance framework, which we believe is best-in-class and which is designed to support our brand and to promote the achievement of our strategic growth initiatives. Prior to joining the Company, Mr. Cost was a partner with Bachelder Law LLP since September 2006, where he specialized in corporate governance, securities and senior executive compensation matters. Prior to that, Mr. Cost was a partner in law firms in private practice in New York City for over 20 years representing numerous public and private companies in securities, mergers & acquisitions and corporate matters. He earned his undergraduate degree from Georgetown University, and law and graduate business degrees from Northwestern University.

Robert Helm joined The Children’s Place in November 2016 as Vice President and Controller. During his tenure, he has assumed roles of increasing responsibility. In his current role as Chief Financial Officer, he is responsible for overseeing the Company’s financial planning and analysis, financial reporting, accounting, treasury, procurement, inventory management and internal audit functions. Before joining The Children’s Place, Mr. Helm spent over 10 years holding finance leadership roles at prominent retailers including Ralph Lauren, Rag & Bone, and FreshDirect. Mr. Helm

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EXECUTIVE OFFICERS

began his career in public accounting and auditing, including at KPMG LLP within the NY metro audit practice. Mr. Helm earned his BS in Finance from Ramapo College and his BS in Accounting from William Paterson University of New Jersey. Mr. Helm was appointed Chief Financial Officer of the Company effective April 1, 2021.

Claudia Lima-Guinehut joined the Company in 2014 and has held positions of increasing responsibility, culminating in her appointment as Senior Vice President, Global Merchandising in 2019. In her role leading Global Merchandising and Strategic Partnerships, Ms. Lima-Guinehut is responsible for creating and delivering successful product strategies. Prior to joining the Company, she served as Director of International Merchandising for Destination Maternity and held management roles during her 20 year career at Zara, Camuto Group, Ralph Lauren and Fifth & Pacific Companies. Ms. Lima-Guinehut earned her Bachelor of Science in Marketing from New York University and her SIPA Master of Business Administration from Columbia University.

As previously announced, Robert Karpf left his position as Senior Vice President, General Counsel and Corporate Secretary of the Company on May 22, 2020. Prior to such date, Mr. Karpf was an executive officer of the Company.

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EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Compensation Philosophy

Attract, Motivate, Reward and Retain	Encourage Strong Financial Performance	Align Pay with Performance
Entice and keep superior executive talent committed to our Company, in a highly competitive environment	Encourage strong financial performance on an annual and long-term basis, without encouraging excessive risks	Compensation is directly linked to Company performance, including the progress being made against strategic growth initiatives

Strategic Initiatives: Focus in 2020 and the Path Forward Post COVID-19

To position the Company for long-term success, our CEO and senior management are focused on accelerating three key strategic pillars of our transformation strategy, as we navigate continuing shifts in the retail industry that have been amplified by the ongoing COVID-19 pandemic

OUR #1 PRIORITY REMAINS SUPERIOR PRODUCT

•	Our market share position, consistent styling, and strong value proposition give us confidence that our brand will continue to perform in all economic environments.

SCALING DIGITAL TRANSFORMATION

•	Supported by accelerated investments from fiscal 2017 to 2019, we achieved one of the highest digital penetrations in the retail industry at 53% of revenue for fiscal 2020 versus 31% of revenue for fiscal 2019.

•	The Company is implementing key initiatives to scale and optimize our infrastructure to support increased digital traffic and revenue given the continued rapid shift in our customers’ shopping patterns to online shopping, a shift that has been accelerated by the uncertainty of the COVID-19 pandemic.

•	We continue to target marketing dollars to support the Company’s digital sales through our personalization initiatives which focus on our acquisition, retention and engagement strategies.

ACCELERATING STORE FLEET OPTIMIZATION

•	A decade-long strategic focus to achieve optimum flexibility in our lease terms is enabling us to significantly and strategically accelerate store closures without financial penalty to address the accelerated consolidation of the bricks and mortar channel caused by the pandemic.

•	This initiative is greatly reducing our reliance on our bricks and mortar channel and we are targeting our mall-based store portfolio to represent less than an estimated 25% of revenue entering fiscal 2022.

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EXECUTIVE AND DIRECTOR COMPENSATION

Performance Across Key Value Drivers

2021 PROXY STATEMENT	37

EXECUTIVE AND DIRECTOR COMPENSATION

2020 Fiscal Year-End Shareholder Engagement

2020 Shareholder Engagement

Shareholders Contacted	Shareholders Engaged	Director Participation
Over 85% of our outstanding shares at the time of invitation	Over 55% of our outstanding shares at the time of invitation	Two independent Directors, along with members of senior management, participated in all engagement conversations
Primary Topics Discussed
• Extraordinary effects of the COVID-19 pandemic on our business and our responses
• Potential approaches to CEO compensation in fiscal 2020
• Sustainability/ESG activities and disclosures
• Human capital management and diversity and inclusion

Our Board and senior management team have a long and continuous history of engaging with shareholders and responding to their feedback. 2020 marked the 9th consecutive year that members of the Board – the Chair of the Nominating & Corporate Governance Committee and the Chair of the Compensation Committee – along with members of senior management, engaged in conversations with our shareholders to exchange ideas and share perspectives.

In 2020, we reached out to and spoke with shareholders holding over 85% and 55% of our outstanding shares, respectively. Those who declined indicated that they did not have any questions or a need to engage, and a few did not respond. We provided all invited shareholders with a presentation that outlined important topics on which we wished to obtain their feedback. Shareholders who declined to engage did not indicate that they had any concerns with the matters set forth in the presentation.

For this year’s engagement, we placed more of a focus on executive compensation given both the impact of COVID-19 on our business and that shareholders voted 75% in favor of our “say-on-pay” resolution at our 2020 annual meeting. We also held calls with proxy advisory firms ISS and Glass Lewis to discuss our outreach process and the shareholder feedback we received. The topics impacting executive compensation are discussed below. For a summary of other engagement topics, please see the “Proxy Summary—2020 Fiscal Year-End Shareholder Engagement” beginning on page 5.

We are proud of the relationships we have cultivated with our shareholders. The invaluable feedback and insights received during our engagement were shared with the full Board, who annually considers shareholders’ perspectives as part of their decision-making process, and directly informed the CEO compensation decisions the Board made for fiscal 2020 and fiscal 2021.

Summary of Shareholder Feedback and How We Responded in Setting Fiscal 2020 and Fiscal 2021 CEO Compensation

Fiscal 2020 presented unique challenges and opportunities for executive compensation due to the unprecedented disruption created by the COVID-19 pandemic. The focus of our engagement with shareholders centered primarily on CEO compensation, and we engaged extensively to obtain their feedback on each element of our CEO’s compensation. We heard several consistent messages as summarized below.

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EXECUTIVE AND DIRECTOR COMPENSATION

What We Heard	How We Addressed

Overall

•  Shareholders overwhelmingly expressed support for the performance of our CEO and indicated the importance of retaining her leadership

•  Investors recognized the significant actions taken by our CEO and leadership team to maintain the Company’s financial flexibility during the extraordinary disruption caused by the COVID-19 pandemic and to address the accelerated shift to digital shopping and consolidation of the bricks and mortar retail channel

•  Investors strongly supported the Board’s desire to promote our CEO’s retention and to appropriately incent her, and requested that we clearly disclose the rationale for all compensation decisions

•  The Board and Compensation Committee took a number of actions designed to retain and incent our CEO, including through the 2020 Annual Bonus, awarding a portion of the 2019 LTIP award and the 2020 LTIP equity award

•  These compensation decisions were made based on direct input from our shareholders. Detailed disclosure on the structure of our CEO’s fiscal 2020 and fiscal 2021 compensation and the factors the Board considered in making these decisions is set forth below beginning on page 40

2020 Annual Bonus

•  Shareholders understood that we could not set performance targets for the 2020 Annual Bonus as usual in May due to uncertainty around the pandemic, and they fully supported paying a bonus to reward our CEO for her strong leadership and accomplishments in 2020. Shareholders also voiced a desire for a bonus that is supported by disclosed metrics tied to objective measures to the extent possible

•  The Board considered our CEO’s performance in addressing five critical factors identified as priorities at the onset of the pandemic

•  The Board used and disclosed objective measures where applicable

•  See “2020 CEO Annual Bonus” on page 43

2019 LTIP Equity Award

•  Most shareholders supported a partial vesting of the 2019 LTIP equity award, which, pre-pandemic, was tracking to pay out at 139% of target, but was on track to pay out at 0% at the end of fiscal 2020 due to the extraordinary effects of the pandemic, and, in doing so, noted that magnitude would be an important consideration

•  A few shareholders stated that it would not be appropriate to exclude the pandemic period entirely

•  Others said that it would be important to add a holding requirement to vested shares

•  The Board determined to award our CEO a portion of her 2019 LTIP award at below target based on a quantitative assessment of performance, which was driven by her skillful execution of our transformation strategy

•  The Board added a one-year post-vesting holding requirement to the awarded shares to promote retention

•  See “2019 CEO LTIP Equity Award” on page 45

2020 & 2021 LTIP Equity Awards

•  Investors understood the unique circumstances and uncertainty created by COVID-19 and the recent history of the CEO’s performance-based equity awards, both of which affected our Board’s decision concerning the 2020 LTIP equity mix (50% performance-based, with a return to a 3-year performance period and 50% time-based, with a 3-year vesting period). See “2020 CEO LTIP Equity Award” on page 47

•  Shareholders encouraged us to move to a more heavily-weighted performance-based component for the CEO LTIP going forward, while continuing to promote retention

•  For fiscal 2021, the Board determined to grant our CEO a long-term equity award that is 70% performance-based (with a 3-year performance period) and 30% time-based (with a 3-year vesting period) in order to emphasize performance while encouraging retention

•  See “2021 CEO LTIP Equity Award” on page 49

• Some investors indicated that they would like the Company to reduce the magnitude of our CEO’s LTIP equity award on a going-forward basis post-2020

•  The award date value of our CEO’s 2021 LTIP is $6 million, compared to $10 million in recent prior years

•  Our CEO’s annual salary and target bonus opportunity did not change in fiscal 2021

•  See “2021 CEO Compensation” on page 48

• Investors were strongly supportive of the ESG metric that we added to our CEO’s 2020 performance-based equity award	• The same ESG metric is included in our CEO’s 2021 performance-based equity award

2021 PROXY STATEMENT	39

EXECUTIVE AND DIRECTOR COMPENSATION

FACTORS CONSIDERED AND DISCUSSED WITH SHAREHOLDERS

In making decisions concerning our CEO’s compensation for fiscal 2020 and fiscal 2021, the Compensation Committee and the Board considered a number of factors. Set forth below is a discussion of these factors and compensation alternatives considered, our shareholders’ feedback on these topics, decisions made regarding CEO compensation and the rationale for those decisions.

Extraordinary Effects of the COVID-19 Pandemic

From the onset of the pandemic, the Company’s priorities centered on the health, safety and welfare of our employees and customers. We instituted a number of incentive pay, emergency leave, sick pay and health insurance payment programs benefiting our employees, and took the necessary safety precautions at our stores, offices and distribution centers in accordance with governmental guidance.

Due to the COVID-19 pandemic, all of our U.S. and Canadian stores were required by governmental directive to close for extended periods of time during Spring and into Summer 2020, severely impacting our financial performance. Additionally, following a reopening, as a childrens’ apparel retailer, our financial results were further adversely impacted by the closure of in-person schooling and the adoption of remote and hybrid learning models by school districts throughout the country.

There have been more retail bankruptcies in 2020 than in any year in over a decade — 20% of our Peer Group of companies at the beginning of fiscal 2020 (3 of 15) declared bankruptcy in 2020. Our CEO and senior management made the hard decisions necessary to preserve the Company’s financial flexibility, survive the period of uncertainty and promote long-term viability. From April to July 2020, our CEO voluntarily forfeited 100% of her salary, our senior leadership team (including our other NEOs) took a 25% reduction in salary, and our independent Directors unanimously waived their cash compensation.

The COVID-19 pandemic greatly accelerated trends already in place in retail, including the shift to digital commerce and the consolidation of bricks and mortar stores, strategies which we have been implementing under our CEO’s leadership for several years.

CEO’s Leadership and Strategic Vision

The Board believes that due to the extraordinary leadership of our CEO, the Company was able to survive the unprecedented disruption caused by the COVID-19 pandemic and avoided the fate suffered by numerous other retailers in 2020. Our CEO:

•	Directed and oversaw the steps taken to protect the health, safety and welfare of our employees and customers;

•	Made the financial and operational decisions necessary to maintain the Company’s financial flexibility, survive the period of uncertainty and promote our long-term viability; and

•	Formulated and led the actions taken to successfully address the pandemic-related acceleration of the shift to digital commerce and the acceleration of the Company’s fleet optimization initiative, all of which have positioned the Company for long-term profitability.

Our CEO established a strategic vision for the Company several years ago. She has skillfully led its execution, which allowed the Company to quickly pivot to address the uncertainty and rapidly changing retail landscape after the COVID-19 pandemic hit:

•	Our strategic transformation into an omni-channel retailer with best-in-class digital capabilities, including ship-from-store capabilities in every store, allowed us to immediately meet the unprecedented surge in digital demand caused by the pandemic.

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EXECUTIVE AND DIRECTOR COMPENSATION

•	Fleet optimization, another key pillar of our long-term strategy, has provided us with the flexibility to accelerate the right sizing of our store fleet without financial penalty to take advantage of the accelerated shift to digital in the face of an accelerated consolidation of the bricks and mortar channel of retail.

•	Additionally, our CEO skillfully led the successful revitalization and relaunch of the Gymboree brand less than a year after its acquisition, but unfortunately approximately three weeks prior to the onset of the pandemic. These actions were very well-received by our customers, positioning Gymboree for long-term success in a post-COVID environment.

Our CEO has attracted best-in-class senior management who have been integral to the Company’s strategic transformation and key to navigating through the pandemic, and who have an average tenure of over seven years with the Company, thereby providing stability and depth of experience.

The Board Believes it is Critical to Ensure CEO Retention

The effects of the pandemic have provided the Company with an opportunity to continue to accelerate our digital transformation and fleet optimization initiatives. The Board firmly believes that it is critical to ensure CEO retention to lead the Company through the next complex, accelerated phase of our transformation in the face of the tremendous shift in the retail landscape. The decision of our CFO to retire at the end of March only served to reinforce our Board’s belief.

Recent Compensation Outcomes Create Significant CEO Retention Risk and Misalignment with Long-Term Shareholder Interests

The Board believes appropriate levels of incentive compensation are necessary to motivate, reward and retain executive talent and to encourage strong financial and operational performance to create shareholder value. In considering CEO compensation for fiscal 2020, the Board believed it was important to consider the context of compensation decisions and outcomes in prior years.

Generally, our CEO’s equity awards have historically consisted of 100% performance-based awards. Over the three years prior to 2020, there has been a significant difference between the grant date value of CEO performance-based equity awards as reported in the Summary Compensation Tables in our Proxy each year – $27 million in the aggregate – and the value of performance-based equity received by our CEO from performance-based equity awards during that time – $31,445.

2021 PROXY STATEMENT	41

EXECUTIVE AND DIRECTOR COMPENSATION

CEO PERFORMANCE-BASED EQUITY

	2017	2018	2019
Grant Date Value	$7 million	$10 million	$10 million
Earned Based on Metrics	3%, valued at $31,445	$0	$0
Context	• Pre-established performance targets minimally met	• 100% voluntarily returned by our CEO to support strategic decisions and align with shareholder experience

•  Performance metrics rendered no longer relevant and performance targets rendered impossible to achieve due to the extraordinary impact of the COVID-19 pandemic

•  If measured at 2019 fiscal year-end (February 1, 2020), this equity award would have paid out at 139% of target shares

While the decisions to award long-term equity in the form of 100% performance-based restricted stock units (“PRSUs”) and the CEO’s decision to forfeit equity were well-intended and considered in the best interests of shareholders given the then current circumstances, the Board believes that the substantial difference between the grant date value of the PRSUs awarded to our CEO and the value of the equity actually earned by her from these awards has created a significant retention risk and a misalignment with long-term shareholder interests.

Shareholder Feedback

Shareholders expressed strong approval and appreciation for the extraordinary actions taken by our CEO and senior leadership team to protect the health, safety and welfare of our employees and customers during the pandemic, to maintain the Company’s financial flexibility and promote its long-term viability, and to address the pandemic-related accelerated shift to digital commerce and the accelerated consolidation of the bricks and mortar retail channel.

Shareholders also identified and overwhelmingly supported the importance of retaining our CEO’s leadership and the need to appropriately incent our CEO to successfully address the accelerated trends in the retail industry caused by the pandemic.

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EXECUTIVE AND DIRECTOR COMPENSATION

CEO COMPENSATION ALTERNATIVES CONSIDERED AND DISCUSSED WITH SHAREHOLDERS

2020 CEO ANNUAL BONUS

Context and Considerations

In 2020, the Compensation Committee did not set annual bonus targets in May as it normally does due to the significant uncertainty surrounding the COVID-19 pandemic. At the time, our CEO and the Board together identified the critical importance of five factors going forward:

•	Protect the health, safety and welfare of our employees and customers;

•	Make the correct financial and operational decisions necessary to maintain financial flexibility and to survive the period of uncertainty;

•	Quickly pivot to digital commerce during the complete shutdown of the retail store channel;

•	Address the accelerated consolidation of the bricks and mortar channel resulting from the pandemic by accelerating the Company’s fleet optimization; and

•	Maintain focus on management talent development and retention, and on diversity and inclusion.

Accordingly, to evaluate CEO performance for purposes of the annual bonus plan, we discussed with shareholders the Board’s intent to take into account our CEO’s leadership and success in addressing these five critical factors.

Shareholder Feedback

Shareholders fully supported the Board’s desire to pay an annual bonus to our CEO based on the five factors discussed above. Many shareholders expressed a desire that the Board provide clear disclosure around the decision based on metrics tied to objective measures to the extent possible.

Board Decision

Accordingly, in evaluating our CEO’s performance on the five critical factors set forth above, the Board considered the performance measures outlined in the table below. Based on our CEO’s outstanding performance in successfully addressing these critical factors, the Board determined to pay our CEO a bonus of $3.5 million for fiscal 2020, the equivalent of 200% of target.

Critical Factor	Performance Measures
Protect the health, safety, and welfare of employees and customers

•  Instituted incentive pay, emergency leave, sick pay and health insurance payment programs for our employees

•  Approximately $5.7 million of store employee incentives ($1.6 million for store managers and $4.1 million for hourly employees)

•  Approximately $7.2 million of distribution center incentives, including $4.7 million for hourly workers and $1.7 million in incentives for temporary workers. Hourly workers in our distribution centers earned approximately the same amount in incentives as the average bonus paid to managers in our corporate offices

•   Provided severance and Company-paid COBRA benefits for impacted employees

•   Deferred 401(k) loan payments and extended flexible spending account access

2021 PROXY STATEMENT	43

EXECUTIVE AND DIRECTOR COMPENSATION

Critical Factor	Performance Measures

•   Provided training, health screening, onsite clinical services at our U.S. distribution center, personal protective equipment, and plexiglass health guard partitions

•   Instituted frequent, rigorous cleaning routines, required face coverings, and implemented other measures in accordance with federal, state and local guidance

•   Limited retail store and distribution center capacity

•   Since the onset of the pandemic, most corporate employees have been in a work-from-home mode, permitting a balancing of work and life responsibilities, with additional safety measures instituted for those who remained onsite

Maintain financial flexibility to survive the period of uncertainty

•   Substantially reduced or deferred expenses across all functional areas

•   Capital expenditures planned at $20 million in fiscal 2020 versus $58 million in fiscal 2019

•   Temporarily suspended stock repurchases and dividends

•   Amended bank credit facility in April 2020, increasing borrowing capacity by $35 million, and closed a term loan financing in October 2020 to provide $80 million of additional liquidity

•   Collaborated with landlords on rent structures and global vendor partners on merchandise orders and payment terms

•   CEO voluntarily forfeited 100% of salary, and senior management and independent Directors agreed to reduced salary and to forego cash compensation, all for a period of time

Pivot to digital commerce to capitalize on the accelerated shift to digital shopping

•   Increased digital sales (up 37% in fiscal 2020) and increased digital sales penetration — digital sales represented what we believe to be an industry-leading 53% of total sales in fiscal 2020 versus 31% in fiscal 2019

•   Added 1.9 million new digital customers in fiscal 2020

•   Conversion of over one million of our store-only customers to omni-channel customers in fiscal 2020

Accelerate store fleet optimization

•   In June 2020, our CEO announced the accelerated closure of 300 stores by the end of fiscal 2021

•   Capitalized on years of strategic positioning of our retail store lease portfolio to accelerate our store fleet optimization – 178 stores closed in fiscal 2020 with another 122 stores scheduled to close in fiscal 2021

Maintain focus on management talent development and retention, and on diversity and inclusion

•   Maintained the stability of a best-in-class senior leadership team who have an average tenure of over seven years.

•   Over the past fiscal year, 65% of all open corporate roles, 53% of field management roles, and 86% of Vice President and above roles have been filled with internal talent

•   Enhanced focus on diversity and inclusion, including strong representation of women in our workforce, with 54% of all Director and above positions held by women, and 88% of our more than 15,000 employees are women, and almost 67% of all non-seasonal employees identifying as non-white

44	2021 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

2019 CEO LTIP EQUITY AWARD

Terms of 2019 LTIP Award as Granted
Form	Performance Period	Weighting/Performance Measures
100% Performance- Based Equity (PRSUs)	Fiscal 2019–Fiscal 2020 2-year cliff vest (aligned to Gymboree revitalization and relaunch)	• 50% - Adjusted Earnings per Share (“EPS”) • 25% - Adjusted Operating Margin Expansion • 25% - Adjusted Return on Invested Capital (“ROIC”) • Relative Adjusted ROIC modifier (+/- 25%)

Context and Considerations

Due to the COVID-19 pandemic, all of our U.S. and Canadian stores were required by governmental directives to close for extended periods of time during Spring 2020 into Summer 2020. As a result:

•	We experienced a total loss of store revenue during the closure time period as no store retail sales occurred;

•	During the store closure period, fixed costs remained unchanged;

•	Substantial amounts of seasonal inventory were sold below cost and donated to charity; and

•	The Company continued to pay store employees for a portion of the closure period even though they did not work.

These and other extraordinary pandemic-related disruptions rendered EPS, operating margin and return on invested capital financial performance metrics irrelevant and performance targets impossible to achieve. If measured at the halfway mark of the performance period (at February 1, 2020), prior to the onset of the pandemic, the 2019 LTIP award would have paid out at 139% of the target number of shares. Due to the extraordinary effects of the pandemic, including as described above, by the end of fiscal 2020, these PRSUs were tracking to pay out at 0%.

During the shareholder outreach, we discussed the Board’s desire to take into account our CEO’s successful leadership and actions taken in executing our long-standing strategic initiatives during fiscal 2019, as evidenced by the excellent financial results under the 2019 LTIP, and during tremendously difficult times in fiscal 2020. We also discussed with shareholders their views on excluding the pandemic period for purposes of the payout calculations for the 2019 LTIP award.

Shareholder Feedback

Most shareholders supported a partial vesting of the Company’s 2019 LTIP equity award, but noted that the number of shares vested would be an important consideration. Others said that it would be important to add a holding requirement to vested shares to further encourage retention. Some shareholders felt that it would not be appropriate to exclude the pandemic period entirely from the payout calculation.

2021 PROXY STATEMENT	45

EXECUTIVE AND DIRECTOR COMPENSATION

Board Decision

The Board determined that our CEO should be rewarded due to her successful leadership in executing our long-standing strategic initiatives during fiscal 2019 and 2020 as described under “CEO’s Leadership & Strategic Vision” beginning on page 40 above. The Board awarded our CEO a portion (below target) of her 2019 LTIP target number of shares based on a methodology that took into account (i) the Company’s performance under the pre-established performance metrics for the 2019 LTIP award in the first year of the performance period (fiscal 2019) and (ii) the Company’s performance relative to companies in its Peer Group in the second year of the performance period (fiscal 2020):

	Performance Measures	Number of Target Shares
Fiscal 2019

Company results achieved for the first half (50%) of the 2019 LTIP performance period (fiscal 2019) under pre-established performance metrics:

•  50% - Adjusted EPS

•  25% - Adjusted Operating Margin

•  25% - Adjusted ROIC

Pre-pandemic performance = 139% of target shares

139% x 50% @ 70% of target shares
Fiscal 2020

In lieu of 0% for fiscal 2020 or excluding the pandemic period entirely, for fiscal 2020, the Board determined to use a performance metric that it had used in prior performance-based equity awards – a relative total stockholder return (“TSR”) modifier

A relative TSR modifier applied to the 70% of target shares determined above:
		TSR Percentile	Percentage Modifier (%)
		90 75	200 150
		55 30	100 50
		<30	0
	The Board took the Company’s fiscal 2020 TSR ranking relative to its Peer Group – the 68th percentile – and used it as a modifier of the 70% of target shares determined above	The Company’s TSR ranking in the 68th percentile of its Peer Group results in a 133% percentage modifier (by interpolation) 133% x 70% @ 93% of target shares

•	Based on the foregoing, the Board determined to award our CEO 90% of the target number of shares under her 2019 LTIP award.

•	To further bolster our Board’s and our shareholders’ strong desire to promote the retention of our CEO, the Board added a one-year holding requirement to the shares awarded under her 2019 LTIP award.

46	2021 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

2020 CEO LTIP EQUITY AWARD

Form	Performance / Vesting Period	Weighting/Performance Measures
50% Time-Based Equity (TRSUs)	3-year pro rata vest	N/A
50% Performance-Based Equity (PRSUs)	3-year cliff vest	• 80% - E-commerce penetration • 20% - Gymboree sales • ESG modifier (+/- 25%)

Context and Considerations

Historically, 100% of our CEO’s long-term incentive equity was performance-based, a significantly higher percentage than our peer group companies (2019 peer group CEO equity compensation was 42% performance-based on average). For fiscal 2020, the Board granted our CEO an LTIP equity award comprised of 50% time-based restricted stock units (“TRSUs”) and 50% PRSUs.

The Board’s decision concerning the equity mix centered on its firm belief of the critical need to incentivize our CEO’s retention to lead the Company during the next complex phase of our transformation, particularly in light of the recent history of CEO performance-based equity awards and given the continuing uncertainty caused by the pandemic.

Consistent with prior years, the aggregate grant date value of these awards was $10 million. The TRSUs vest on a pro rata basis over a three-year period to support retention. The PRSUs include a return to a three-year performance period and the metrics are aligned to the Company’s then current strategic priorities, including a modifier using a new ESG metric based on the Company’s use of responsibly sourced cotton in the production of our products. See “PRSU Performance Metrics” on page 52 below.

Shareholder Feedback

Shareholders supported the 2020 LTIP equity mix for our CEO and voiced an understanding that a lower percentage of performance-based equity was awarded given the highly uncertain environment, particularly in the Spring of 2020 when LTIP awards are typically made, and of the importance of retention afforded by TRSUs that vest over a long period of time. Shareholders also supported the equity mix given the recent three-year history of long-term equity awards at the Company.

Some shareholders mentioned the need to be mindful of the magnitude of post-2020 LTIP awards. A number of shareholders expressed their desire for a more heavily weighted performance-based component of the LTIP award post-2020, while at the same time continuing to promote retention.

2021 PROXY STATEMENT	47

EXECUTIVE AND DIRECTOR COMPENSATION

Board Decision

In response to prior shareholder feedback, the Board determined to return to a three-year performance period for the 2020 LTIP PRSUs.

Additionally, in response to shareholder feedback received in 2020, the Board reduced the aggregate award date value of our CEO’s 2021 LTIP equity award (to $6 million) and increased the portion that is performance-based (to 70% PRSUs and 30% TRSUs). See “2021 CEO Compensation” below.

ONE-TIME AWARDS

During the shareholder outreach, we discussed that the Board was considering one-time awards in order to recognize the extraordinary leadership of our CEO and other top performers in senior management during the COVID-19 pandemic. The majority of shareholders stated that, as a general matter, they did not support one-time or special awards, or did so only in limited circumstances.

Based on our shareholders’ feedback, the Board did not make any one-time or off-cycle equity awards to our CEO or other senior executives for fiscal 2020. In setting fiscal 2020 CEO compensation, the Board also did not replace any outstanding equity award or increase the level of any equity award in the face of market volatility.

2021 CEO COMPENSATION

Historically, the Company has not disclosed CEO equity compensation awarded for an incomplete fiscal year. Mindful of feedback received from our shareholders concerning awards post-2020, the Company determined to set forth in this Proxy Statement our CEO’s fiscal 2021 LTIP equity award. Our CEO’s annual salary and target bonus opportunity did not change in fiscal 2021.

In response to shareholder feedback, our CEO’s fiscal 2021 LTIP equity award consists of a higher percentage of performance-based equity than the fiscal 2020 award (70% in fiscal 2021 vs. 50% in fiscal 2020), and reflects a sizeable reduction in the aggregate award date value of the equity awarded ($6 million in fiscal 2021 compared to $10 million in fiscal 2020 and prior years). The fiscal 2021 PRSU performance metrics reflect a return to the Company’s core historical performance metrics and relative ROIC modifier, as well as the continued use of the ESG metric used in fiscal 2020.

Additionally, the 2021 CEO LTIP structure with a higher percentage of performance-based equity was motivated by the Board’s determination that the award’s three-year performance period (fiscal 2021 – fiscal 2023) is a critical time for our Company post-pandemic and that our CEO should be incentivized to drive results, including an increase in earnings, accelerated operating margin expansion and an increase in return on investment.

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EXECUTIVE AND DIRECTOR COMPENSATION

2021 CEO LTIP EQUITY AWARD

Form	Performance / Vesting Period	Weighting/Performance Measures
70% Performance-Based Equity (PRSUs)	3-year cliff vest	• 50% - Adjusted EPS • 25% - Adjusted Operating Margin Expansion • 25% - Adjusted ROIC • ESG modifier (use of Better Cotton) (+/- 25%) • Relative adjusted ROIC modifier (+/- 25%)
30% Time-Based Equity (TRSUs)	3-year pro rata vest	N/A

Executive Compensation Best Practices, Including Those Based on Shareholder Feedback Over Time

Executive Compensation Best Practices
Value driving performance metrics in the LTIP that measure progress on our strategic growth initiatives and include a sustainability (ESG) metric
Robust stock ownership guidelines and holding requirements for our CEO, other senior executives and independent Directors
No tax gross-ups (excluding those in connection with standard relocation expenses)
All equity subject to “double trigger” vesting upon a change in control
Annual benchmarking of independent Director compensation by an independent compensation consultant
Annual compensation risk assessment by management and an independent compensation consultant
Annual peer group review by an independent compensation consultant
Incentive compensation clawback policy in the case of financial restatements and other matters, applicable to both our annual bonus plan and LTIP
No hedging and pledging activities in Company stock by our Directors, officers (including our NEOs) and employees
Bonus and performance share caps

2021 PROXY STATEMENT	49

EXECUTIVE AND DIRECTOR COMPENSATION

ELEMENTS OF COMPENSATION PROGRAM

Components of Compensation

Our executive compensation program has historically consisted of four basic elements:

➢ Base salary
➢ Annual performance-based cash bonus opportunity
➢ Long-term incentive equity awards (time- and performance-based)
➢ Employee benefits and perquisites

Base Salary

Purpose. The Compensation Committee intends that base salary provide a reasonable, competitive level of fixed compensation based on responsibilities, skills and experience.

Our Compensation Committee reviews base salary benchmarking information provided by their independent compensation consultant on an annual basis. The base salaries of our NEOs are generally +/- 10% of the median of our Peer Group. We believe that setting salaries in this range mitigates the incentive that might otherwise exist for an executive to support short-term focused or higher-risk business strategies if fixed compensation was set substantially below the median.

Annual Performance-Based Cash Bonus Opportunity

Purpose. Historically, our annual bonus plan rewarded performance over a one-year period against a financial performance measure pre-established by the Compensation Committee. In prior years, this measure was adjusted operating income.

In fiscal 2020, the Compensation Committee did not set targets in May as it normally does due to the significant uncertainty around the COVID-19 pandemic. To evaluate performance of our CEO for purposes of determining the annual bonus, the Board took into account our CEO’s successful actions during the COVID-19 pandemic to protect the health, safety and welfare of our employees and customers, to maintain the Company’s financial flexibility and operational viability, and to address the accelerated shift to digital commerce. To evaluate performance for the other NEOs and members of senior management, the Committee considered their performance during the pandemic and their partnership with our CEO and other senior leaders in navigating throughout the extraordinary disruption and uncertainty.

Terms of Annual Bonus Plan. Historically, the Compensation Committee would assign our executives, including the NEOs, a bonus target opportunity, which was expressed as a percentage of base salary (for our senior management, ranging from 50% of base salary to 100% of base salary, and 160% of base salary in the case of our CEO). In prior years, these formula-driven cash payouts could have ranged from zero, if Company performance fell below an adjusted operating income threshold, to 100% of bonus opportunity, if the adjusted operating income target was met, and up to a maximum of 200% of the target bonus opportunity, if performance exceeded target. See “Annual Cash Bonus for Fiscal 2020” on page 53 for the cash bonuses paid to NEOs for fiscal 2020.

Long-Term Incentive Equity Awards

Purpose. The Compensation Committee uses performance-based equity (PRSUs) as a reward for the contribution to our performance, including the achievement of our strategic priorities, and to align the interests of executives with those of our shareholders. Time-based equity (TRSUs) is used to provide for retention, thereby promoting stability of senior executive talent during these uncertain times, and to reward senior executives.

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EXECUTIVE AND DIRECTOR COMPENSATION

Types of Awards. In fiscal 2020, the Company granted TRSUs and PRSUs on a 50%/50% basis to our CEO and CFO under our long-term incentive plan. Also in fiscal 2020, the Company granted 100% TRSUs to all other members of the Company’s senior leadership team, including all of the other NEOs. As with other elements of our executive compensation, based on data surveyed by the Compensation Committee’s independent compensation consultant and reviewed with the Compensation Committee, we believe that our management’s equity awards in fiscal 2020 were generally in line with those of our peer group and our industry.

Historically, our CEO’s LTIP equity awards generally have been 100% performance-based, making her unique among CEOs in our Peer Group where CEO equity compensation historically includes both time-based awards and performance-based awards. The 2019 average peer group CEO LTIP equity was approximately 58% time-based and 42% performance-based. Our Board firmly believes that it is critical that our CEO lead the next complex, accelerated phase of our Company’s transformation as we emerge from the COVID-19 crisis, and therefore critical that we retain our CEO. It is clear that our shareholders believe that the retention of our CEO is important, as is described in detail above in the discussion of our 2020 shareholder outreach activities. In line with our shareholders’ view and in order to promote retention, in fiscal 2020, the Board awarded 50% of our CEO’s LTIP equity award in the form of TRSUs with a three-year vesting period and 50% in the form of PRSUs with a return to a three-year performance period. For fiscal 2021, mindful of shareholder feedback, the Board returned to a LTIP equity award for our CEO comprised of a higher percentage of PRSUs (70% PRSUs and 30% TRSUs).

Historically, the LTIP equity awards of our senior leadership team (including the NEOs other than our CEO) have been composed of 50% TRSUs and 50% PRSUs. Like our CEO, all of these executives have experienced a misalignment over the past three years in the grant date value of performance-based equity awards and the amount of performance-based equity value actually received. Given that a portion of these executives’ equity awards have been TRSUs, the misalignment is less severe than that experienced by our CEO. Nonetheless, in fiscal 2020, the Compensation Committee determined to award our NEOs (other than our CEO and CFO) 100% TRSUs in order to reward them for their dedicated and effective work during the difficult year and to promote their retention going forward in the challenging post-COVID environment. For fiscal 2021, the Compensation Committee returned to LTIP equity awards for these executives comprised of 50% TRSUs and 50% PRSUs.

Our Compensation Committee determines whether the TRSUs and PRSUs are settled in shares of Common Stock, in cash equal to the fair market value of such shares at the time of vesting, or part in shares of Common Stock and part in cash. All awards under our LTIP have been settled in shares of Common Stock to date.

At January 30, 2021 (the end of fiscal 2020), there were 725,248 shares of Common Stock available for grant under our 2011 Equity Incentive Plan.

Time-Based Stock Awards. The TRSUs awarded in fiscal 2020 are subject to annual vesting, in three equal annual installments. The recipient must be employed by the Company on the applicable vesting dates in order to receive the vesting shares. The three-year vesting period underscores the long-term and retentive focus of this award program.

Mindful to avoid “pay for failure,” generally, the Compensation Committee requires that TRSUs provide for forfeiture if the awardee leaves the Company voluntarily or is terminated by the Company without cause.

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Performance-Based Stock Awards. Our fiscal 2020 PRSUs tie payouts directly to Company performance based on pre-established performance metrics. For fiscal 2020 PRSUs, the Company returned to a three-year performance period (fiscal 2020 – fiscal 2022), with cliff vesting of the earned shares at the end of the three-year performance period.

➢	PRSU Performance Metrics. The Compensation Committee selected performance metrics for our fiscal 2020 PRSUs that aligned to our then current strategic priorities, particularly the accelerated shift to digital commerce, and that they believe will drive shareholder value creation. These metrics were set at a time when traditional performance metrics, such as earnings, EPS, operating margin and return on invested capital measures, were challenging to use given the extraordinary effects of the pandemic that created a lack of financial visibility. Given the extraordinary level of uncertainty, forecasting earnings, margins and returns during the pandemic were rendered impossible.

A 2020 PRSU award recipient may earn from 0% to 250% of their target number of shares based on the following metrics:

Weighting	Performance Metrics
80%

E-commerce penetration for fiscal 2022, determined as total e-commerce sales as a percentage of total sales (excluding wholesale and international sales)

•  Reflects the high importance of digital sales in the rapidly changing retail environment. Due to the COVID-19 pandemic, the retail industry is experiencing an accelerated shift to digital commerce in the face of an accelerated consolidation of the bricks and mortar channel

20%	Gymboree sales for fiscal 2022 • Reflects the strategic importance of the Gymboree brand to the Company
+/- 25%

A modification, up, down or not at all, of the number of shares earned by reference to the other performance metrics is to occur based on the percentage use of responsibly sourced cotton (Better Cotton) in the manufacture of our merchandise in fiscal 2022. See the discussion of Better Cotton on page 19 above as part of the discussion of our environmental initiatives

•  Aligns with the importance the Company’s Board places on sustainability as part of the Company’s business strategy

Employee Benefits and Perquisites

The Company provides its management (including the NEOs) with the same employee benefits other employees receive, including health insurance coverage. In addition, Company management also receives group long-term disability coverage, an opportunity to participate in our voluntary deferred compensation plan, an opportunity to purchase supplemental disability coverage, and certain other modest perquisites. In the case of our CEO, perquisites were agreed to as a result of the arms-length negotiation of her employment agreement and were determined by the Compensation Committee to be important for retaining an executive of her talent. Any personal income taxes due as a result of these perquisites are the responsibility of the NEOs, as we do not provide tax gross-ups to our executives, including NEOs (other than in connection with certain standard relocation expenses).

The Company uses severance guidelines. These guidelines are designed to offer our employees fair and adequate replacement income based upon market practice. In general, all of our executives (other than our CEO) participate under the same severance guidelines that are applied to other employees. Our CEO’s severance arrangements are as provided in her employment agreement described below.

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Incentive Compensation Paid in Fiscal 2020

Annual Cash Bonus for Fiscal 2020. Cash bonuses for fiscal 2020 for our NEOs are set forth below:

Name	Title	Bonus Amounts
Jane Elfers	President & Chief Executive Officer	$3,500,000
Leah Swan	Chief Operating Officer	$1,285,000
Michael Scarpa	Chief Financial Officer*	$775,000
Robert Helm	Senior Vice President, Finance & Inventory Management*	$540,000
Claudia Lima-Guinehut	Senior Vice President, Global Merchandising and Strategic Partnerships	$300,000

*	Mr. Scarpa retired from the Company on March 31, 2021. Mr. Helm became Chief Financial Officer of the Company on April 1, 2021.

Performance-Based Equity Vested in Fiscal 2020. The LTIP performance-based awards that were awarded in fiscal 2017 and that vested in fiscal 2020 are summarized below:

➢	Performance metrics consisted of adjusted EPS (50%), adjusted operating margin expansion (25%) and adjusted ROIC (25%).

➢	Performance was measured over a three-year period, with cliff vesting of earned shares following the end of the period.

The threshold, target and maximum performance goals for these PRSU awards are as follows:

Performance Measure	Threshold (0%)	Target (100%)	Maximum (200%)
Cumulative Adjusted Earnings Per Share (50%)[1]	$18.06 per share (or less)	$19.63 per share	$20.99 per share (or greater)
Adjusted Operating Margin Expansion (25%)	30 (or less)	130	190 (or greater)
Adjusted ROIC (25%)	21.0% (or less)	24.0%	26.0% (or greater)

(1)	During fiscal 2017-2019, the Company recorded charges of approximately $81.7 million for unusual or non-recurring items, including expenses related to the Tax Cuts and Jobs Act, asset impairment charges, restructuring costs, omni-channel fulfillment operational inefficiencies, a provision for a legal settlement, and accelerated depreciation. All of these expenses were disclosed in the Company’s press releases which announced its fiscal 2017-2019 results and in the Current Reports on Form 8-K filed with the Securities and Exchange Commission in which these press releases were included as exhibits. A reconciliation of adjusted (non-GAAP) operating income to GAAP operating income was provided in such press releases and is set forth in Annex A to this Proxy Statement.

These PRSUs vested (following the end of the three-fiscal year performance period of fiscal 2017-2019) based upon: (i) the Company’s achievement of $17.88 of cumulative adjusted earnings per share for fiscal 2017-2019; (ii) the Company’s achievement of adjusted operating margin expansion of (169), in basis points, for fiscal 2017-2019; and (iii) the Company’s achievement of adjusted ROIC of 21.4% for fiscal 2019, all of which, in accordance with the performance metrics and terms established by the Compensation Committee, resulted in a payout of 3% for these PRSUs.

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Future LTIP Performance Goals. While the Company discloses performance metrics and their weighting for outstanding PRSUs, the Company does not disclose performance targets for PRSUs, other than performance targets related to PRSUs which are vested, because to do so would disclose material non-public and/or competitively sensitive information.

2019 LTIP Equity Awards

The performance period for the 2019 PRSUs granted to our CEO (Jane Elfers) and CFO (Michael Scarpa) ended at fiscal 2020 year-end (January 30, 2021). As a result of the extraordinary effects of the COVID-19 pandemic, the performance metrics for these PRSUs were rendered irrelevant and the performance targets were rendered impossible to achieve for the reasons discussed above under “2019 CEO LTIP Equity Award” beginning on page 45. Also, for the reasons, and on the basis of the methodology, discussed above under that caption, the Board awarded our CEO a portion (90% of target) of her 2019 PRSU target shares. Accordingly, 97,820 shares of Common Stock will vest and be delivered to our CEO on June 25, 2021 (the delivery date set forth in her 2019 PRSU award agreement). The Board applied the same reasoning and methodology as it did for our CEO in awarding a portion (90% of target) of our CFO’s 2019 PRSUs (8,507 shares of Common Stock). These shares will vest and be delivered on April 15, 2021 (the delivery date set forth in his 2019 PRSU award agreement). Given the continued uncertainty in the retail environment, the Board conditioned delivery of these shares on the continued financial viability of the Company through the respective delivery dates. In order to promote our CEO’s retention, and mindful of shareholder feedback, the Board also added a one-year holding requirement to the shares awarded under her 2019 PRSUs.

Non-GAAP Financial Measures

The Company uses non-GAAP results as one of the metrics to measure operating performance, including to measure performance for purposes of the Company’s incentive compensation. Adjusted financial measures are non-GAAP measures and are not intended to replace GAAP financial information. The Company believes the non-recurring and unusual items excluded as non-GAAP adjustments do not reflect the performance of its core business and that providing supplemental disclosure to investors in the form of adjusted financial measures facilitates comparisons of the past and present performance of its core business. A reconciliation of non-GAAP to GAAP financial information is set forth in Annex A to this Proxy Statement.

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COMPENSATION PROCESS AND POLICIES

Setting Compensation

In setting compensation for our CEO and the other NEOs, our Compensation Committee takes into account multiple objective and position-specific factors, including:

•	the nature and scope of each executive’s responsibilities;
•	each executive’s experience, performance and contribution to the Company and its strategic growth initiatives;
•	comparative compensation data for executives in similar positions at companies participating in a retail survey conducted by an independent third-party consulting firm, as described below, and at companies in our peer group;
•	the Company’s performance;
•	prior equity awards and potential future earnings from equity awards;
•	retention needs; and
•	other factors the Compensation Committee deems relevant.

The Compensation Committee annually reviews with its independent compensation consultant total compensation, and its individual components, at the 25th, 50th and 75th percentile levels paid to executives in similar positions at specialty retailers (including companies in our peer group) by reference to an industry-wide retail survey prepared by an independent third-party consulting firm to understand where the compensation our Compensation Committee sets falls relative to market practice. The Compensation Committee utilizes this data as a reference point in determining whether an executive’s total compensation opportunity is likely to provide sufficient incentive, motivation and retention. The Compensation Committee also uses this data to determine whether an executive’s total compensation opportunity properly reflects the executive’s role and scope of responsibilities relative to similarly situated executives of companies in the retail survey and our peer group. We do not use this data as a single determinative factor, but rather as an external check and point of reference to verify that our executive compensation programs are reasonable and competitive.

Peer Group

The Compensation Committee regularly reviews the members of our peer group (generally, other specialty retailers in a range of approximately 0.5x to 2.0x of the Company’s annual revenue) with the assistance of its independent compensation consultant. The Compensation Committee approved the following 12 companies as the members of our Peer Group for fiscal 2020 (reduced from 15 in fiscal 2019, reflecting the bankruptcy of three members of our Peer Group during fiscal 2020):

Fiscal 2020 Peer Group
Abercrombie & Fitch	DSW
American Eagle Outfitters	Express
Buckle	G-III Apparel Group
Caleres	Genesco
Carter’s	Guess?
Chico’s FAS	Zumiez

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Stock Ownership Guidelines and Holding Requirements

In order to ensure that the interests of our senior management team and the Board are properly aligned with those of our shareholders, on the recommendation of the Compensation Committee, the Board has adopted stock ownership guidelines for our independent Directors and senior management, which includes our CEO and other NEOs. Our Compensation Committee reviews the equity ownership of our CEO, other NEOs, other members of senior management and our independent Directors, on an annual basis to determine compliance with the Company’s stock ownership guidelines and holding requirements. Under these guidelines, the ownership multiples are as follows:

Individual	Ownership Multiple
Chief Executive Officer	5x Base Salary
COO, CFO and Senior Vice Presidents	3x Base Salary
Independent Directors	5x Annual Cash Retainer

Also under our guidelines, our CEO, other NEOs and other members of senior management are required to retain 67% of the net shares (after withholding taxes) acquired upon the vesting of PRSUs and TRSUs until the date on which he or she satisfies (and, for any and all periods of time during which he or she fails to maintain) the relevant ownership guideline multiple set forth above.

Prohibition on Hedging/Pledging of Common Stock

Company policy prohibits all Directors, officers (including our NEOs) and employees from engaging in hedging and pledging, as well as trading in derivatives, of our Common Stock, including puts, calls and other financial derivatives, to ensure that the interests of our Directors, officers (including our NEOs) and employees are aligned with those of our shareholders. Shareholders may view the Company’s Insider Trading Policy (which includes the foregoing prohibition on hedging and pledging of the Company’s Common Stock) on the Company’s corporate website http://corporate.childrensplace.com in the “Corporate Overview” section under the “Investor Relations” tab and in the section entitled “Corporate Info — Governance Documents”.

Taxation

Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), as amended by the Tax Cuts and Jobs Act of 2017, generally limits the deductibility of certain compensation in excess of $1 million paid in any one year to any “covered employee.” A “covered employee” under Section 162(m) is any employee who has served as our CEO, CFO or other NEO for tax years after December 31, 2016.

Section 409A of the Code, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% penalty and an interest penalty, on the recipient of deferred compensation that does not comply with Section 409A. The Compensation Committee takes into account the potential implications of Section 409A in determining the form and timing of compensation awarded to executives.

The Compensation Committee will also take into account the potential implications of Sections 280G and 4999 of the Code in determining potential payments to be made to executives in connection with a change in control. Nevertheless, to the extent that certain payments upon a change in control are classified as excess parachute payments, the Company may not be able to deduct such payments pursuant to Section 280G, and the recipient of such payments may be subject to the excise tax under Section 4999.

The Company does not provide tax gross-ups for any “golden parachute” excise tax payable by the recipient under Sections 280G or 4999 of the Code. Rather, upon a termination of employment in connection with a change in control that gives rise to the payment of severance, our CEO (pursuant to her employment agreement) and the other NEOs (pursuant to the Company’s change in control severance agreements) will receive the greater of: (i) the largest portion of the payment that is not subject to a “golden parachute” excise tax under Sections 280G or 4999 of the Code; or (ii) the full amount of the payment if the net-after-excise tax amount retained by the executive would exceed the amount in clause (i).

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion & Analysis and, based on such review and discussion, recommended to our Board that the Compensation Discussion & Analysis be included in the Company’s Annual Report on Form 10-K for fiscal 2020 and in this Proxy Statement.

The foregoing Compensation Committee report has been submitted by the members of the Compensation Committee: Joseph Gromek (Chair), Norman Matthews, Robert L. Mettler and Debby Reiner.

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Summary Compensation Table

The following table shows the compensation of the Company’s NEOs, including the Company’s CEO (our principal executive officer), the Company’s CFO (our principal financial officer) and the three other most highly compensated executives who were designated by the Board as “executive officers” of the Company, for fiscal 2020, 2019 and 2018, as applicable.

Name and Principal Position	Year	Salary(1)	Bonus		Stock Awards(2)(3)	Non-Equity Incentive Plan Compensation(2)(4)	All Other Compensation		Total
Jane Elfers	2020	$833,462			$11,263,222	$3,500,000	$139,974	(5)	$15,736,658
President and Chief	2019	1,100,000			9,999,965	968,000	140,144	(5)	12,208,109
Executive Officer	2018	1,100,000			–	–	138,176	(5)	1,238,176
Leah Swan(6)	2020	$659,279			$2,000,011	$1,285,000	$16,274	(8)	$3,960,564
Chief Operating Officer	2019	586,537	$250,000	(7)	2,500,084	230,273	17,363	(8)	3,584,257
Michael Scarpa(9)	2020	$728,053			$2,252,701	$775,000	$9,122	(10)	3,764,876
Chief Financial Officer	2019	775,000			2,000,154	426,250	10,233	(10)	3,211,637
	2018	775,000			1,000,037	–	12,401	(10)	1,787,438
Robert Helm(9) (11)	2020	$422,741			$750,020	$540,000	$4,135	(12)	$1,716,896
Senior Vice President, Finance and Inventory Management
Claudia Lima-Guinehut(13)	2020	$469,712			$1,000,026	$300,000	$12,102	(14)	$1,781,840
Senior Vice President, Global Merchandising and Strategic Partnerships	2019	396,154			1,000,077	106,219	13,521	(14)	1,515,971

Notes to the Summary Compensation Table

(1)	Includes any amounts deferred under our Deferred Compensation Plan and contributed under our 401(k) Plan. Fiscal 2020, 2019 and 2018 were each 52-week fiscal years. Effective April 1, 2020, to address the effects of the COVID-19 pandemic, the Company announced that Ms. Elfers temporarily forfeited 100% of her base salary and that the other NEOs each took temporary pay reductions of 25% of their base salaries. Effective June 28, 2020, the Company announced the reinstatement of all base salaries to their pre-reduction levels. The base salaries reported in the table for fiscal 2020 reflect these temporary pay reductions.
(2)	As previously reported, in an effort to provide additional support for the Company’s strategic decisions, while continuing to deliver appropriate returns to our shareholders, in fiscal 2018, our CEO elected to return 100% of her fiscal 2018 equity award, which had a grant date value of approximately $10 million, and our COO/CFO and other NEOs elected to return 50% of their fiscal 2018 equity awards. In addition, in accordance with the terms of the Company’s annual bonus plan, as a result of the Company’s adjusted operating income achieved in fiscal 2018, zero bonuses were earned by or paid to our CEO or to our COO/CFO and other NEOs, for fiscal 2018.
(3)	Does not include dividend equivalent shares accrued on such awards. The stock award grant date fair value for both time-vested and performance-based stock awards is determined in accordance with FASB ASC Topic 718, in the case of performance-based stock awards, based on the number of shares probable of vesting as determined by those rules, multiplied by the fair market value of one share of our Common Stock on the grant date. For fiscal 2020, at the maximum possible vesting values, the performance-based stock awards set forth in this column, computed on the basis of the fair value price of one share of our Common Stock on the grant date, were $12,500,037, and $2,500,066 for Ms. Elfers and Mr. Scarpa, respectively. For fiscal 2019, at the maximum possible vesting values, the performance-based stock awards set forth in this column, computed on the basis of the fair value price of one share of our Common Stock on the grant date, were $24,999,913, $2,500,192, $1,875,009 and $1,250,096 for Ms. Elfers, Mr. Scarpa, Ms. Swan and Ms. Lima-Guinehut, respectively. For fiscal 2018, at the maximum possible vesting values, the performance-based stock awards granted, computed on the basis of the fair value price of one share of our Common Stock on the grant date, were $25,000,211 and $2,500,093 for Ms. Elfers and Mr. Scarpa, respectively; as discussed in footnote 2 above, in fiscal 2018, our CEO elected to return 100% of her fiscal 2018 equity award, which had a grant date value of approximately $10 million, and our COO/CFO and other NEOs elected to return 50% of their fiscal 2018 equity awards, comprised of 100% of their performance-based stock awards. For more information concerning the assumptions used in determining the portion of the performance-based awards that are probable of vesting, see Note 6 - Stock-Based Compensation in the accompanying Notes to Consolidated Financial Statements filed in our Annual Report on Form 10-K for our 2020 fiscal year; also see the “Grants of Plan-Based Awards” table below.

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(4)	The amounts shown are incentives earned in accordance with the annual incentive arrangements described in the Compensation Discussion & Analysis above, and which are payable pursuant to the management incentive plan approved by the Compensation Committee for each respective fiscal year. Amounts shown are for services performed during the fiscal year and paid during the subsequent fiscal year. As discussed in footnote 2 above, zero bonuses were earned by or paid to our CEO or to our COO/CFO and other NEOs for fiscal 2018.
(5)	The amounts shown consist of: (i) for fiscal 2020, $82,946 for a driver, $21,582 for driver reimbursements, $15,200 for a leased vehicle, $515 for life insurance premiums, $9,067 for executive long-term disability premiums and $10,664 for supplemental life insurance premiums; (ii) for fiscal 2019, $74,116 for a driver, $27,933 for driver reimbursements, $16,675 for a leased vehicle, $647 for life insurance premiums, $9,687 for executive long-term disability premiums and $11,086 for supplemental life insurance premiums; and (iii) for fiscal 2018, $76,063 for a driver, $16,569 for driver reimbursements, $25,415 for a leased vehicle, $780 for life insurance premiums, $11,167 for executive long-term disability premiums and $8,182 for supplemental life insurance premiums.
(6)	Ms. Swan was appointed as an executive officer on May 8, 2019. Accordingly, the table includes Ms. Swan’s compensation only for fiscal 2020 and fiscal 2019.
(7)	Awarded in connection with Ms. Swan’s promotion to Chief Administrative Officer on May 5, 2019, as set forth in the Letter Agreement dated April 9, 2019 between The Children’s Place Services Company, LLC and Ms. Swan, filed on May 29, 2019 as Exhibit 10.4 to the Quarterly Report on Form 10-Q of the Company for the quarter ended May 4, 2019.
(8)	The amounts shown consist of: (i) for fiscal 2020, $515 for life insurance premiums, $4,359 for executive long-term disability premiums and $11,400 for 401(k) plan matching contributions; and (ii) for fiscal 2019, $446 for life insurance premiums, $5,311 for executive long-term disability premiums and $11,606 for 401(k) plan matching contributions.
(9)	On February 1, 2021, the Company announced that Robert F. Helm, Senior Vice President, Finance & Inventory Management, was appointed Chief Financial Officer effective April 1, 2021, and that Michael Scarpa had decided to retire from the Company and step down from his position as Chief Financial Officer on March 31, 2021.
(10)	The amounts shown consist of: (i) for fiscal 2020, $515 for life insurance premiums and $8,607 for executive long-term disability premiums; (ii) for fiscal 2019, $560 for life insurance premiums and $9,673 for executive long-term disability premiums; and (iii) for fiscal 2018, $605 for life insurance premiums and $11,796 for executive long-term disability premiums.
(11)	Mr. Helm was appointed as an executive officer on November 12, 2020. Accordingly, the table includes Mr. Helm’s compensation only for fiscal 2020.
(12)	The amount shown consists of $348 for life insurance premiums, $1,238 for executive long-term disability premiums and $2,549 for 401(k) plan matching contributions.
(13)	Ms. Lima-Guinehut was appointed as an executive officer on May 8, 2019. Accordingly, the table includes Ms. Lima-Guinehut’s compensation only for fiscal 2020 and fiscal 2019.
(14)	The amounts shown consist of: (i) for fiscal 2020, $386 for life insurance premiums, $2,659 for executive long-term disability premiums and $9,057 for 401(k) plan matching contributions; and (ii) for fiscal 2019, $265 for life insurance premiums, $1,825 for executive long-term disability premiums and $11,431 for 401(k) plan matching contributions.

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Grants of Plan-Based Awards

The following table shows information concerning the non-equity incentive awards, equity incentive awards and other stock awards that were granted to the Company’s NEOs during fiscal 2020.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Option
Name and Principal Position	Date		($)	($)	($)	(#)	(#)	(#)	(#)	Awards(2)
Jane Elfers			$0	$1,760,000	$3,520,000
President and Chief Executive Officer	6/5/20	(3)				0	120,077	300,193		$6,263,216
	5/29/20	(4)							120,077	5,000,006
Leah Swan			$0	$645,392	$1,290,784
Chief Operating Officer	5/29/20	(5)							48,031	$2,000,011
Michael Scarpa(6)			$0	$775,000	$1,550,000
Chief Financial Officer	6/5/20	(7)				0	24,016	60,040		$1,252,675
	5/29/20	(8)							24,016	1,000,026
Robert Helm(6)
Senior Vice President, Finance and Inventory Management	5/29/20	(9)	$0	$270,000	$540,000				18,012	$750,020
Claudia Lima-Guinehut			$0	$300,000	$600,000
Senior Vice President, Global Merchandising and Strategic Partnerships	5/29/20	(10)							24,016	$1,000,026

Notes to the Grants of Plan-Based Awards Table

(1)	Amounts reflect bonuses available to be earned in accordance with our annual bonus plan approved by the Compensation Committee for fiscal 2020.
(2)	The stock award grant date fair value for both time-vested and performance-based stock awards is determined in accordance with FASB ASC Topic 718, in the case of performance-based stock awards, based on the number of shares probable of vesting as determined by those rules, multiplied by the fair market value of one share of our Common Stock on the grant date. The estimated fair value of the performance-based awards is based upon the probable outcome of the performance conditions on the date that each award was communicated to each of our NEOs for the performance period and the fair market value of our Common Stock on that date. For more information, see Note 6 - Stock-Based Compensation in the accompanying Notes to Consolidated Financial Statements filed in our Annual Report on Form 10-K for our 2020 fiscal year. The maximum possible vesting values of the performance-based stock awards awarded for fiscal 2020, computed on the basis of the fair value price of one share of our Common Stock on the grant date, were $12,500,037, and $2,500,066 for Ms. Elfers and Mr. Scarpa, respectively.
(3)	Awarded pursuant to the terms of PRSUs granted on June 5, 2020 under the Company’s 2011 Equity Plan. The amounts shown reflect the number of shares of Common Stock able to be earned by Ms. Elfers based upon the achievement of the performance targets for fiscal years 2020-2022.
(4)	Awarded pursuant to the terms of TRSUs granted on May 29, 2020 under the Company’s 2011 Equity Plan. Of the TRSUs awarded, one-third vest on the first, second and third anniversaries of the award date, provided Ms. Elfers is employed by the Company on the respective vesting dates.
(5)	Awarded pursuant to the terms of TRSUs granted on May 29, 2020 under the Company’s 2011 Equity Plan. Of the TRSUs awarded, one-third vest on the first, second and third anniversaries of the award date, provided Ms. Swan is employed by the Company on the respective vesting dates.
(6)	On February 1, 2021, the Company announced that Robert F. Helm, Senior Vice President, Finance & Inventory Management, was appointed Chief Financial Officer effective April 1, 2021, and that Michael Scarpa had decided to retire from the Company and step down from his position as Chief Financial Officer on March 31, 2021.

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(7)	Awarded pursuant to the terms of PRSUs granted on June 5, 2020 under the Company’s 2011 Equity Plan. The amounts shown reflect the number of shares of Common Stock able to be earned by Mr. Scarpa based upon the achievement of the performance targets for fiscal years 2020-2022. As a result of Mr. Scarpa’s retirement on March 31, 2021, 50% of the target number of shares will vest on April 15, 2021 in accordance with the terms and conditions of the 2011 Equity Plan.
(8)	Awarded pursuant to the terms of TRSUs granted on May 29, 2020 under the Company’s 2011 Equity Plan. As a result of Mr. Scarpa’s retirement on March 31, 2021, 100% of the TRSUs will vest on April 15, 2021 in accordance with the terms and conditions of the 2011 Equity Plan.
(9)	Awarded pursuant to the terms of TRSUs granted on May 29, 2020 under the Company’s 2011 Equity Plan. Of the TRSUs awarded, one-third vest on the first, second and third anniversaries of the award date, provided Mr. Helm is employed by the Company on the respective vesting dates.
(10)	Awarded pursuant to the terms of TRSUs granted on May 29, 2020 under the Company’s 2011 Equity Plan. Of the TRSUs awarded, one-third vest on the first, second and third anniversaries of the award date, provided Ms. Lima-Guinehut is employed by the Company on the respective vesting dates.

2021 PROXY STATEMENT	61

EXECUTIVE AND DIRECTOR COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table contains information concerning equity awards held by the Company’s NEOs as of January 30, 2021 (the end of our 2020 fiscal year).

	Stock Awards
Name and Principal Position	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Jane Elfers	120,077	(3)	$8,822,057
President and Chief Executive Officer				108,532	(4)	$7,973,846
				120,077	(5)	8,822,057
Leah Swan	10,209	(6)	$750,055
Chief Operating Officer	1,414	(7)	103,887
	4,726	(8)	347,219
	4,726	(9)	347,219
	48,031	(10)	3,528,838
				7,090	(11)	$520,902
Michael Scarpa(12)	2,827	(13)	$207,700
Chief Financial Officer	4,726	(14)	347,219
	24,016	(15)	1,764,456
				9,452	(16)	$694,438
				24,016	(17)	1,764,456
Robert Helm(12)	170	(18)	$12,490
Senior Vice President, Finance	848	(19)	62,303
and Inventory Management	4,853	(20)	356,550
	18,012	(21)	1,323,342
				340	(22)	$24,980
				848	(23)	62,303
				7,279	(24)	534,788
Claudia Lima-Guinehut	214	(25)	$15,723
Senior Vice President,	3,151	(26)	231,504
Global Merchandising	24,016	(27)	1,764,456
and Strategic Partnerships				425	(28)	$31,225
				4,726	(29)	347,219

Notes to the Outstanding Equity Awards at Fiscal Year-End Table

(1)	Includes dividend equivalent shares accrued as of January 30, 2021 on such unvested shares and unearned shares, as applicable.
(2)	Calculated based on $73.47 per share, which was the closing market price per share of the Company’s Common Stock, as reported on The NASDAQ Stock Market, on January 29, 2021.
(3)	Represents unvested TRSUs initially comprising 120,077 shares of Common Stock awarded to Ms. Elfers on May 29, 2020. Of the shares awarded, one-third will vest and be delivered on each of the first, second and third anniversaries of the award date, provided Ms. Elfers is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 40,025 of the shares reflected in the table will vest on May 29, 2021.
(4)	Awarded pursuant to the terms of PRSUs granted on June 27, 2019 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Ms. Elfers at target based upon the achievement of the performance targets for fiscal years 2019-2020. See “Compensation Discussion & Analysis – 2019 CEO LTIP Equity Award” starting on page 45.

62	2021 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

(5)	Awarded pursuant to the terms of PRSUs granted on June 5, 2020 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Ms. Elfers at target based upon the achievement of the performance targets for fiscal years 2020-2022. Earned performance shares will vest in April 2023, provided Ms. Elfers is employed on January 28, 2023, subject to the terms and conditions of the 2011 Equity Plan.
(6)	Represents TRSUs initially comprising 9,700 shares of Common Stock awarded to Ms. Swan on August 28, 2017. Of the shares awarded, one-quarter vested on each of August 11, 2018, August 11, 2019 and August 11, 2020, and one-quarter will vest August 11, 2021. Pursuant to Ms. Swan’s corresponding TRSU award agreement, all such vested shares are deferred until their delivery on February 15, 2022, on and subject to the terms and conditions set forth therein.
(7)	Represents unvested TRSUs initially comprising 4,069 shares of Common Stock awarded to Ms. Swan on May 4, 2018. Of the shares awarded, one-third vested and were delivered on each of the first and second anniversaries of the award date and one-third will vest on the third anniversary of the award date, provided Ms. Swan is employed by the Company on the vesting date, subject to the terms and conditions of the 2011 Equity Plan. The shares reflected in the table will vest on May 4, 2021.
(8)	Represents unvested TRSUs initially comprising 6,931 shares of Common Stock awarded to Ms. Swan on May 8, 2019. Of the shares awarded, one-third vested and was delivered on the first anniversary of the award date and one-third will vest and be delivered on each of the second and third anniversaries of the award date, provided Ms. Swan is employed by the Company on the vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 2,363 of the shares reflected in the table will vest on May 8, 2021.
(9)	Represents unvested TRSUs initially comprising 9,242 shares of Common Stock awarded to Ms. Swan on May 8, 2019, in connection with Ms. Swan’s promotion to Chief Administrative Officer on May 5, 2019, as set forth in the Letter Agreement dated April 9, 2019 between The Children’s Place Services Company, LLC and Ms. Swan, filed on May 29, 2019 as Exhibit 10.4 to the Quarterly Report on Form 10-Q of the Company for the quarter ended May 4, 2019. Of the shares initially awarded, one-half vested and was delivered on the first anniversary of the award date and one-half will vest and be delivered on the second anniversary of the award date, provided Ms. Swan is employed by the Company on the vesting date, subject to the terms and conditions of the 2011 Equity Plan. 4,726 of the shares reflected in the table will vest on May 8, 2021.
(10)	Represents unvested TRSUs initially comprising 48,031 shares of Common Stock awarded to Ms. Swan on May 29, 2020. Of the shares awarded, one-third will vest and be delivered on each of the first, second and third anniversaries of the award date, provided Ms. Swan is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 16,010 of the shares reflected in the table will vest on May 29, 2021.
(11)	Awarded pursuant to the terms of PRSUs granted on May 8, 2019 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Ms. Swan at target based upon the achievement of the performance targets for fiscal years 2019-2021. Earned performance shares will vest in April 2022, provided Ms. Swan is employed by the Company on that date, subject to the terms and conditions of the 2011 Equity Plan.
(12)	On February 1, 2021, the Company announced that Robert F. Helm, Senior Vice President, Finance & Inventory Management, was appointed Chief Financial Officer effective April 1, 2021, and that Michael Scarpa had decided to retire from the Company and step down from his position as Chief Financial Officer on March 31, 2021.
(13)	Represents unvested TRSUs initially comprising 8,137 shares of Common Stock awarded to Mr. Scarpa on May 4, 2018. Of the shares awarded, one-third vested and were delivered on each of the first and second anniversaries of the award date and as a result of Mr. Scarpa’s retirement on March 31, 2021, one-third will vest on April 15, 2021 in accordance with the terms and conditions of the 2011 Equity Plan.
(14)	Represents unvested TRSUs initially comprising 9,242 shares of Common Stock awarded to Mr. Scarpa on May 8, 2019. Of the shares awarded, one-half vested and were delivered on the first anniversary of the award date and as a result of Mr. Scarpa’s retirement on March 31, 2021, one-half will vest on April 15, 2021 in accordance with the terms and conditions of the 2011 Equity Plan.
(15)	Represents unvested TRSUs initially comprising 24,016 shares of Common Stock awarded to Mr. Scarpa on May 29, 2020. As a result of Mr. Scarpa’s retirement on March 31, 2021, these shares will vest on April 15, 2021 in accordance with the terms and conditions of the 2011 Equity Plan.
(16)	Awarded pursuant to the terms of PRSUs granted on May 8, 2019 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Scarpa at target based upon the achievement of the performance targets for fiscal years 2019-2020. See “Compensation Discussion & Analysis – 2019 LTIP Equity Awards” on page 54.
(17)	Awarded pursuant to the terms of PRSUs granted on June 5, 2020 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Scarpa at target based upon the achievement of the performance targets for fiscal years 2020-2022. As a result of Mr. Scarpa’s retirement on March 31, 2021, 50% of the target number of shares will vest on April 15, 2021 in accordance with the terms and conditions of the 2011 Equity Plan.
(18)	Represents unvested TRSUs initially comprising 499 shares of Common Stock awarded to Mr. Helm on May 4, 2018. Of the shares awarded, one-third vested and were delivered on each of the first and second anniversaries of the award date and one-third will vest on the third anniversary of the award date, provided Mr. Helm is employed by the Company on the vesting date, subject to the terms and conditions of the 2011 Equity Plan. The shares reflected in the table will vest on May 4, 2021.

2021 PROXY STATEMENT	63

EXECUTIVE AND DIRECTOR COMPENSATION

(19)	Represents unvested TRSUs initially comprising 1,251 shares of Common Stock awarded to Mr. Helm on July 8, 2019. Of the shares awarded, one-third vested and was delivered on May 8, 2020 and one-third will vest and be delivered on each of May 8, 2021 and May 8, 2022, provided Mr. Helm is employed by the Company on the vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 424 of the shares reflected in the table will vest on May 8, 2021.
(20)	Represents unvested TRSUs initially comprising 7,213 shares of Common Stock awarded to Mr. Helm on December 2, 2019. Of the shares awarded, one-third vested and was delivered on the first anniversary of the award date and one-third will vest and be delivered on each of the second and third anniversaries of the award date, provided Mr. Helm is employed by the Company on the vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 2,426 of the shares reflected in the table will vest on December 2, 2021.
(21)	Represents unvested TRSUs initially comprising 18,012 shares of Common Stock awarded to Mr. Helm on May 29, 2020. Of the shares awarded, one-third will vest and be delivered on each of the first, second and third anniversaries of the award date, provided Ms. Helm is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 6,004 of the shares reflected in the table will vest on May 29, 2021.
(22)	Awarded pursuant to the terms of PRSUs granted on May 4, 2018 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Helm at target based upon the achievement of the performance targets for fiscal years 2018-2020. Earned performance shares will vest in April 2021, provided Mr. Helm is employed by the Company on that date, subject to the terms and conditions of the 2011 Equity Plan.
(23)	Awarded pursuant to the terms of PRSUs granted on July 8, 2019 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Helm at target based upon the achievement of the performance targets for fiscal years 2019-2021. Earned performance shares will vest in April 2022, provided Mr. Helm is employed by the Company on that date, subject to the terms and conditions of the 2011 Equity Plan.
(24)	Awarded pursuant to the terms of PRSUs granted on December 2, 2019 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Helm at target based upon the achievement of the performance targets for fiscal years 2019-2021. Earned performance shares will vest in April 2022, provided Mr. Helm is employed by the Company on that date, subject to the terms and conditions of the 2011 Equity Plan.
(25)	Represents unvested TRSUs initially comprising 620 shares of Common Stock awarded to Ms. Lima-Guinehut on May 4, 2018. Of the shares awarded, one-third vested and were delivered on each of the first and second anniversaries of the award date and one-third will vest on the third anniversary of the award date, provided Ms. Lima-Guinehut is employed by the Company on the vesting date, subject to the terms and conditions of the 2011 Equity Plan. The shares reflected in the table will vest on May 4, 2021.
(26)	Represents unvested TRSUs initially comprising 4,621 shares of Common Stock awarded to Ms. Lima-Guinehut on May 8, 2019. Of the shares initially awarded, one-third vested and was delivered on the first anniversary of the award date and one-third will vest and be delivered on each of the second and third anniversaries of the award date, provided Ms. Lima-Guinehut is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 1,575 of the shares reflected in the table will vest on May 8, 2021.
(27)	Represents unvested TRSUs initially comprising 24,016 shares of Common Stock awarded to Ms. Lima-Guinehut on May 29, 2020. Of the shares awarded, one-third will vest and be delivered on each of the first, second and third anniversaries of the award date, provided Ms. Lima-Guinehut is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 8,005 of the shares reflected in the table will vest on May 29, 2021.
(28)	Awarded pursuant to the terms of PRSUs granted on May 4, 2018 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Ms. Lima-Guinehut at target based upon the achievement of the performance targets for fiscal years 2018-2020. Earned performance shares will vest in April 2021, provided Ms. Lima-Guinehut is employed by the Company on that date, subject to the terms and conditions of the 2011 Equity Plan.
(29)	Awarded pursuant to the terms of PRSUs granted on May 8, 2019 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Ms. Lima-Guinehut at target based upon the achievement of the performance targets for fiscal years 2019-2021. Earned performance shares will vest in April 2022, provided Ms. Lima-Guinehut is employed by the Company on that date, subject to the terms and conditions of the 2011 Equity Plan.

64	2021 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

Stock Vested

The following table contains information concerning the number of shares acquired and value realized during fiscal 2020 upon the vesting/delivery of equity awards previously granted to each of the Company’s NEOs.

	Stock Awards
Name and Principal Position*	Number of Shares Acquired on Vesting/Delivery (#)		Value Realized on Vesting ($)(1)
Jane Elfers	1,958	(2)	$31,445
President and Chief Executive Officer	14,507	(3)	960,508
Leah Swan	101	(4)	$1,622
Chief Operating Officer	1,120	(5)	30,486
	1,413	(6)	39,960
	2,363	(7)	70,866
	4,726	(8)	141,733
Michael Scarpa(9)	470	(10)	$7,548
Chief Financial Officer	5,224	(11)	142,197
	2,826	(12)	79,919
	4,726	(13)	141,733
Robert Helm(9)	11	(14)	$177
Senior Vice President, Finance and Inventory Management	181	(15)	4,927
	170	(16)	4,808
	424	(17)	12,716
	1,325	(18)	30,078
	2,426	(19)	108,176
Claudia Lima-Guinehut	11	(20)	$177
Senior Vice President, Global Merchandising	181	(21)	4,927
and Strategic Partnerships	212	(22)	5,995
	1,575	(23)	47,234

*	No NEOs held options to acquire Common Stock during fiscal 2020

Notes to the Stock Vested Table

(1)	Represents the aggregate dollar amount realized based upon the fair market value of the Company’s Common Stock on the vesting date or delivery date, as applicable, of each award.
(2)	Represents the delivery of vested shares of Common Stock (together with dividend equivalents shares accrued thereon) underlying PRSUs granted to Ms. Elfers on April 25, 2017.
(3)	Represents the final partial vesting of 41,047 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Ms. Elfers pursuant to TRSUs awarded on February 7, 2017, one-third of which vested and were delivered on each of the first, second and third anniversaries of the date of grant, respectively.
(4)	Represents the delivery of vested shares of Common Stock (together with dividend equivalents shares accrued thereon) underlying PRSUs granted to Ms. Swan on May 5, 2017.
(5)	Represents the final partial vesting of 3,178 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Ms. Swan pursuant to TRSUs awarded on May 5, 2017, one-third of which vested and were delivered on each of the first, second and third anniversaries of the date of grant, respectively.
(6)	Represents the second partial vesting of 4,069 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Ms. Swan pursuant to TRSUs awarded on May 4, 2018, one-third of which vested and were delivered on each of the first and second anniversaries of the date of grant and one-third of which are deliverable to Ms. Swan on the third anniversary of the date of grant, provided Ms. Swan is employed by the Company on the vesting date, subject to the terms and conditions of the 2011 Equity Plan.

2021 PROXY STATEMENT	65

EXECUTIVE AND DIRECTOR COMPENSATION

(7)	Represents the first partial vesting of 6,931 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Ms. Swan pursuant to TRSUs awarded on May 8, 2019, one-third of which vested and were delivered on the first anniversary of the date of grant and one-third of which are deliverable to Ms. Swan on each of the second and third anniversaries of the date of grant, provided Ms. Swan is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan.
(8)	Represents the first partial vesting of 9,242 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Ms. Swan on May 8, 2019 pursuant to TRSUs awarded in connection with Ms. Swan’s promotion to Chief Administrative Officer, one-half of which vested and were delivered on the first anniversary of the date of grant and one-half of which are deliverable to Ms. Swan on the second anniversary of the date of grant, provided Ms. Swan is employed by the Company on the vesting date, subject to the terms and conditions of the 2011 Equity Plan.
(9)	On February 1, 2021, the Company announced that Robert F. Helm, Senior Vice President, Finance & Inventory Management, was appointed Chief Financial Officer effective April 1, 2021, and that Michael Scarpa had decided to retire from the Company and step down from his position as Chief Financial Officer on March 31, 2021.
(10)	Represents the delivery of vested shares of Common Stock (together with dividend equivalents shares accrued thereon) underlying PRSUs granted to Mr. Scarpa on May 5, 2017.
(11)	Represents the final partial vesting of 14,832 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Mr. Scarpa pursuant to TRSUs awarded on May 5, 2017, one-third of which vested and were delivered on each of the first, second and third anniversaries of the date of grant, respectively.
(12)	Represents the second partial vesting of 8,137 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Mr. Scarpa pursuant to TRSUs awarded on May 4, 2018, one-third of which vested and were delivered on each of the first and second anniversaries of the date of grant and as a result of Mr. Scarpa’s retirement on March 31, 2021, one-third of which are deliverable to Mr. Scarpa on April 15, 2021 in accordance with the terms and conditions of the 2011 Equity Plan.
(13)	Represents the first partial vesting of 9,242 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Mr. Scarpa pursuant to TRSUs awarded on May 8, 2019, one-half of which vested and were delivered on the first anniversary of the date of grant and as a result of Mr. Scarpa’s retirement on March 31, 2021, one-half of which are deliverable to Mr. Scarpa on April 15, 2021 in accordance with the terms and conditions of the 2011 Equity Plan.
(14)	Represents the delivery of vested shares of Common Stock (together with dividend equivalent shares accrued thereon) underlying PRSUs granted to Mr. Helm on May 5, 2017.
(15)	Represents the final partial vesting of 509 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Mr. Helm pursuant to TRSUs awarded on May 5, 2017, one-third of which vested and were delivered on each of the first, second and third anniversaries of the date of grant, respectively.
(16)	Represents the second partial vesting of 499 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Mr. Helm pursuant to TRSUs awarded on May 4, 2018, one-third of which vested and were delivered on each of the first and second anniversaries of the date of grant and one-third of which are deliverable to Mr. Helm on the third anniversary of the date of grant, provided Mr. Helm is employed by the Company on the vesting date, subject to the terms and conditions of the 2011 Equity Plan.
(17)	Represents the first partial vesting of 1,251 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Mr. Helm pursuant to TRSUs awarded on July 8, 2019, one-third of which vested and were delivered on the first anniversary of the date of grant and one-third of which are deliverable to Mr. Helm on each of the second and third anniversaries of the date of grant, provided Mr. Helm is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan.
(18)	Represents the delivery of vested shares of Common Stock (together with dividend equivalent shares accrued thereon) underlying TRSUs granted to Mr. Helm on July 8, 2019.
(19)	Represents the first partial vesting of 7,213 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Mr. Helm pursuant to TRSUs awarded on December 2, 2019, one-third of which vested and were delivered on the first anniversary of the date of grant and one-third of which are deliverable to Mr. Helm on each of the second and third anniversaries of the date of grant, provided Mr. Helm is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan.
(20)	Represents the delivery of vested shares of Common Stock (together with dividend equivalent shares accrued thereon) underlying PRSUs granted to Ms. Lima-Guinehut on May 5, 2017.
(21)	Represents the final partial vesting of 509 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Ms. Lima-Guinehut pursuant to TRSUs awarded on May 5, 2017, one-third of which vested and were delivered on each of the first, second and third anniversaries of the date of grant, respectively.

66	2021 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

(22)	Represents the second partial vesting of 620 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Ms. Lima-Guinehut pursuant to TRSUs awarded on May 4, 2018, one-third of which vested and were delivered on each of the first and second anniversaries of the date of grant and one-third of which are deliverable to Ms. Lima-Guinehut on the third anniversary of the date of grant, provided Ms. Lima-Guinehut is employed by the Company on the vesting date, subject to the terms and conditions of the 2011 Equity Plan.
(23)	Represents the first partial vesting of 4,621 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Ms. Lima-Guinehut pursuant to TRSUs awarded on May 8, 2019, one-third of which vested and were delivered on the first anniversary of the date of grant and one-third of which are deliverable to Ms. Lima-Guinehut on each of the second and third anniversaries of the date of grant, provided Ms. Lima-Guinehut is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan.

2021 PROXY STATEMENT	67

EXECUTIVE AND DIRECTOR COMPENSATION

Deferred Compensation Plan

Eligible employees, including our NEOs, and our Directors may elect annually to defer a portion of their salary, cash bonus, Director fees and stock awards under The Children’s Place, Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). Under this plan, participants can defer up to 80% of their salary, 100% of their cash bonus, 100% of their Director fees and/or 100% of their stock awards payable in the following calendar year. At the option of the participant, these amounts may be deferred to a specific date at least two years from the last day of the year in which deferrals are credited into the participant’s account. Interest on deferred amounts is credited to the participant’s account based upon the earnings and losses of one or more of the investments selected by the participant from the various investment alternatives available under the Deferred Compensation Plan, as determined by the Compensation Committee. Directors may elect to invest their cash fees in Company stock. All stock awards are distributed in the form of shares of Company stock.

At the time of deferral, a participant must indicate whether he or she wishes to receive the amount deferred in either a lump sum or in substantially equal annual installments over a period of up to five years. If a participant is an employee of the Company and separates from service prior to the elected commencement date for distributions and has not attained a combination of age and years of service to the Company the sum of which is equal to at least 55, then the deferred amounts will be distributed immediately in a lump sum, regardless of the method of distribution originally elected by the participant. If the participant in question is an employee of the Company and separates from service prior to the elected commencement date for distribution and has attained a combination of age and years of service to the Company, the sum of which is equal to at least 55, then the participant may receive the amounts in substantially equal annual installments over a period of up to fifteen years. If the participant is a Director and separates from service prior to the elected commencement date for distributions, then the deferred amounts will be distributed immediately in a lump sum unless the recipient has elected on a timely basis to receive the amounts in substantially equal installments over a period of up to fifteen years. If the participant in question is a “specified employee” under the Code, there may be a six-month delay in the commencement of distributions, if triggered by the participant’s termination or retirement. Changes to deferral elections with respect to previously deferred amounts are permitted only under the limited terms and conditions specified in the Code, and early withdrawals from deferred accounts are permitted only in extreme cases, such as unforeseen financial hardship resulting from an illness or accident of the participant which is demonstrated to the Compensation Committee.

CEO Employment Agreement

The Company and Jane Elfers, our President and Chief Executive Officer, are parties to an employment agreement dated December 2009, as amended (the “employment agreement”).

Set forth below is a summary of certain other terms contained in Ms. Elfers’ employment agreement.

Board of Directors. Ms. Elfers is to be nominated for election to our Board pursuant to her employment agreement.

Benefits and Perquisites. During the term of her employment agreement, Ms. Elfers will be entitled to the perquisites described under the heading “Executive and Director Compensation - Compensation Discussion & Analysis - Elements of Compensation Program - Employee Benefits and Perquisites” above and to participate in all employee benefit and perquisite plans, programs and arrangements offered by the Company as the Company generally makes available to senior executives of the Company, from time to time (other than any severance plan or program).

Awards and Benefits. The bonus awards, equity awards, benefits and perquisites provided to Ms. Elfers under the employment agreement are to be on a basis which is no less favorable to Ms. Elfers than the most favorable basis on which such awards, benefits or perquisites are granted to any other senior executive officer of the Company, except for such awards, benefits or perquisites granted to any senior executive officer in connection with an initial hire or promotion or other grants not in the regular course.

68	2021 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

Severance. Certain severance benefits are provided in the event of a termination of Ms. Elfers’ employment by the Company other than for cause, in the case of disability, by Ms. Elfers for good reason or at the expiration of the term of her employment agreement due to the Company’s issuance of a non-renewal notice. In the event of such termination and subject to a release of claims against the Company by Ms. Elfers, Ms. Elfers will be entitled to receive: (i) earned, but unpaid, base salary and unpaid expense reimbursement through the date of termination; (ii) a lump sum cash payment of any annual bonus and other incentive compensation earned, but unpaid, for the most recent fiscal year ended prior to the date of termination; (iii) an amount equal to the sum of (a) two times her then current base salary and (b) two times the greater of (x) her target bonus or (y) the average of the immediately preceding two year’s annual bonuses earned by her (the greater of clause (x) or (y), the “bonus amount”), payable in cash in equal installments (the payments set forth in (iii), collectively, the “severance payments”) over a period of 24 months following the date of termination (the “severance period”); (iv) a lump sum cash payment of a pro-rata portion of $1.2 million for the fiscal year in which her employment terminates; and (v) continued healthcare coverage under the Company’s group health plan, at the Company’s expense, and continued provision of certain benefits and perquisites, for a period not to exceed the severance period.

Change in Control. In the event of a termination of Ms. Elfers’ employment by the Company other than for cause, in the case of disability, by Ms. Elfers for good reason or at the expiration of the term of her employment agreement due to the Company’s issuance of a non-renewal notice that occurs, in any case, within two years following the occurrence of a change in control which constitutes a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5)(i), then, in addition to the amounts and benefits described in clauses (i), (ii) and (iv) of the immediately preceding paragraph, but in lieu of the severance payments and the benefits described in clauses (iii) and (v) of the immediately preceding paragraph, Ms. Elfers will be entitled to a lump sum cash severance payment in an amount equal to three times the sum of her base salary and the bonus amount, and continued healthcare coverage under the Company’s group health plan, at the Company’s expense, and continued provision of certain benefits and perquisites, for a period of 36 months. If such a termination occurs within two years following the occurrence of a change in control which does not constitute a “change in control event” within the meaning of Treas. Reg. §1.409A-3(i)(5)(i), Ms. Elfers will receive the same benefits and amounts described above, but a portion of the change in control severance will be paid over the severance period rather than in a lump sum.

In the event that the “golden parachute” excise tax provisions of the Code (Sections 280G and 4999) are implicated because of the foregoing payments and benefits, the Company will not provide any tax gross-up to Ms. Elfers. Rather, Ms. Elfers will receive the greater of: (i) the largest portion of the payments and benefits that are not subject to a “golden parachute” excise tax under Sections 280G and 4999 of the Code or (ii) the largest portion of the payments and benefits, up to and including the total, if the net-after-excise tax amount retained by her would exceed the amount in clause (i) above.

Restrictions and Indemnification. During the term of her employment agreement and for a period of 12 months following the date of termination, Ms. Elfers will be subject to restrictions on competition with the Company. During the term of her employment agreement and for a period of 18 months following the date of termination, Ms. Elfers will be subject to restrictions on the solicitation of the Company’s employees, and of the Company’s vendors, distributors, manufacturers, lessors, independent contractors or agents for and on behalf of a competitive business. For all periods during and after the term of her employment agreement, Ms. Elfers will be subject to non-disclosure and confidentiality restrictions relating to the Company’s confidential information and trade secrets. Ms. Elfers’ employment agreement also contains indemnification provisions for claims that may arise in connection with Ms. Elfers’ service as President and CEO or as a Director of the Company.

2021 PROXY STATEMENT	69

EXECUTIVE AND DIRECTOR COMPENSATION

Other Arrangements

The Company does not have any employment agreements with any of its NEOs (other than Ms. Elfers) or any other member of management. As is its practice, the Company and each of the NEOs (other than Ms. Elfers) and certain other members of management are parties to offer letters, which generally establish certain terms of employment, including base salary, target bonus as a percentage of base salary, initial equity awards, paid time off and other benefits, and contain confidentiality, work product, non-solicitation and non-competition obligations.

Change in Control Agreements

We have entered into change in control severance agreements with our NEOs (other than Ms. Elfers), certain other executives and other key employees that require us to make payments and provide benefits in the event of the termination of his or her employment by the Company without cause or by such executive or key employee for good reason occurring in connection with a change in control of the Company. We utilize these provisions in order to recruit and retain, including to obtain a long-term commitment to employment from, executives and key employees. We believe that appropriate severance arrangements will provide our executives with important incentives to remain employed with us and to concentrate on the Company’s business objectives in circumstances where a change in control of the Company becomes imminent.

Each of Mses. Swan and Lima-Guinehut and Messrs. Scarpa and Helm (as well as other executives and certain other key employees) has entered into separate change in control severance agreements, pursuant to which each is provided severance benefits upon a termination of employment in connection with a change in control. Pursuant to their change in control severance agreements, each of Mses. Swan and Lima-Guinehut and Messrs. Scarpa and Helm will receive severance benefits upon a termination of employment by the Company without cause or by the executive for “good reason” within two years following a change in control.

Each change in control severance agreement is for two years and then automatically renews for one-year terms thereafter, unless the Company provides 90 days’ notice of its intent to terminate the agreement. Upon a termination of employment in connection with a change in control entitling them to benefits under the agreement, each of Mses. Swan and Lima-Guinehut and Messrs. Scarpa and Helm is to receive a lump sum severance payment equal to the sum of their respective base salary, and the average of their respective actual bonuses payable for each of the previous three years, multiplied by, in the case of Ms. Swan and Mr. Scarpa, 2, and in the case of Ms. Lima-Guinehut and Mr. Helm, 1.5.

In the event that the “golden parachute” excise tax provisions of the Code (Sections 280G and 4999) are implicated because of any payments and benefits to be made and provided to an executive under the change in control severance agreements, the Company will not provide any tax gross-ups. Rather, the change in control severance agreements provide for the executives to receive the greater of: (i) the largest portion of the payments and benefits that would result in no parachute excise tax under Sections 280G and 4999 of the Code, or (ii) the largest portion of the payments and benefits, up to and including the total, if the net after-excise-tax amount retained by the executive would exceed the amount in clause (i) above.

For purposes of the change in control severance agreements, the term “change in control” is defined as: (i) the sale to any purchaser of (a) all or substantially all of the assets of the Company, or (b) capital stock representing more than 50% of the stock of the Company entitled to vote generally in the election of directors; (ii) a merger or consolidation of the Company with another corporation if, immediately after such merger or consolidation, less than a majority of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the surviving corporation is held by those who held such securities immediately prior to the transaction; (iii) if any person becomes the beneficial owner of securities representing more than 50% of the combined voting power of voting stock of the Company (or the subsidiary employing the executive) entitled to vote generally in the election of directors; or (iv) if the individuals (a) who, as of the date of the applicable agreement, constitute the Board (the “Original Directors”) and (b) who thereafter are elected to the Board and whose election or nomination was approved by a majority of the

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Original Directors then still in office (the “Additional Original Directors”) and (c) who thereafter are elected to the Board and whose election or nomination was approved by a majority of the Original Directors and Additional Original Directors then still in office, cease for any reason to constitute a majority of the members of the Board.

Severance Guidelines and Offer Letters

Under the Company’s severance guidelines and its offer letters with Mses. Swan and Lima-Guinehut and Messrs. Scarpa and Helm, upon a termination of employment (other than in connection with a change in control) of any of these NEOs by the Company without cause, the affected NEOs will receive severance in the form of salary continuation payments for a period which is the greater of the period provided under the Company’s severance guidelines in effect at the time of termination or 18 months, in the case of Ms. Swan and Mr. Scarpa, or 12 months, in the case of Ms. Lima-Guinehut and Mr. Helm, provided that, in any event, the Company’s severance obligations will be automatically reduced by the amount of salary and other like annual remuneration received from employment or engagement as an independent contractor during the severance period. Receipt of severance payments is conditioned upon the execution and delivery by the affected NEO of an agreement containing a release of claims, a confidentiality agreement, and a non-solicitation and non-competition agreement for a period of time following termination equal to the severance period.

2021 PROXY STATEMENT	71

EXECUTIVE AND DIRECTOR COMPENSATION

Potential Payments upon Termination or Change in Control

The following table sets forth the estimated incremental payments and benefits that would be payable to each NEO upon termination of such NEO’s employment in certain circumstances, including in connection with a change in control of the Company, assuming that the triggering event occurred at year-end fiscal 2020 (January 30, 2021). All equity held by all NEOs is subject to a “double trigger”, i.e., an NEO’s employment would have to be terminated in connection with a change in control in order for the NEO’s equity to vest in accordance with the applicable award agreement.

Name and Principal Position	Termination Reason	Severance ($)		FY 2020 Bonus ($)	Payment of Time-Based RSUs ($)(1)	Payment of Performance Shares ($)(1)	Health & Welfare Benefits ($)	Total ($)
Jane Elfers	By Company without cause	$6,920,000	(2)	—	$8,822,057	$16,795,903	$83,656	$32,621,616
President and	By Executive for Good Reason	6,920,000	(2)	—	8,822,057	16,795,903	83,656	32,621,616
Chief Executive Officer	Following Change in Control	9,780,000	(3)	—	8,822,057	16,795,903	125,484	35,523,444
	Death	—		—	8,822,057	16,795,903	20,246	25,638,206
	Disability	—		—	8,822,057	16,795,903	20,246	25,638,206
Leah Swan	By Company without cause	$1,125,000	(2)	—	—	—	$24,411	$1,149,411
Chief Operating Officer	By Executive for Good Reason	—		—	—	—	—	—
	Following Change in Control	2,153,515	(3)	—	$5,077,218	$520,902	48,822	7,800,457
	Death	—		—	5,077,218	520,902	—	5,598,120
	Disability	—		—	5,077,218	520,902	—	5,598,120
Michael Scarpa(4)	By Company without cause	$1,162,500	(2)	—	—	—	$13,683	$1,176,183
Chief Financial Officer	By Executive for Good Reason	—		—	—	—	—	—
	Following Change in Control	2,660,833	(3)	—	$2,319,375	$2,458,894	27,366	7,466,468
	Death	—		—	2,319,375	2,458,894	—	4,778,269
	Disability	—		—	2,319,375	2,458,894	—	4,778,269
Robert Helm(4)	By Company without cause	$450,000	(2)	—	—	—	$4,135	$454,135
Senior Vice President,	By Executive for Good Reason	—		—	—	—	—	—
Finance and Inventory	Following Change in Control	884,155	(3)	—	$1,754,685	$622,071	6,203	3,267,114
Management	Death	—		—	1,754,685	622,071	—	2,376,756
	Disability	—		—	1,754,685	622,071	—	2,376,756
Claudia Lima-Guinehut	By Company without cause	$500,000	(2)	—	—	—	$12,102	$512,102
Senior Vice President,	By Executive for Good Reason	—		—	—	—	—	—
Global Merchandising	Following Change in Control	860,610	(3)	—	$2,011,683	$378,444	18,153	3,268,890
and Strategic Partnerships	Death	—		—	2,011,683	378,444	—	2,390,127
	Disability	—		—	2,011,683	378,444	—	2,390,127

Notes to the Potential Payments upon Termination or Change in Control Table

(1)	Calculated based on $73.47 per share, which was the closing market price per share of the Company’s Common Stock as reported on The NASDAQ Stock Market on January 29, 2021. For purposes of calculating the amounts in the “Payment of Performance Shares” column, the target (100%) amounts of all performance-based awards were used.
(2)	Paid by way of salary continuation.
(3)	Paid in a lump sum.
(4)	On February 1, 2021, the Company announced that Robert F. Helm, Senior Vice President, Finance & Inventory Management, was appointed Chief Financial Officer effective April 1, 2021, and that Michael Scarpa had decided to retire from the Company and step down from his position as Chief Financial Officer on March 31, 2021.

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CEO Pay Ratio

The following sets forth information concerning the total annual compensation of our CEO and the total annual compensation of our median employee.

For the 2020 fiscal year ended January 30, 2021:

•	The total annual compensation of our CEO was $15,736,758

•	The total annual compensation of our median employee was $9,352; our median employee is a part-time, hourly retail store associate averaging 14.7 hours worked per week

For fiscal 2020, the ratio of the total annual compensation of our CEO to our median employee was estimated to be 1,683:1.

To calculate the total annual compensation of our median employee, the methodology and the material assumptions, adjustments and estimates were as follows:

•	As is permitted by applicable SEC regulations, our median employee for fiscal 2020 was selected on November 1, 2020, our most recent date for internal collection of employee compensation data and which is within the last three months of fiscal 2020, as the date upon which to identify our median employee. To identify the median employee from our employee population, we collected actual base salary, wages and other amounts paid, as applicable.

2021 PROXY STATEMENT	73

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation of Directors

Compensation for our non-employee Directors is set by the Board on the recommendation of the Compensation Committee. Compensation paid to our non-employee Directors is in the form of cash retainer payments and a time-vested equity award pursuant to our 2011 Equity Plan that provides for fixed annual grants.

In fiscal 2020, non-employee Director compensation consisted of the following, as applicable:

Annual Retainer Fiscal 2020
Cash	$70,000
Equity Grant(1)	A TRSU award having a fair market value of $130,000 ($180,000 in the case of the Company’s Chairman) which generally vests after one year, on the first business day of the Company’s fiscal year.
Additional Annual Retainer for the Chairman of the Board and Committee Chairs
Chairman	$100,000
Audit Committee Chair	$ 30,000
Compensation Committee Chair	$ 25,000
Nominating & Corporate Governance Committee Chair	$ 25,000
Additional Annual Retainer for the Members of Committees
Audit Committee	$ 13,500
Compensation Committee	$ 7,500
Nominating & Corporate Governance Committee	$ 3,000
(1)	The 2011 Equity Plan caps at $250,000 the aggregate fair market value of equity awards made to any non-employee Director in any calendar year.

The Company also pays or reimburses Directors for travel expenses relating to attending meetings of our Board, its Committees and annual meetings of shareholders, and reimburses Directors in an amount not to exceed $6,000 per year for attendance at director educational seminars. In addition, all Directors are eligible to receive 15 Company-issued discount cards for use in purchasing our merchandise in accordance with our employee merchandise discount policy, which they may distribute to their friends and family, at their discretion.

Employee Directors are paid for their services to the Company as employees and do not receive any additional compensation for serving on our Board. Accordingly, employee Directors are not eligible for any annual retainer or other Director fees or the Director-related equity award.

Under the Company’s stock ownership guidelines, non-employee directors are required to acquire shares of Common Stock (directly or through share equivalent units) with a value of at least five times their annual Director cash retainer within five years of joining the Board.

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The following table shows the compensation earned by each non-employee Director in fiscal 2020.

Non-Employee Directors’ Compensation

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Norman Matthews	$135,375	$180,014	$315,389
Joseph Alutto	73,500	130,031	203,531
John E. Bachman	86,813	130,031	216,844
Marla Beck	64,375	130,031	194,406
Elizabeth J. Boland	62,625	130,031	192,656
Tracey R. Griffin(3)	27,833	43,335	71,168
Joseph Gromek	76,875	130,031	206,906
Robert L. Mettler(4)	58,125	130,031	188,156
Debby Reiner	59,125	130,031	189,156

Notes to the Non-Employee Directors’ Compensation Table

(1)	Represents the aggregate dollar amount of all fees earned in cash for services as a Director and as a member(s) of a Board Committee(s) in fiscal 2020. Effective April 1, 2020, as a result of the COVID-19 pandemic, the Company announced that the independent Directors of the Board unanimously approved to forego their cash compensation temporarily. Effective June 28, 2020, the Company announced that the Board of Directors approved the restoration of quarterly cash payments to independent Directors at pre-suspension levels. The compensation for fiscal 2020 reflects such temporary compensation suspension.

(2)	Represents the stock award grant date fair value recognized for financial statement reporting purposes in accordance with the “Compensation - Stock Compensation” topic of the Financial Accounting Standards Board’s Accounting Standards Codification. For more information, see Note 6 - Stock-Based Compensation in the accompanying Notes to Consolidated Financial Statements filed in our Annual Report on Form 10-K for our 2020 fiscal year. The fair value of TRSUs is defined as the closing price of the Company’s Common Stock on the grant date. Stock awards to those who have attained the age of retirement are subject to accelerated expensing for financial reporting purposes. Each of Dr. Alutto, and Messrs. Gromek, Matthews and Mettler has reached retirement age, and consequently each stock award received by him is subject to accelerated vesting upon retirement from the Board.

(3)	Tracey R. Griffin was appointed to the Board on October 5, 2020. The fees paid to Ms. Griffin reflect a pro-rated amount for the portion of fiscal 2020 in which she served as a Director.

(4)	Mr. Mettler will continue to serve as a Director through the Annual Meeting and will not stand for re-election to the Board.

Deferral of Fees

Under the Company’s Deferred Compensation Plan as described above, Directors may elect to defer all or a part of their Director fees and stock awards. The Deferred Compensation Plan permits Directors to invest deferred cash fees in the Company’s Common Stock. A Director who elects to invest deferred cash fees in Common Stock will receive shares upon completion of the deferral period. Mr. Matthews and Dr. Alutto elected to defer their fiscal 2020 Directors fees pursuant to the Deferred Compensation Plan and elected to invest those deferred fees in shares of Common Stock.

2021 PROXY STATEMENT	75

STOCK OWNERSHIP

Stock Ownership of Directors and Executive Officers

The following table shows the beneficial ownership of Common Stock of each Director, each of our NEOs, and the Directors and executive officers as a group. “Beneficial ownership” as used here means more than “ownership” as that term is commonly used. For example, a person “beneficially” owns Company stock not only if he or she holds it directly, but also if he or she has (or shares) the power to vote or sell the stock indirectly (for example, through a relationship, a position as a director or trustee, or a contract or understanding). Beneficial ownership also includes shares a person has the right to acquire within 60 days, for example, through the scheduled vesting of an equity award or the exercise of a stock option.

Name of Beneficial Owner(1)	Shares Beneficially Owned(2)(3)
Norman Matthews(4)	119,886
Joseph Alutto(5)	43,854
John E. Bachman(6)	12,348
Marla Beck(7)	5,308
Elizabeth J. Boland(8)	5,976
Jane Elfers(9)	308,959
Tracey R. Griffin(10)	0
Joseph Gromek(11)	23,324
Robert L. Mettler(12)	8,378
Debby Reiner(13)	2,976
Michael Scarpa	118,349
Leah Swan(14)	42,549
Claudia Lima-Guinehut(15)	11,016
Robert Helm(16)	9,815
All Directors and executive officers as a group (15 persons)	734,864

Notes to the Stock Ownership Table

(1)	Information about Common Stock holdings in the above table and in these footnotes is as of March 25, 2021. Unless stated otherwise in these notes, each person named in the table owned his or her shares directly and has sole voting and investment power over such shares.

(2)	The number of shares beneficially owned in the above table includes, in each case, all dividend equivalent shares accrued and issued upon the vesting of the applicable equity awards held by the beneficial owner.

(3)	On March 25, 2021, each person named in the table beneficially owned less than 1.0% of the outstanding Common Stock, other than Ms. Elfers who beneficially owned approximately 2.11% of the outstanding shares. The Directors and executive officers as a group beneficially owned approximately 5.01% of the outstanding Common Stock.

(4)	Does not include 2,568 shares of Common Stock granted on February 1, 2021 pursuant to TRSUs not yet vested. Does include 15,000 shares of Common Stock held by The Matthews Family Trust, a trust formed for the benefit of the spouse and children of Mr. Matthews, of which Mr. Matthews is a trustee. Additionally, does include 51,952 shares of Common Stock credited to Mr. Matthews’ deferral account under the Company’s Nonqualified Deferred Compensation Plan. Mr. Matthews has no voting or dispositive power over shares of Common Stock credited to his deferral account under the Company’s Nonqualified Deferred Compensation Plan.

(5)	Does not include 1,855 shares of Common Stock granted on February 1, 2021 pursuant to TRSUs not yet vested. Does include 24,850 shares of Common Stock credited to Dr. Alutto’s deferral account under the Company’s Nonqualified Deferred Compensation Plan. Dr. Alutto has no voting or dispositive power over shares of Common Stock credited to his deferral account under the Company’s Nonqualified Deferred Compensation Plan.

(6)	Does not include 1,855 shares of Common Stock granted on February 1, 2021 pursuant to TRSUs not yet vested.

(7)	Does not include 1,855 shares of Common Stock granted on February 1, 2021 pursuant to TRSUs not yet vested.

(8)	Does not include 1,855 shares of Common Stock granted on February 1, 2021 pursuant to TRSUs not yet vested.

(9)	Does not include 80,052 shares of Common Stock (inclusive of dividend equivalent shares accrued thereon) granted on May 29, 2020 pursuant to TRSUs not yet vested.

(10)	Does not include 1,397 shares of Common Stock granted on October 5, 2020 pursuant to TRSUs not yet vested and 1,855 shares of Common Stock granted on February 1, 2021 pursuant to TRSUs not yet vested.

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(11)	Does not include 1,855 shares of Common Stock granted on February 1, 2021 pursuant to TRSUs not yet vested.

(12)	Mr. Mettler will continue to serve as a Director through the date of the Annual Meeting and is not standing for re-election to the Board.

(13)	Does not include 1,855 shares of Common Stock granted on February 1, 2021 pursuant to TRSUs not yet vested.

(14)	Does not include 2,364 shares of Common Stock (inclusive of dividend equivalent shares accrued thereon) granted on May 8, 2019 pursuant to TRSUs not yet vested and 32,021 shares of Common Stock (inclusive of dividend equivalent shares accrued thereon) granted on May 29, 2020 pursuant to TRSUs not yet vested.

(15)	Does not include 1,576 shares of Common Stock (inclusive of dividend equivalent shares accrued thereon) granted on May 8, 2019 pursuant to TRSUs not yet vested and 16,011 shares of Common Stock (inclusive of dividend equivalent shares accrued thereon) granted on May 29, 2020 pursuant to TRSUs not yet vested.

(16)	Does not include 424 shares of Common Stock (inclusive of dividend equivalent shares accrued thereon) granted on July 8, 2019 pursuant to TRSUs not yet vested, 4,853 shares of Common Stock (inclusive of dividend equivalent shares accrued thereon) granted on December 2, 2019 pursuant to TRSUs not yet vested and 12,008 shares of Common Stock (inclusive of dividend equivalent shares accrued thereon) granted on May 29, 2020 pursuant to TRSUs not yet vested.

2021 PROXY STATEMENT	77

STOCK OWNERSHIP

Stock Ownership of Certain Beneficial Owners

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of the Company’s Common Stock.

Name of Beneficial Owner	Shares Beneficially Owned	Percent of Class
BlackRock, Inc.(1)	2,290,417	15.7%
Invesco Ltd.(2)	1,223,375	8.4%
The Vanguard Group, Inc.(3)	1,202,406	8.2%
D. E. Shaw & Co., L.P.(4)	790,936	5.4%
TIAA-CREF / Teachers Advisors(5)	758,629	5.2%

Notes to the Stock Ownership of Certain Beneficial Owners Table

(1)	According to a Statement on Schedule 13G filed with the SEC on January 25, 2021, as of December 31, 2020, BlackRock, Inc., a Delaware corporation with an address of 55 East 52nd Street, New York, New York 10055, had sole voting power with respect to 2,261,434 shares and sole dispositive power with respect to 2,290,417 shares. According to the Schedule 13G, the interest of one person, iShares Core S&P Small-Cap ETF, is more than five percent of the total outstanding Common Stock of the Company.

(2)	According to a Statement on Schedule 13G filed with the SEC on February 16, 2021, as of December 31, 2020, Invesco Ltd., a Bermuda limited company with an address of 1555 Peachtree Street NE; Atlanta, Georgia 30309, had sole voting power with respect to 1,217,263 shares and sole dispositive power with respect to 1,223,375 shares. According to the Schedule 13G, Invesco Advisers, Inc. is a subsidiary of Invesco Ltd. and it advises the Invesco Global Consumer Trends Fund which owns 6.79% of our Company’s Common Stock. However, no one individual has greater than 5% economic ownership. The shareholders of the Fund have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of our Company’s Common Stock.

(3)	According to a Statement on Schedule 13G filed with the SEC on February 10, 2021, as of December 31, 2020, The Vanguard Group, Inc., a Pennsylvania corporation with an address of 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, had shared voting power with respect to 27,598 shares, sole dispositive power with respect to 1,164,534 shares, and shared dispositive power with respect to 37,872 shares.

(4)	According to a Statement on Schedule 13G filed with the SEC on February 16, 2021, as of December 31, 2020, D. E. Shaw & Co., L.P., a Delaware limited partnership with an address of 1166 Avenue of the Americas, 9th Floor, New York, New York 10036, had shared voting power with respect to 790,832 shares, and shared dispositive power with respect to 790,936 shares.

(5)	According to Statements on Schedule 13G filed with the SEC on February 12, 2021, as of December 31, 2020: (i) TIAA-CREF Investment Management, LLC, a Delaware limited liability company with an address of 730 Third Avenue, New York, New York 10017, had sole voting power with respect to 356,465 shares, and sole dispositive power with respect to 356,465 shares; and (ii) Teachers Advisors, LLC, a Delaware limited liability company with an address of 730 Third Avenue, New York, New York 10017, had sole voting power with respect to 402,164 shares, and sole dispositive power with respect to 402,164 shares.

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STOCK OWNERSHIP

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Directors and executive officers and any persons owning more than 10% of a class of the Company’s stock to file reports with the SEC and NASDAQ regarding their ownership of the Company’s stock and any changes in such ownership. The Company undertakes to file such reports on behalf of its Directors and executive officers pursuant to a power of attorney given to certain attorneys-in-fact. Based on the Company’s review of copies of these reports and executive officer and Director certifications, the Company believes that all Section 16(a) filing requirements applicable to its Directors and executive officers were complied with during fiscal 2020.

Certain Relationships and Related Transactions

The Company has a long-standing policy prohibiting its Directors, officers and employees from entering into transactions that present actual or potential conflicts of interest. This policy is reflected in the Company’s Code of Business Conduct and Related Person Transactions Policy, which is in writing and has been adopted by the Board.

The Nominating & Corporate Governance Committee approves all related person transactions, including related person compensation arrangements. Pursuant to the Company’s Related Person Transactions Policy, each related person is responsible for notifying the Company’s legal department of any potential related party transaction in which such person, or any member of his or her immediate family, may be directly or indirectly involved as soon as he or she becomes aware of such a transaction. The Nominating & Corporate Governance Committee is provided the details of the transaction and determines whether to approve the transaction taking into consideration, among other things: (i) whether the terms of the transaction are fair to the Company and are comparable to the terms that would exist in a similar transaction with an unaffiliated third-party; (ii) whether there are business reasons for the Company to enter into the transaction; (iii) whether the transaction would impair the independence of a non-management director; and (iv) whether the transaction would present or create the appearance of an improper conflict of interest for any related person, taking into account the size of the transaction and the direct or indirect nature of the interest of the related person in the transaction. In addition, the Nominating & Corporate Governance Committee reviews any ongoing related person transactions on at least an annual basis to ensure that such transactions are being pursued in accordance with the understandings made at the time such transactions were originally approved and if any changes should be pursued.

Based on the Company’s review of its transactions, there were no transactions considered to be a related person transaction during fiscal 2020.

2021 PROXY STATEMENT	79

STOCK PRICE PERFORMANCE GRAPH

The following graph and table compares the cumulative shareholder return on our Common Stock with the return on the CRSP Total Return Index for The NASDAQ Stock Market (US Companies) and the CRSP Total Return Index for the NASDAQ Retail Trade. The graph and the table below assume that $100 was invested on January 29, 2016 in each of our Common Stock, the CRSP Total Return Index for The NASDAQ Stock Market (US Companies) and the CRSP Total Return Index for the NASDAQ Retail Trade.

	FY2016	FY2017	FY2018	FY2019	FY2020
The Children’s Place—“PLCE”	147.03	228.94	154.68	98.16	120.86
CRSP Total Return Index for
The NASDAQ Stock Market (US Companies)	124.48	161.12	165.29	209.69	299.13
CRSP Total Return Index for the NASDAQ Retail Trade	105.25	114.10	121.05	132.69	161.49

The table below sets forth the closing price of our Common Stock and the closing indices for the CRSP Total Return Index for The NASDAQ Stock Market (US Companies) and the CRSP Total Return Index for the NASDAQ Retail Trade on the last day of certain of our fiscal years.

	FY2016	FY2017	FY2018	FY2019	FY2020
The Children’s Place—“PLCE”	94.80	145.60	92.13	59.67	73.47
CRSP Total Return Index for
The NASDAQ Stock Market (US Companies)	2,194.68	2,840.44	2,913.95	3,696.72	5,273.52
CRSP Total Return Index for The NASDAQ Retail Trade	1,169.92	1,268.31	1,345.50	1,475.03	1,795.17

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The following four proposals will be presented at the Annual Meeting for your vote. When voting by internet or telephone, you will be instructed how to vote for or against or abstain from voting on these proposals. If you received a printed copy of your proxy materials, space is provided on the proxy card to vote for or against or abstain from voting on each of the proposals.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES FOR DIRECTOR SET FORTH IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.

Proposal 1:	Election of the Nine Members of the Board Of Directors

The Board has nominated Joseph Alutto, John E. Bachman, Marla Beck, Elizabeth J. Boland, Jane Elfers, Tracey R. Griffin, Joseph Gromek, Norman Matthews and Debby Reiner for election as Directors at the Annual Meeting. If you elect these nominees, they will each hold office until the annual meeting of shareholders to be held in the Spring of 2022 or until their successors have been elected and qualified.

Biographical information regarding the nominees and information regarding the qualifications of the nominees appears under the heading “Corporate Governance at The Children’s Place – Board Nominees for Directors”.

Each of the nominees for Director who receives at least a majority of the votes cast at the Annual Meeting, either in person or by proxy, will be elected. Votes cast include votes for or against each nominee and exclude abstentions and withheld authority. This means that if you abstain from voting or withhold authority to vote for a particular nominee, your vote will not count for or against the nominee. Any nominee in this election who does not receive a majority of the votes cast must promptly offer to tender his or her resignation to the Board. The Nominating & Corporate Governance Committee will then consider the resignation and make a recommendation to the Board. If you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of the nominees. If your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

The Board of Directors recommends a vote FOR all of the nominees for Director listed above.

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Proposal 2:	Ratification of Selection of Independent Registered Public Accounting Firm

We are asking you to ratify the Audit Committee’s selection of EY as our independent registered public accounting firm for fiscal 2021. In the spring of 2018, EY replaced BDO USA, LLP (“BDO”) which had audited the accounts of the Company from October 2007 to March 2018. The Board considers it desirable and in the best interest of our shareholders to continue the services of EY for fiscal 2021.

Fees

The fees and out-of-pocket expenses billed or expected to be billed by EY and/or BDO for professional services rendered to the Company for fiscal 2020 and fiscal 2019 are set forth below.

	Fiscal 2020	Fiscal 2019
	(in thousands)
Audit Fees	$1,550	$1,373
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	$196	—
Total	$1,746	$1,373

With respect to fiscal year 2020, Audit Fees represent fees billed or expected to be billed by: (i) EY for professional services rendered for the audit of the Company’s annual financial statements for fiscal 2020 and the effectiveness of its internal controls over financial reporting as of January 30, 2021, including the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and services related to statutory and regulatory filings, international audits, and engagements for such fiscal year and, (ii) BDO for certain additional services related to statutory and regulatory filings, international audits, and engagements for such fiscal year. All Other Fees represent fees billed for non-audit services by EY’s debt capital advisory team in assisting the Company to explore potential debt financing options.

With respect to fiscal year 2019, Audit Fees represent fees billed by: (i) EY for professional services rendered for the audit of the Company’s annual financial statements for fiscal 2019 and the effectiveness of its internal controls over financial reporting as of February 1, 2020, including the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and services related to statutory and regulatory filings, international audits, and engagements for such fiscal year and, (ii) BDO for certain additional services related to statutory and regulatory filings, international audits, and engagements for such fiscal year.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of all audit, audit-related, tax and permitted non-audit services that may be performed by the Company’s independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and also pre-approves certain audit, audit-related, tax and permitted non-audit services, subject to certain dollar limits, to be performed during the year. All other audit and non-audit services are subject to pre-approval by the Audit Committee on an engagement-by-engagement basis after taking into account whether the provision of such services by the Company’s independent registered public accounting firm would be compatible with maintaining such firm’s independence.

Representatives of EY are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to ratify the selection of the independent registered public accounting firm. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise. If you hold your shares in your name and you submit your

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proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. If your broker holds your shares, your broker is entitled to vote your shares in favor of this proposal.

If the shareholders should fail to ratify the selection of the independent registered public accounting firm, the Audit Committee will designate an independent registered public accounting firm as required under the rules of the Exchange Act and in accordance with its Charter.

The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2021.

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Proposal 3:	Approval of the Company’s Fourth Amended and Restated 2011 Equity Incentive Plan

At the Annual Meeting, the Company’s shareholders are being asked to approve the Fourth Amended and Restated 2011 Equity Incentive Plan.

The Company’s 2011 Equity Incentive Plan, as adopted on March 25, 2011 and approved by shareholders on May 20, 2011, and as amended and restated on February 12, 2016, April 4, 2016, May 25, 2016 and May 14, 2020, respectively (the “Existing Equity Plan”), provides for the grant or award of stock options, stock appreciation rights, restricted stock, unrestricted stock, deferred stock, and performance awards to eligible employees and directors. To date, we have granted restricted stock awards, subject to time and/or performance vesting, under the Existing Equity Plan, including the grants to the NEOs shown above in this Proxy Statement. We believe that the grants awarded under the Existing Equity Plan help with retention of our NEOs and other executives and key personnel and also serve to link a portion of their compensation to measures of our performance to provide an incentive for successful long-term strategic management of the Company. The Compensation Committee, the Board, and the Company’s management believe it is in the best interest of the Company and its shareholders to amend and restate the Existing Equity Plan.

Our shareholders are being asked to approve the Existing Equity Plan to extend the term of the plan from 2021 (original expiry date) to 2031 (as amended and restated, the “2011 Equity Plan”), along with changes to conform the 2011 Equity Plan to current tax law. Shareholders are not being asked to approve additional shares of Common Stock under the 2011 Equity Plan.

Summary of Sound Governance Features of the 2011 Equity Plan

The Board and the Compensation Committee believe the 2011 Equity Plan contains several features that are consistent with the interests of our shareholders and sound corporate governance practices, including the following:

➢	Features Contained in the 2011 Equity Plan.

○	No “evergreen” provision. The number of shares of our Common Stock available for issuance under the 2011 Equity Plan is fixed and will not adjust based upon the number of shares outstanding.

○	Stock option exercise prices and SAR strike prices will not be lower than the fair market value on the grant date. The 2011 Equity Plan prohibits granting stock options with exercise prices and stock appreciation rights (“SARs”) with strike prices lower than the fair market value of a share of our Common Stock on the grant date, subject to potential adjustments in connection with the issuance or assumption of awards in connection with certain mergers, consolidations, acquisitions of property or stock or reorganizations.

○	No repricing or exchange without shareholder approval. The 2011 Equity Plan prohibits the repricing of outstanding stock options or SARs without shareholder approval.

○	“Clawback/Forfeiture” provisions. Under the 2011 Equity Plan, in the Compensation Committee’s discretion, an award agreement may provide for the cancellation of an award if the participant, while employed by or providing services to the Company or after termination of such employment or service, violates a non-competition, non-solicitation, non-disparagement or non-disclosure agreement or otherwise engages in activity that is in conflict with or adverse to the interests of the Company, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Compensation Committee in its sole discretion. The Compensation Committee may also provide in an award agreement that if the participant otherwise engages in any such activity, the participant will forfeit any compensation, gain or other value realized thereafter on the vesting, exercise or settlement of an award, the sale or other transfer of an award, or the sale of shares of Common Stock acquired in respect of an award, and must promptly repay such amounts to the Company. The Compensation Committee may also provide in an award agreement that if the participant receives any amount in excess of what the participant should have received under the terms of the award for any reason (including by reason of a financial restatement,

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mistake in calculation or other administrative error), then the participant will be required to promptly repay any excess amount to the Company. To the extent required by applicable law (including Section 304 of Sarbanes-Oxley and Section 954 of Dodd-Frank), the rules and regulations of The NASDAQ Stock Market, and/or a written policy adopted by the Company, awards will be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements.

○	“Double trigger” acceleration of vesting of equity awards upon a change in control and an involuntary termination by the Company. There is no “single trigger” acceleration vesting of equity upon the occurrence of a change in control for equity awards under the 2011 Equity Plan.

○	Minimum one-year vesting period for options and stock appreciation rights. The 2011 Equity Plan provides that options and SARs are to be subject to a vesting period of not less than one year, with only minimal exceptions that apply: (i) to awards made in payment of or exchange for other earned compensation; (ii) upon a change in control and an involuntary termination by the Company (other than for cause); (iii) upon a termination of service due to death, disability or retirement; (iv) to a substitute award that does not reduce the vesting period of the award being replaced; and (v) to one or more options and/or SARs covering an aggregate number of shares of Common Stock not in excess of five percent (5%) of the aggregate number of shares of Common Stock available for awards under the 2011 Equity Plan over the term of the 2011 Equity Plan.

○	Limit on equity awards to non-employee Directors. The 2011 Equity Plan provides that no non-employee Director may be granted equity awards under the 2011 Equity Plan in any one calendar year having an aggregate fair market value (on the date(s) of grant) in such calendar year in excess of $250,000 in the aggregate, including the automatic annual $130,000 grant to non-employee Directors ($180,000 in the case of the Company’s Chairman) provided for in the 2011 Equity Plan.

Summary of the 2011 Equity Plan Features

The following is a summary of certain of the terms and conditions of the 2011 Equity Plan. This summary is qualified in its entirety by reference to the 2011 Equity Plan attached as Annex B to this Proxy Statement. You are encouraged to read the 2011 Equity Plan in its entirety.

Administration. The Compensation Committee will administer the 2011 Equity Plan. The Compensation Committee will have the authority to determine the terms and conditions of any agreements evidencing any awards granted under the 2011 Equity Plan and to adopt, alter and repeal rules, guidelines and practices relating to the 2011 Equity Plan. The Compensation Committee will have full discretion to administer and interpret the 2011 Equity Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.

Eligibility. Any current or prospective employees, Directors, officers, consultants or advisors of the Company or its affiliates who are selected by the Compensation Committee will be eligible for awards under the 2011 Equity Plan. As of March 25, 2021, approximately 173 persons (including 164 employees and 9 independent Directors) were eligible to be considered for grants of awards under the 2011 Equity Plan.

Number of Shares Authorized. The 2011 Equity Plan provides for an aggregate of 2,715,000 shares of our Common Stock to be available for awards under the 2011 Equity Plan, of which 725,248 shares remain available for future awards. No more than 750,000 shares of our Common Stock may be delivered under the 2011 Equity Plan to any participant during any single fiscal year with respect to performance compensation awards in any one performance period. The maximum amount payable to an individual employee or officer under the 2011 Equity Plan for any single year during a performance period for an award denominated in cash is $10,000,000 (with respect to each year if the performance period is more than one year). Shares of our Common Stock subject to awards are generally unavailable for future grant; however, if any shares are surrendered or tendered to the Company, including shares issued upon the exercise, vesting or settlement of an award (other than an option or SAR), to satisfy

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withholding taxes owed, such shares will again be available for grant under the 2011 Equity Plan, provided that in no event shall such shares increase the number of shares that may be delivered pursuant to incentive stock options granted under the 2011 Equity Plan. For clarity: (i) any shares of Common Stock that are tendered or exchanged by a participant or withheld by the Company as full or partial payment of the exercise price of an option or SAR will not be available for subsequent awards under the 2011 Equity Plan; and (ii) shares of Common Stock exchanged by a participant or withheld by the Company to satisfy tax withholding or tax payment obligations related to any option or SAR shall not be available for subsequent awards under the 2011 Equity Plan. If any award granted under the 2011 Equity Plan expires, terminates, is canceled or forfeited without being settled or exercised, shares of our Common Stock subject to such award will again be made available for future grant.

Change in Capitalization. If there is a change in the Company’s corporate capitalization in the event of a stock or extraordinary cash dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split up, split-off, spin-off, consolidation or other relevant change in capitalization or applicable law or circumstances, such that the Compensation Committee determines that an adjustment is necessary or appropriate, then the Compensation Committee can make adjustments in a manner that it deems equitable, including by making substitutions or adjustments to the number of shares reserved for issuance under the 2011 Equity Plan, the number of shares covered by awards then outstanding under the 2011 Equity Plan, the limitations on awards under the 2011 Equity Plan, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine appropriate.

Awards Available for Grant. The Compensation Committee may grant awards of non-qualified stock options, incentive (qualified) stock options, stock appreciation rights, or SARs, restricted stock awards, restricted stock units, other stock-based awards, performance compensation awards (including cash bonus awards), other cash-based awards or any combination of the foregoing. Awards may be granted under the 2011 Equity Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (which are referred to herein as “Substitute Awards”).

Stock Options. The Compensation Committee is authorized to grant options to purchase shares of our Common Stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for incentive stock options, or “non-qualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. All options granted under the 2011 Equity Plan shall be non-qualified unless the applicable award agreement expressly states that the option is intended to be an “incentive stock option.” Unless otherwise provided by the Compensation Committee in an award agreement, the unvested portion of an option shall immediately vest and become exercisable upon participant’s termination of employment or service with the Company and its affiliates due to death, disability or retirement. Under any other circumstance, the unvested portion of an option will expire upon termination of employment or service of the participant. The vested portion of any option will remain exercisable for: (i) one year following termination of employment or service with the Company and its affiliates by reason of such participant’s death or disability, but not later than the expiration of the option period; (ii) three years following retirement, but not later than the expiration of the option period; or (iii) 90 days following termination of employment or service with the Company and its affiliates for any reason other than such participant’s death, disability or retirement, and other than such participant’s termination of employment or service with the Company and its affiliates for “cause,” as such term is defined in the 2011 Equity Plan, but not later than the expiration of the option period, and both the unvested and the vested portion of an option will expire upon termination of the participant’s employment or service with the Company and its affiliates by the Company for “cause.” Under the terms of the 2011 Equity Plan, the exercise price of the options will not be less than the fair market value of our Common Stock at the time of grant (except with respect to Substitute Awards). Options granted under the 2011 Equity Plan will be subject to such terms, including the exercise price and the conditions and timing of vesting and exercise, as may be determined by the Compensation Committee and specified in the applicable award agreement; provided that, options shall be subject to a vesting period of not less than one year; provided, however, that the minimum vesting period specified above will not apply: (1) to options granted in payment of or exchange for other earned compensation (including performance-based Awards); (2) upon a change in control and an involuntary termination of service of the participant by the Company (other than for cause); (3) upon termination of service due to death, disability or retirement; (4) to a

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Substitute Award that does not reduce the vesting period of the option being replaced; or (5) to one or more options and/or SARs covering an aggregate number of shares of Common Stock not in excess of five percent (5%) of the aggregate number of shares of Common Stock available for Awards under Section 5(b)(i) of the 2011 Equity Plan over the 2011 Equity Plan’s term. The maximum term of an option granted under the 2011 Equity Plan will be ten years from the date of grant (or five years in the case of a qualified option granted to a 10% shareholder), provided, that, if the term of a non-qualified option would expire at a time when trading in the shares of our Common Stock is prohibited by the Company’s insider trading policy, the option’s term shall be automatically extended until the 30th day following the expiration of such prohibition. Payment in respect of the exercise of an option may be made in cash, by check, by cash equivalent and/or shares of our Common Stock valued at the fair market value at the time the option is exercised (provided that such shares are not subject to any pledge or other security interest), or by such other method as the Compensation Committee may permit in its sole discretion, including: (i) by surrendering the minimum number of shares of our Common Stock otherwise deliverable in respect of an option that are needed to pay the exercise price and all applicable required withholding taxes; (ii) if there is a public market for the shares of our Common Stock at such time, by means of a broker-assisted cashless exercise mechanism; or (iii) by means of a “net exercise” procedure effected by withholding the minimum number of shares otherwise deliverable in respect of an option that are needed to pay the exercise price and all applicable required withholding taxes.

Stock Appreciation Rights. The Compensation Committee is authorized to award SARs under the 2011 Equity Plan. SARs will be subject to the terms and conditions established by the Compensation Committee. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. An option granted under the 2011 Equity Plan may include SARs and SARs may also be awarded to a participant independent of the grant of an option, and SARs granted in connection with an option shall be subject to terms similar to the option corresponding to such SARs. Each SAR granted under the 2011 Equity Plan will be evidenced by an award agreement providing the terms and conditions of the award, including with respect to vesting and expiration. A SAR shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Compensation Committee and shall expire after such period, not to exceed ten years, as may be determined by the Compensation Committee; provided that a SAR shall be subject to a vesting period of not less than one year; provided, however, that the minimum vesting period specified above will not apply: (1) to SARs granted in payment of or exchange for other earned compensation (including performance-based Awards); (2) upon a change in control and an involuntary termination of service of the participant by the Company (other than for cause); (3) upon termination of service due to death, disability or retirement; (4) to a Substitute Award that does not reduce the vesting period of the SAR being replaced; or (5) to one or more SARs and/or options covering an aggregate number of shares of Common Stock not in excess of five percent (5%) of the aggregate number of shares of Common Stock available for Awards under Section 5(b)(i) of the 2011 Equity Plan over the 2011 Equity Plan’s term. Unless otherwise specified by the Compensation Committee in an award agreement, a SAR award will be subject to the same default vesting and exercisability provisions as described above under “Stock Options.” Except as otherwise provided by the Compensation Committee (in the case of Substitute Awards or SARs granted in tandem with previously granted options), the strike price per share of our Common Stock for each SAR shall not be less than 100% of the fair market value of such share, determined as of the date of grant. A SAR granted independent of an option will have a maximum term of ten years from the date of grant. The remaining terms of the SARs shall be established by the Compensation Committee and reflected in the award agreement.

Restricted Stock and Restricted Stock Unit Awards. The Compensation Committee is authorized to grant restricted stock under the 2011 Equity Plan. Awards of restricted stock will be subject to the terms and conditions established by the Compensation Committee. The Compensation Committee may establish performance goals and performance periods and may grant awards by conditioning the number of shares earned or vested (or cash payable) under the award on the satisfaction of such performance goals during the applicable performance period. In determining the actual amount of an individual participant’s award which is conditioned by the Compensation Committee on the satisfaction of performance goals for a performance period, the Compensation Committee may reduce or eliminate the amount of the award earned through the use of negative discretion if, in its sole judgment, such reduction or elimination is appropriate. Restricted stock is Common Stock that generally is non-transferable and is subject to other restrictions determined by the Compensation Committee for a specified period. Unless the Compensation Committee

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determines otherwise, or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited. At the election of the Compensation Committee, the participant will receive a number of shares of Common Stock equal to the number of units earned or an amount in cash equal to the fair market value of that number of shares at the expiration of the period over which the units are to be earned or at a later date selected by the Compensation Committee or a combination of shares of Common Stock and cash, less an amount equal to any taxes required to be withheld. To the extent provided in an award agreement, the holder of outstanding restricted stock units shall be entitled to be credited with dividend equivalent payments upon the payment by the Company of dividends on shares of our Common Stock, either in cash or (at the sole discretion of the Compensation Committee) in shares of our Common Stock having a fair market value equal to the amount of such dividends, and interest may, at the sole discretion of the Compensation Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Compensation Committee, which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time as the underlying restricted stock units are settled.

Each grant of restricted stock and restricted units shall be evidenced by an award agreement. Unless otherwise provided by the Compensation Committee in an award agreement, any unvested restricted stock or restricted units shall immediately vest and any restrictions will lapse upon participant’s termination of employment or service with the Company and its affiliates due to death, disability or retirement (unless waived by the participant prior to the date of grant of the applicable award). Subject to the provisions described below under “Effect of a Change in Control,” under any other circumstance, the unvested portion of restricted stock and restricted stock unit awards will terminate and be forfeited upon a termination of employment or service of the participant granted the applicable award.

On the first business day of each fiscal year of the Company, each non-employee Director will automatically, without any further action from the Compensation Committee, be granted a number of restricted stock units determined by dividing $130,000 ($180,000 in the case of the Company’s Chairman) by the fair market value of a share on such date. Any non-employee Director who was initially elected or appointed to the Board during the fiscal year will be granted a pro rata award. Non-employee Directors are eligible to receive additional awards under the 2011 Equity Plan, provided that no non-employee Director shall be granted equity awards under the 2011 Equity Plan in any one fiscal year having an aggregate fair market value (measured on the date(s) of grant) in such fiscal year in excess of $250,000 in the aggregate (inclusive of the annual $130,000 ($180,000 in the case of the Company’s Chairman) award described above).

Other Stock-Based Awards. The Compensation Committee is authorized to grant awards of unrestricted shares of our Common Stock, rights to receive grants of awards at a future date, or other awards denominated in shares of our Common Stock under such terms and conditions as the Compensation Committee may determine and as set forth in the applicable award agreement.

Effect of a Change in Control. In the event of a change in control, then in the case of each outstanding award which is subject to the achievement of performance goals, such award shall be automatically and immediately converted into a time-based award (and the performance condition(s) shall be terminated) covering the target number of shares of Common Stock under such award which will vest on the vesting date otherwise provided in such award. In the event there occurs a “double trigger”, that is, in the event the participant’s employment with the Company or an affiliate is terminated by: (x) the Company or an affiliate without cause (and other than due to death or disability); or (y) the participant for “good reason” (as defined in the 2011 Equity Plan), in either case, on or within 6 months prior to a change in control (in the case of senior executives of the Company designated by the Compensation Committee) or on or within 12 months following a change in control (in the case of all participants), (i) in the case of options and SARs, all options and SARs held by such participant shall become immediately exercisable with respect to 100% of the shares subject to such options and SARs; and (ii) in the case of awards of restricted stock or restricted stock units and any other awards, the restricted period (and any other conditions) applicable to such awards held by such participant shall expire immediately with respect to 100% of the shares of restricted stock and restricted stock units and any other awards held by such Participant; provided, that in the event the vesting or exercisability of any award would otherwise be subject to the achievement of performance goals, in the case of the occurrence of a change in

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control and an “involuntary termination” (as defined in the 2011 Equity Plan) (A) after the Compensation Committee has made a determination (a “Determination”) that the performance goals had been achieved for the applicable performance period, such award shall immediately become vested and exercisable as to the number of shares of Common Stock determined to have been earned; or (B) prior to a Determination, such award shall immediately become vested and exercisable as to the target number of shares of Common Stock subject to such award.

Transferability. Each award may be exercised during the participant’s lifetime by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative. Awards may not be transferred or encumbered by a participant other than by will or by the laws of descent and distribution.

Amendment. The Compensation Committee may amend, suspend or terminate the 2011 Equity Plan at any time; however, shareholder approval to amend the 2011 Equity Plan may be necessary if the law or NASDAQ rules so require. No amendment, suspension or termination will materially and adversely affect the rights of any participant or recipient of any award without the consent of the participant or recipient.

Clawback/Forfeiture. Under the 2011 Equity Plan, in the Compensation Committee’s discretion, an award agreement may provide for the cancellation of an award if the participant, while employed by or providing services to the Company or after termination of such employment or service, violates a non-competition, non-solicitation, non-disparagement or non-disclosure agreement or otherwise engages in activity that is in conflict with or adverse to the interests of the Company, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Compensation Committee in its sole discretion. The Compensation Committee may also provide in an award agreement that if the participant otherwise engages in any such activity, the participant will forfeit any compensation, gain or other value realized thereafter on the vesting, exercise or settlement of an award, the sale or other transfer of an award, or the sale of shares of Common Stock acquired in respect of an award, and must promptly repay such amounts to the Company. The Compensation Committee may also provide in an award agreement that if the participant receives any amount in excess of what the participant should have received under the terms of the award for any reason (including by reason of a financial restatement, mistake in calculation or other administrative error), then the participant will be required to promptly repay any excess amount to the Company. To the extent required by applicable law (including Section 304 of Sarbanes-Oxley and Section 954 of Dodd-Frank), the rules and regulations of NASDAQ, and/or a written policy adopted by the Company, awards will be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements.

The Compensation Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award theretofore granted or the associated award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any option theretofore granted shall not to that extent be effective without the consent of the affected participant, holder or beneficiary; and provided further that, without shareholder approval, (i) no amendment or modification may reduce the option price of any option or the strike price of any SAR, (ii) the Compensation Committee may not cancel any outstanding option and replace it with a new option (with a lower option price) or cancel any SAR and replace it with a new SAR (with a lower strike price), and (iii) no option or SAR may be exchanged for cash or another award. However, shareholder approval is not required with respect to clauses (i), (ii), and (iii) above for any action specifically permitted in connection with certain changes in capitalization of the Company. In addition, none of the requirements described in the preceding clauses (i), (ii), and (iii) can be amended without the approval of our shareholders.

Summary of U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the grant and exercise and vesting of awards under the 2011 Equity Plan and the disposition of shares acquired pursuant to the exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder.

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PROPOSALS REQUIRING YOUR VOTE

This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Stock Options. The Code requires that, for treatment of an option as an incentive stock option, shares of our Common Stock acquired through the exercise of an incentive stock option cannot be disposed of before the later of: (i) two years from the date of grant of the option; or (ii) one year from the date of exercise. Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon exercise of those options. However, the spread at exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the incentive stock option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections. Finally, if an incentive stock option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock option in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes. No income will be realized by a participant upon grant of an option that does not qualify as an incentive stock option (“a non-qualified stock option”). Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise and the participant’s tax basis will equal the sum of the compensation income recognized and the exercise price. The Company will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections. In the event of a sale of shares received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such shares is more than one year.

SARs. No income will be realized by a participant upon grant of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. The Company will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock. A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. If the election is made, the participant will not be allowed a deduction for amounts subsequently required to be returned to the Company. (Special rules apply to the receipt and disposition of restricted shares received by officers and Directors who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended.) The Company will be able to deduct, at the same time as

90	2021 PROXY STATEMENT

PROPOSALS REQUIRING YOUR VOTE

it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock Units. A participant will not be subject to tax upon the grant of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. The Company will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Section 162(m). Section 162(m) of the Internal Revenue Code, as amended by the Tax Cuts and Jobs Act of 2017, generally limits the deductibility of certain compensation in excess of $1 million paid in any one year to any “covered employee.” A “covered employee” under Section 162(m) is any employee who has served as our CEO, CFO or other NEO for tax years after December 31, 2016. Prior to the amendment, qualified performance-based compensation was not subject to this deduction limit if certain requirements were met. The 2011 Equity Plan was intended to satisfy an exception with respect to grants of options and SARs to covered employees. In addition, the 2011 Equity Plan was designed to permit certain awards of restricted stock, restricted stock units and other awards (including cash bonus awards) to be awarded as performance compensation awards intended to qualify under the “performance-based compensation” exception to Section 162(m) of the Code. Under the Tax Cuts and Jobs Act of 2017, the performance-based exception has been repealed, unless compensation paid to any covered employee qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

New Plan Benefits

With the exception of automatic grants to our non-employee Directors, it is not possible to determine the benefits or amounts that will be received by or allocated to participants under the 2011 Equity Plan because awards under the 2011 Equity Plan will be made at the discretion of the Compensation Committee. In the case of non-employee Directors, the 2011 Equity Plan provides for the automatic annual grant to each non-employee Director of a number of shares of Common Stock having a fair market value on the date of grant of $130,000 ($180,000 in the case of the Company’s Chairman).

The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to approve the Company’s Fourth Amended and Restated 2011 Incentive Equity Plan. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise. As discussed below, if you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. Also, as discussed below, if your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

The Board of Directors recommends a vote FOR approval of the Company’s Fourth Amended and Restated 2011 Equity Incentive Plan.

2021 PROXY STATEMENT	91

PROPOSALS REQUIRING YOUR VOTE

Proposal 4:	Advisory Vote on Named Executive Officer Compensation

As discussed under the heading “Executive and Director Compensation—Compensation Discussion & Analysis” above, the Company’s executive compensation program is designed to attract, motivate, reward the performance of and retain the executive management talent who are expected to advance both the short-term and long-term interests of our shareholders. Additionally, the Company’s compensation practices reflect a pay-for-performance philosophy, whereby a substantial portion of an executive’s potential compensation is tied to performance of the Company.

For these reasons and the others described elsewhere in this Proxy Statement, the Board recommends that, on an advisory basis, the Company’s shareholders vote in favor of approving the compensation of the NEOs as described in the narrative disclosure, tables and footnotes contained in this Proxy Statement (including under the heading “Executive and Director Compensation—Compensation Discussion & Analysis” above and in the Summary Compensation Table for fiscal 2020 above).

The Board recommends approval of the following resolution:

“RESOLVED, that, on an advisory basis, the shareholders approve the compensation of the Company’s named executive officers for the fiscal year ended January 30, 2021, as disclosed in the Company’s Proxy Statement for fiscal 2020 pursuant to the compensation disclosure rules of the Securities and Exchange Commission”.

The above “Say-on-Pay” vote is an advisory vote only and is not binding on the Company, the Compensation Committee or the Board. However, the Board and the Compensation Committee will consider the result of the “Say-on-Pay” vote in future compensation decisions for NEOs. The next “Say-on-Pay” vote will be held at our 2022 annual meeting of shareholders.

The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to approve the advisory vote on named executive officer compensation. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. If you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. If your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

The Board of Directors recommends a vote FOR the resolution approving, on an advisory basis, the compensation of the Company’s NEOs as described in this Proxy Statement.

92	2021 PROXY STATEMENT

OTHER INFORMATION

Admission

We do not require tickets for admission to the meeting but do limit attendance to shareholders on the Record Date or their proxy holders. Please bring proof of your Company stock ownership, such as a current brokerage statement, and photo identification. Only shareholders or their valid proxy holders may attend the meeting.

Voting Information

Who Can Vote. The Company has one class of voting stock outstanding: common stock, par value $0.10 per share (the “Common Stock”). If you were a record owner of Common Stock on March 25, 2021, the Record Date for voting at the Annual Meeting, you are entitled to vote at the Annual Meeting. At the close of business on March 25, 2021, there were 14,666,987 shares of Common Stock issued and outstanding and entitled to vote. Each share of Common Stock has one vote.

How to Vote. You can vote your shares either by (1) proxy; or (2) in person at the Annual Meeting by written ballot. If you choose to vote by proxy, you may do so by mail, using the internet or by telephone. Even if you plan to attend the Annual Meeting, the Board recommends that you vote by proxy.

Voting by Proxy. Because many shareholders cannot attend the Annual Meeting in person, it is necessary that a large number of shareholders be represented by proxy. You may vote your proxy by mail, using the internet or by telephone, each as more fully explained below. In each case, we will vote your shares as you direct. When you vote your proxy, you can specify whether you wish to vote for or against or abstain from voting on each nominee for Director, the ratification of the selection of EY as the Company’s independent registered public accounting firm for fiscal 2021, the approval of the Company’s Fourth Amended and Restated 2011 Equity Incentive Plan, and, on an advisory basis, the approval of the compensation for the Company’s named executive officers.

If any other matters are properly presented for consideration at the Annual Meeting, the persons named on the voting website and your proxy card as the Proxy Committee (the “Proxy Committee”) will have discretion to vote for you on those matters. At the time this Proxy Statement was printed, we knew of no other matters to be raised at the Annual Meeting. Attending the Annual Meeting alone will not be deemed to revoke your proxy.

•	Vote by Mail

You can vote your shares by completing and mailing the enclosed proxy card to us so that we receive it before 11:59 p.m. (Eastern Daylight Time) on Tuesday, May 11, 2021.

•	Vote by Internet

You can vote your shares via the internet on the voting website, which is www.voteproxy.com. Internet voting is available 24 hours a day, seven days a week, until 11:59 p.m. (Eastern Daylight Time) on Tuesday, May 11, 2021. Our internet voting procedures are designed to authenticate shareholders through individual control numbers. If you received a proxy card in the mail and choose to vote via the internet, you do not need to return your proxy card.

•	Vote by Telephone

If you reside in the United States, Canada or Puerto Rico, you can also vote your shares by telephone by calling the toll-free number provided on the voting website www.voteproxy.com and on the proxy card. Telephone voting is available 24 hours a day, seven days a week, until 11:59 p.m. (Eastern Daylight Time) on Tuesday, May 11, 2021. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate shareholders through individual control numbers. If you received a proxy card in the mail and choose to vote by telephone, you do not need to return your proxy card.

2021 PROXY STATEMENT	93

OTHER INFORMATION

Voting in Person at the Annual Meeting. If you wish to vote in person at the Annual Meeting, written ballots will be available from the ushers at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. Voting by proxy, whether by mail, using the internet or by telephone, will not limit your right to vote at the Annual Meeting if you decide to attend in person. However, if you vote by proxy and also attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote. Attending the Annual Meeting alone will not be deemed to revoke your proxy.

Revocation of Proxies. You can revoke your proxy at any time before it is exercised at the Annual Meeting by taking any one of the following actions: (1) you can follow the instructions given for changing your vote using the internet or by telephone or deliver a valid written proxy with a later date; (2) you can notify the Corporate Secretary of the Company in writing that you have revoked your proxy (using the address in the Notice of Annual Meeting of Shareholders above); or (3) you can vote in person by written ballot at the Annual Meeting.

Quorum. To carry on the business of the Annual Meeting, a minimum number of shares, constituting a quorum, must be present. The quorum for the Annual Meeting is a majority of the outstanding shares of Common Stock of the Company entitled to vote at the Annual Meeting. This majority may be present in person or by proxy. Abstentions and “broker non-votes” (which are explained below) are counted as present to determine whether there is a quorum for the Annual Meeting.

Broker Non-Votes. A “broker non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because the broker does not have authority to vote on that proposal and has not received voting instructions from you. “Broker non-votes” are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for the particular proposal (but, are counted for purposes of determining whether a quorum for the Annual Meeting exists).

Street Name Shareholders. If you are a beneficial owner whose shares are held by a broker, your broker has discretionary voting authority to vote your shares for the ratification of EY, even if your broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on any of the other matters to be voted on at the Annual Meeting without instructions from you, in which case a broker non-vote will occur. It is important that you instruct your broker on how to vote your shares.

Householding. Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement and annual report may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of any of these documents to you if you request one by writing, calling or emailing as follows: Investor Relations, The Children’s Place, Inc., 500 Plaza Drive, Secaucus, New Jersey 07094; telephone number (201) 558-2400 ext. 14500; or email investor_relations@childrensplace.com. If you want to receive separate copies of the annual report or Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address, phone number or email address.

Shareholders of Record. If you are a registered shareholder and do not vote by internet or telephone, or return your voted proxy card, your shares will not be voted. If you submit your proxy card with an unclear voting designation or no voting designation at all, your shares will be voted in accordance with the recommendations of the Board.

Confidential Voting. All proxies, ballots and vote tabulations that identify shareholders are confidential. An independent tabulator will receive, inspect and tabulate your proxy whether you vote by mail, using the internet or by telephone. Your vote will not be disclosed to anyone other than the independent tabulator without your consent, except if doing so is necessary to meet legal requirements.

94	2021 PROXY STATEMENT

OTHER INFORMATION

Voting in Director Elections. Under the Company’s Charter, in an uncontested election for Directors (i.e., an election where there are the same number of nominees as seats on the Board up for election), Directors must be elected by a majority of the votes cast at the Annual Meeting. A majority of votes cast is defined to mean that the number of shares voted “for” a Director’s election exceeds 50% of the total number of votes cast “for” and “against” the election of the nominee. Accordingly, an abstention or a withholding of authority to vote for a particular Director nominee will not count for or against that nominee.

If a Director nominee who is an incumbent Director is not re-elected by a majority of the votes cast as set forth above, and no successor has been elected at the Annual Meeting, the Company’s Corporate Governance Guidelines require the Director to promptly offer to tender his or her resignation to the Board.

The Nominating and Corporate Governance Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation or to take other action. The Board will act on the tendered resignation, taking into account the Committee’s recommendation, and will publicly disclose its decision and rationale within 90 days from the date of certification of the election results. The Committee, in making its recommendation, and the Board, in making its decision, may each consider any factors or other information that it considers appropriate or relevant. The Director who tenders his or her resignation shall not participate in the recommendation of the Committee or the decision of the Board with respect to the acceptance or rejection of his or her resignation.

If a Director’s resignation is accepted by the Board, or if a nominee who is not an incumbent Director is not elected, then the Board in its discretion may determine either to fill such vacancy or to reduce the size of the Board.

In contested elections, where there are more nominees than seats on the Board up for election, Directors are elected by a plurality vote. This means that, to the extent of the number of then-available seats on the Board, the nominees who receive the most votes of all the votes cast for Directors will be elected.

Required Vote

Proposal 1: Election of the Nine Members of the Board of Directors. Each of the Director nominees who receives at least a majority of the votes cast at the Annual Meeting, either in person or by proxy, will be elected. Votes cast are votes for or against each nominee and exclude abstentions and withheld authority. This means that if you abstain from voting or withhold authority to vote for a particular nominee, your vote will not count for or against the nominee. As more fully described in “Voting in Director Elections” above, any nominee in this election who does not receive a majority of the votes cast must promptly offer to tender his or her resignation to the Board. The Nominating & Corporate Governance Committee will then consider the resignation and make a recommendation to the Board. As discussed above, if you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of each of the nominees. Also, as discussed above, if your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to ratify the selection of the independent registered public accounting firm. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise. As discussed above, if you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. Also, as discussed above, if your broker holds your shares, your broker is entitled to vote your shares in favor of this proposal.

2021 PROXY STATEMENT	95

OTHER INFORMATION

Proposal 3: Approval of the Company’s Fourth Amended and Restated 2011 Equity Incentive Plan. The affirmative vote of a majority of votes cast at the Annual Meeting, either in person or by proxy, is required to approve the Company’s Fourth Amended and Restated 2011 Equity Incentive Plan. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise. As discussed above, if you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. Also, as discussed above, if your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

Proposal 4: Advisory Vote on Named Executive Officer Compensation. The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to approve the advisory vote on named executive officer compensation. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. As discussed above, if you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. Also, as discussed above, if your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

Future Shareholder Proposals

Under the rules of the SEC, if you wish us to include a proposal in the Proxy Statement for next year’s Annual Meeting, we must receive it no later than Friday, December 3, 2021.

Under our Bylaws, if you wish to submit a proposal for consideration at next year’s annual meeting of shareholders, the Corporate Secretary of the Company must receive your proposal not less than 90 days nor more than 120 days prior to May 12, 2022 (the anniversary date of the immediately preceding annual meeting of shareholders); provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting is mailed or such public disclosure of the date of the annual meeting is made, whichever first occurs.

You may obtain a copy of our Bylaws from the Corporate Secretary of the Company. These requirements apply to any matter that a shareholder wishes to raise at the annual meeting of shareholders other than pursuant to the procedures set forth in Rule 14a-8 under the Exchange Act.

Nominations for Director

Nominations for Directors of the Company may be made at an annual meeting of shareholders by the Board or by any shareholder of the Company who complies with the information and timely notice requirements of the Bylaws. In addition, the Nominating & Corporate Governance Committee will consider Director nominees recommended by shareholders in writing if such candidates meet our criteria for Board membership. The deadline for nominations for next year’s annual meeting of shareholders is the same as described above under “Future Shareholder Proposals”.

Cost and Methods of Soliciting Proxies

We pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited in person by our employees, or by mail, courier, telephone, facsimile or e-mail. In addition, we have retained MacKenzie Partners, Inc. to perform proxy solicitation services for us, involving conducting bank/broker searches, distributing proxy solicitation materials to shareholders, providing information to shareholders from the materials, and soliciting proxies by mail, courier, telephone, facsimile and e-mail. In connection with its retention, MacKenzie Partners, Inc. has agreed to provide consulting and analytic services upon request. We will pay a fee of approximately $16,000 to MacKenzie Partners, Inc., plus out-of-pocket expenses for these services.

96	2021 PROXY STATEMENT

OTHER INFORMATION

Available Information

The Company’s corporate website address is http://corporate.childrensplace.com. The information contained on the Company’s website is not included as a part of, or incorporated by reference into, this Proxy Statement. The Company makes available, free of charge on its internet website, its annual reports on Form 10-K, its quarterly reports on Form 10-Q, its current reports on Form 8-K and amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after the Company has electronically filed such material with, or furnished it to, the SEC. Also available on the Company’s website are the Company’s Corporate Governance Guidelines, Code of Business Conduct, Anti-Corruption Policy, Insider Trading Policy and Clawback Policy and the charters of the Board Committees. Hard copies of these materials are also available free of charge from the Company’s Investor Relations department.

Other Business

As of the date of this Proxy Statement’s printing, we do not intend to submit any matters to the Annual Meeting other than those set forth herein, and we know of no additional matters that will be presented by others.

By order of the Board of Directors,

Bradley P. Cost
Senior Vice President, General Counsel and Corporate Secretary
The Children’s Place, Inc.
500 Plaza Drive
Secaucus, New Jersey 07094
April 2, 2021

2021 PROXY STATEMENT	97

ANNEX A

The Children’s Place, Inc.
Reconciliation of Non-GAAP (Adjusted)
to GAAP Financial Information

(In thousands, except per share amounts)
(Unaudited)

	Year-to-Date Ended
	January 30, 2021	February 1, 2020	February 2, 2019
Net income	$(140,365)	$73,300	$100,960
Non-GAAP adjustments:
Incremental COVID-19 operating expenses	22,495	—	—
Asset impairment charges	38,528	6,039	6,096
Inventory provision	63,247	—	—
Accounts receivables	1,081	—	—
Legal reserve	302	—	—
Omni-channel fulfillment operational inefficiencies	—	—	4,985
Organizational design costs	—	—	2,239
Foreign exchange penalties	—	(2,200)	—
Restructuring costs	10,509	2,808	3,149
System transition costs	—	—	250
Distribution network review costs	—	—	752
Distribution facility start-up costs	—	721	—
Sales tax audit	—	—	(48)
Gymboree integration costs	640	2,144	—
Accelerated depreciation	2,980	3,145	1,211
Other income	—	—	(1,097)
Fleet optimization costs	3,400	2,297	—
Insurance claim settlement	—	—	(406)
Aggregate impact of Non-GAAP adjustments	143,182	14,954	17,131
Income tax effect(1)	(37,880)	(4,545)	(4,424)
Prior year uncertain tax positions(2)	—	135	(285)
Impact of CARES Act	(18,309)	—	—
Net impact of Non-GAAP adjustments	86,993	10,544	12,422
Adjusted net income	$(53,372)	$83,844	$113,382
GAAP net income per common share	($9.59)	$4.68	$6.01
Adjusted net income per common share	($3.65)	$5.36	$6.75

(1)	The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

(2)	Prior year tax provisions related to uncertain tax positions.

2021 PROXY STATEMENT	A-1

ANNEX A

	Year-to-Date Ended
	January 30, 2021	February 1, 2020	February 2, 2019
Operating Income	$(199,915)	$ 96,358	$111,328
Non-GAAP adjustments:
Incremental COVID-19 operating expenses	22,495	—	—
Asset impairment charges	38,528	6,039	6,096
Inventory provision	63,247	—	—
Accounts receivables	1,081	—	—
Legal reserve	302	—	—
Omni-channel fulfillment operational inefficiencies	—	—	4,985
Organizational design costs	—	—	2,239
Foreign exchange penalties	—	(2,200)	—
Restructuring costs	10,509	2,808	3,149
System transition costs	—	—	250
Distribution network review costs	—	—	752
Distribution facility start-up costs	—	721	—
Sales tax audit	—	—	(48)
Gymboree integration	640	2,144	—
Accelerated depreciation	2,980	3,145	1,211
Other income	—	—	(1,097)
Fleet optimization costs	3,400	2,297	—
Insurance claim settlement	—	—	(406)
Aggregate impact of Non-GAAP adjustments	143,182	14,954	17,131
Adjusted operating income	$(56,733)	$111,312	$128,459

	Year-to-Date Ended
	January 30, 2021	February 1, 2020	February 2, 2019
Net Sales	$1,522,598	$1,870,667	$1,938,084
GAAP Operating Margin	(13.1)%	5.2%	5.7%
Non-GAAP (Adjusted) Operating Margin	(3.7)%	6.0%	6.6%

A-2	2021 PROXY STATEMENT

ANNEX B

The Children’s Place, Inc.
Fourth Amended and Restated
2011 Equity Incentive Plan

2021 PROXY STATEMENT	B-1

ANNEX B

B-2	2021 PROXY STATEMENT

ANNEX B

Fourth Amended and Restated
2011 Equity Incentive Plan

1. Purpose. The purpose of The Children’s Place, Inc. Fourth Amended and Restated 2011 Equity Incentive Plan is to provide a means through which the Company and its Affiliates may attract and retain key personnel, including the services of experienced and knowledgeable non-executive directors, and to provide a means whereby directors, officers, employees, consultants and advisors (and prospective directors, officers, employees, consultants and advisors) of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, including but not limited to incentive compensation measured by reference to the value of Common Stock or the results of operations of the Company, thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s shareholders. This Plan document is an omnibus document which includes, in addition to the Plan, separate sub-plans (“Sub Plans”) that permit offerings of grants to employees of certain Designated Foreign Subsidiaries. Offerings under the Sub Plans may be made in particular locations outside the United States of America and shall comply with local laws applicable to offerings in such foreign jurisdictions. The Plan shall be a separate and independent plan from the Sub Plans, but the total number of shares of Common Stock authorized to be issued under the Plan applies in the aggregate to both the Plan and the Sub Plans.

2. Definitions. The following definitions shall be applicable throughout the Plan.

(a) “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

(b) “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit and Other Stock-Based Award granted under the Plan. For purposes of Section 5(c) of the Plan, “Award” and “Award under the Plan” shall also mean any stock-based Award granted under a Prior Plan and outstanding on the Effective Date.

(c) “Beneficial Owner” has the meaning set forth in Rule 13d-3 promulgated under Section 13 of the Exchange Act.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means, in the case of a particular Award, unless the applicable Award agreement states otherwise, (i) the Company or an Affiliate having “cause” to terminate a Participant’s employment or service, as defined in any employment, consulting, change in control, severance or any other agreement between the Participant and the Company or an Affiliate in effect at the time of such termination or (ii) in the absence of any such employment, consulting, change in control, severance or other agreement (or the absence of any definition of “cause” or term of similar import therein), (A) the Participant has failed to reasonably perform his or her duties to the Company, or has failed to follow the lawful instructions of the Board or his or her direct superiors, in each case, other than as a result of his or her incapacity due to physical or mental illness or injury, and such failure has resulted in, or could reasonably be expected to result in, harm (whether financially, reputationally or otherwise) to the Company or an Affiliate, (B) the Participant has engaged in conduct harmful (whether financially, reputationally or otherwise) to the Company or an Affiliate, (C) the Participant having been convicted of, or plead guilty or no contest to, a felony or any crime involving as a material element fraud or dishonesty or moral turpitude, (D) the willful misconduct or gross neglect of the Participant that has resulted in or could reasonably be expected to result in harm (whether financially, reputationally or otherwise) to the Company or an Affiliate, (E) the willful violation by the Participant of the written policies of the Company or any of its Affiliates, that has resulted in or could reasonably be expected to result in harm (whether financially, reputationally or otherwise) to the Company or an Affiliate, (F) the Participant’s fraud or

2021 PROXY STATEMENT	B-3

ANNEX B

misappropriation, embezzlement or misuse of funds or property belonging to the Company (other than good faith expense account disputes), (G) the Participant’s act of personal dishonesty which involves personal profit in connection with the Participant’s employment or service with the Company or an Affiliate, (H) the willful breach by the Participant of fiduciary duty owed to the Company or an Affiliate, or (I) in the case of a Participant who is a Non-Employee Director, the Participant engaging in any of the activities described in clauses (A) through (H) above; provided, however, that the Participant shall be provided a 10-day period to cure any of the events or occurrences described in the immediately preceding clause (A) hereof, to the extent capable of cure during such 10-day period. Any determination of whether Cause exists shall be made by the Committee in its sole discretion.

(f) “Change in Control” shall, in the case of a particular Award, be deemed to occur upon:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% (on a fully diluted basis) of either (A) the then outstanding shares of Common Stock taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Company, or (II) any acquisition by any employee benefit plan sponsored or maintained by the Company;

(ii) individuals who, during any consecutive 12-month period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided, that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(iii) the approval by the shareholders of the Company of a plan of complete dissolution or liquidation of the Company; or

(iv) the consummation of a reorganization, recapitalization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (a “Business Combination”), or sale, transfer or other disposition of all or substantially all of the business or assets of the Company to an entity that is not an Affiliate of the Company (a “Sale”), that in each case requires the approval of the Company’s stockholders (whether for such Business Combination or Sale or the issuance of securities in such Business Combination or Sale), unless immediately following such Business Combination or Sale: (A) more than 50% of the total voting power of (x) the entity resulting from such Business Combination or the entity which has acquired all or substantially all of the business or assets of the Company in a Sale (in either case, the “Surviving Company”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination or Sale (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination or Sale, (B) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company), is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the outstanding voting securities eligible to elect members of

B-4	2021 PROXY STATEMENT

ANNEX B

the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) and (C) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination or Sale were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination or Sale.

(g) “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(h) “Committee” means the Compensation Committee of the Board or subcommittee thereof if required with respect to actions taken to comply with Rule 16b-3 of the Exchange Act in respect of Awards or, if no such Compensation Committee or subcommittee thereof exists, the Board.

(i) “Common Stock” means the common stock, par value $0.10 per share, of the Company (and any stock or other securities into which such common stock may be converted or into which it may be exchanged).

(j) “Company” means The Children’s Place, Inc., a Delaware corporation, and any successor thereto.

(k) “Designated Foreign Subsidiaries” means all Affiliates organized under the laws of any jurisdiction or country other than the United States of America that may be designated by the Board or the Committee from time to time.

(l) “Disability” means, unless in the case of a particular Award the applicable Award agreement states otherwise, the Company or an Affiliate having cause to terminate a Participant’s employment or service on account of “disability,” as defined in any then-existing employment, consulting, change in control, severance or other agreement between the Participant and the Company or an Affiliate or, in the absence of such an employment, consulting, change in control, severance or other agreement (or in the absence of any definition of “disability” or term of similar import therein), a Participant’s total disability as defined below and (to the extent required by Code Section 409A) determined in a manner consistent with Code Section 409A and the regulations thereunder:

(i) The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(ii) A Participant will be deemed to have suffered a Disability if determined to be totally disabled by the Social Security Administration. In addition, the Participant will be deemed to have suffered a Disability if determined to be disabled in accordance with a disability insurance program maintained by the Company.

(m) “Effective Date” means the date of the annual shareholder meeting at which the Plan is approved by the shareholders.

(n) “Eligible Director” means a person who is (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) an “independent director” under the rules of NASDAQ or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or a person meeting any similar requirement under any successor rule or regulation.

(o) “Eligible Person” means any (i) individual employed by the Company or an Affiliate who satisfies all of the requirements of Section 6 of the Plan; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director or officer of the Company or an Affiliate; (iii) consultant or advisor to the Company or an Affiliate who may be offered securities registrable on Form S-8 under the Securities Act; or (iv) any prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or its Affiliates (and would satisfy the provisions of clauses (i) through (iii) above once he or she begins employment with or providing services to the Company or its Affiliates).

2021 PROXY STATEMENT	B-5

ANNEX B

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(q) “Exercise Price” has the meaning given such term in Section 7(b) of the Plan.

(r) “Fair Market Value” means, on a given date, (i) if the Common Stock is listed on a national securities exchange, the closing sales price of the Common Stock reported on the primary exchange on which the Common Stock is listed and traded on such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; (ii) if the Common Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation service on a last sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; (iii) if Fair Market Value cannot be determined under clause (i) or (ii) above, or if the Committee determines in its sole discretion that the shares of Common Stock are too thinly traded for Fair Market Value to be determined pursuant to clause (i) or (ii), the fair market value as determined in good faith by the Committee in its sole discretion; or (iv) if the Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation service on a last sale basis, the amount determined by the Committee in good faith to be the fair market value of the Common Stock.

(s) “Good Reason” shall mean the occurrence of any of the following without the Participant’s prior written consent: (i) a material reduction in the Participant’s then current base salary or target bonus percentage, (ii) a material diminution of the Participant’s duties or responsibilities, (iii) the assignment to the Participant of duties or responsibilities which are materially inconsistent with the Participant’s previous duties or responsibilities, or (iv) relocation of the Participant’s principal work location to a location more than thirty (30) miles from the Participant’s previous principal work location; provided, however, that no such occurrence shall constitute Good Reason unless the Participant provides the Company with written notice of the matter within thirty (30) days after the Participant first has knowledge of the matter and, in the case of clauses (i), (ii) or (iii) hereof, the Company fails to cure such matter within ten (10) days after its receipt of such notice.

(t) “Immediate Family Members” shall have the meaning set forth in Section 15(b).

(u) “Incentive Stock Option” means an Option which is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

(v) “Indemnifiable Person” shall have the meaning set forth in Section 4(f) of the Plan.

(w) “Involuntary Termination” shall mean (i) the involuntary termination of the Participant’s employment with Company or any of its subsidiaries (other than for Cause, death or Disability) or (ii) the Participant’s resignation of employment with Company or any of its subsidiaries for Good Reason.

(x) “NASDAQ” means The NASDAQ Stock Market.

(y) “Nonqualified Stock Option” means an Option which is not designated by the Committee as an Incentive Stock Option.

(z) “Non-Employee Director” means a member of the Board who is not an employee of the Company or any Affiliate.

(aa) “Option” means an Award granted under Section 7 of the Plan.

(bb) “Option Period” has the meaning given such term in Section 7(c) of the Plan.

(cc) “Other Stock-Based” Award means an Award granted under Section 10 of the Plan.

B-6	2021 PROXY STATEMENT

ANNEX B

(dd) “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.

(ee) “Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Award under the Plan, including, but not limited to: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth, gross profit or gross profit growth; (v) net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, capital, gross revenue or gross revenue growth, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital), which may but are not required to be measured on a per share basis; (viii) earnings before or after taxes, interest, depreciation and/or amortization (including EBIT and EBITDA); (ix) gross or net operating margins; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total shareholder return); (xii) expense targets or cost reduction goals, general and administrative expense savings; (xiii) margins; (xiv) operating efficiency; (xv) objective measures of customer satisfaction; (xvi) working capital targets; (xvii) measures of economic value added or other value creation metrics; (xviii) inventory control; (xix) enterprise value; (xx) sales; (xxi) stockholder return; (xxii) client retention; (xxiii) competitive market metrics; (xxiv) employee retention; (xxv) timely completion of new product rollouts; (xxvi) timely launch of new facilities; (xxvii) objective measures of personal targets, goals or completion of projects (including but not limited to succession).

(ff) “Performance Formula” shall mean, for a Performance Period, the one or more objective formulae applied against the relevant Performance Goal to determine whether the Award has been earned for the Performance Period.

(gg) “Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

(hh) “Performance Period” shall mean the one or more periods of time of not less than 12 months, as the Committee may select, over which the attainment of one or more Performance Goals will be measured.

(ii) “Permitted Transferee” shall have the meaning set forth in Section 15(b) of the Plan.

(jj) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company.

(kk) “Plan” means this The Children’s Place, Inc. Fourth Amended and Restated 2011 Equity Incentive Plan.

(ll) “Prior Plan” shall mean, as amended from time to time, each of the Amended and Restated 2005 Equity Incentive Plan of The Children’s Place Retail Stores, Inc. and the 1997 Stock Option Plan of The Children’s Place Retail Stores, Inc.

(mm) “Released Unit” shall have the meaning assigned to it in Section 9(e).

(nn) “Restricted Period” means the period of time determined by the Committee during which an Award or a portion thereof is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(oo) “Restricted Stock” means Common Stock, subject to certain specified restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

2021 PROXY STATEMENT	B-7

ANNEX B

(pp) “Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities or other property, subject to certain restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(qq) “Retirement” means a voluntary termination of employment or service with the Company and all Affiliates by a Participant on or after the Participant’s Retirement Age (other than any such termination effective on or after any time that the Company has grounds to terminate the Participant’s employment or service for Cause (assuming for such purpose that no cure period were available)).

(rr) “Retirement Age” means, unless determined otherwise by the Committee, attainment of age 65.

(ss) “SAR Period” has the meaning given such term in Section 8(c) of the Plan.

(tt) “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(uu) “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

(vv) “Strike Price” has the meaning given such term in Section 8(b) of the Plan.

(ww) “Substitute Award” has the meaning given such term in Section 5(e).

(xx) “Sub Plans” has the meaning given such term in Section 1.

3. Effective Date; Duration. The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

4. Administration. (a) The Committee shall administer the Plan. The majority of the members of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), or any exception or exemption under the rules of NASDAQ or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, as applicable, it is intended that each member of the Committee shall, at the time he or she takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted or action taken by the Committee that is otherwise validly granted or taken under the Plan.

(b) Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances, Awards may be settled or exercised in cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under,

B-8	2021 PROXY STATEMENT

ANNEX B

the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) accelerate the vesting, delivery or exercisability of, payment for or lapse of restrictions on, or waive any condition in respect of, Awards; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c) Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of the Company or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Committee herein, and which may be so delegated as a matter of law, except for grants of Awards to persons who are non-employee members of the Board or otherwise are subject to Section 16 of the Exchange Act.

(d) The Committee shall have the authority to amend the Plan (including by the adoption of appendices or subplans) and/or the terms and conditions relating to an Award to the extent necessary to permit participation in the Plan by Eligible Persons who are located outside of the United States on terms and conditions comparable to those afforded to Eligible Persons located within the United States; provided, however, that no such action shall be taken without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan.

(e) Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any shareholder of the Company.

(f) No member of the Board, the Committee or any employee or agent of the Company (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made under the Plan or any Award agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval (not to be unreasonably withheld), in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined as provided below that the Indemnifiable Person is not entitled to be indemnified); provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of recognized standing of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Certificate of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification

2021 PROXY STATEMENT	B-9

ANNEX B

to which such Indemnifiable Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, individual indemnification agreement or contract or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

(g) Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the Board shall be subject to the applicable rules of NASDAQ or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5. Grant of Awards; Shares Subject to the Plan; Limitations. (a) The Committee may, from time to time, grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and/or Other Stock-Based Awards to one or more Eligible Persons.

(b) Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section 12 of the Plan and subsection (e) below, no more than 2,715,000 shares of Common Stock may be delivered in the aggregate pursuant to Awards granted under the Plan; (ii) subject to Section 12 of the Plan, no more than 750,000 shares of Common Stock may be subject to grants of Options or SARs under the Plan to any single Participant during any calendar year; (iii) subject to Section 12 of the Plan, no more than 2,000,000 shares of Common Stock may be delivered in the aggregate pursuant to the exercise of Incentive Stock Options granted under the Plan; (iv) the maximum amount that can be paid to any individual Participant for a single fiscal year during a Performance Period (or with respect to each single year in the event a Performance Period extends beyond a single year) pursuant to a Performance Award denominated in cash described in Section 11(a) of the Plan shall be $10,000,000.

(c) Shares of Common Stock shall be deemed to have been used in settlement of Awards whether or not they are actually delivered or the Fair Market Value equivalent of such shares is paid in cash; provided, however, that if shares of Common Stock issued upon exercise, vesting or settlement of an Award (other than an Option or SAR), or shares of Common Stock owned by a Participant, are surrendered or tendered to the Company (either directly or by means of attestation) in payment of any taxes required to be withheld in respect of an Award, in each case, in accordance with the terms and conditions of the Plan and any applicable Award agreement, such surrendered or tendered shares shall again become available for other Awards under the Plan; provided, further, that in no event shall such shares increase the number of shares of Common Stock that may be delivered pursuant to Incentive Stock Options granted under the Plan. In accordance with (and without limitation upon) the preceding sentence, if and to the extent all or any portion of an Award under the Plan expires, terminates or is canceled or forfeited for any reason whatsoever without the Participant having received any benefit therefrom, the shares covered by such Award or portion thereof shall again become available for other Awards under the Plan. For purposes of the foregoing sentence, a Participant shall not be deemed to have received any “benefit” (i) in the case of forfeited Restricted Stock by reason of having enjoyed voting rights and dividend rights prior to the date of forfeiture or (ii) in the case of an Award canceled by reason of a new Award being granted in substitution therefor. Notwithstanding anything to the contrary contained herein, for purposes of clarity: (1) any shares of Common Stock that are tendered (by attestation or otherwise) or exchanged by a Participant or withheld by the Company (by net exercise or other means) as full or partial payment of the exercise price of any Option or SAR shall not be available for subsequent Awards under the Plan; (2) shares of Common Stock exchanged by a Participant or withheld by the Company or any Affiliate to satisfy the tax withholding or tax payment obligations related to any Option or SAR shall not be available for subsequent Awards under the Plan; (3) shares of Common Stock that are purchased or repurchased by the Company with Option proceeds shall not be available for subsequent Awards under the Plan; and (4) all shares of Common Stock covered by a SAR, to the extent that it is exercised and settled in shares of Common Stock, and whether or not shares of Common Stock are actually issued to the Participant upon exercise of the SAR, shall be considered issued or transferred pursuant to the Plan.

(d) Shares of Common Stock delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing. Following the Effective Date, no further Awards shall be granted under any Prior Plan.

B-10	2021 PROXY STATEMENT

ANNEX B

(e) Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding Awards previously granted by the Company or any Affiliate or an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). The number of shares of Common Stock underlying any Substitute Awards shall be counted against the aggregate number of shares of Common Stock available for Awards under the Plan; provided, however, that Substitute Awards issued in connection with the assumption of, or the substitution for, outstanding Awards previously granted by the Company of an Affiliate or by an entity that is acquired by the Company or any Affiliate through a merger or acquisition shall not be counted against the aggregate number of shares of Common Stock available for Awards under the Plan; provided, further, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as incentive stock options within the meaning of Section 422 of the Code that were previously granted by an entity that is acquired by the Company or any Affiliate through a merger or acquisition shall be counted against the aggregate number of shares of Common Stock available for Awards of “Incentive Stock Options” under the Plan. Subject to applicable stock exchange requirements, available shares under a stockholder approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock available for delivery under the Plan.

6. Eligibility. Participation shall be limited to Eligible Persons who have entered into an Award agreement or who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.

7. Options. (a) Generally. Each Option granted under the Plan shall be evidenced by an Award agreement. Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company and its Affiliates, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the shareholders of the Company in a manner intended to comply with the shareholder approval requirements of Section 422(b)(1) of the Code, provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(b) Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the exercise price (“Exercise Price”) per share of Common Stock for each Option shall not be less than 100% of the Fair Market Value of such share (determined as of the date of grant); provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate, the Exercise Price per share shall be no less than 110% of the Fair Market Value per share on the date of grant. Any modification to the Exercise Price of an outstanding Option shall be subject to the prohibition on repricing set forth in Section 14(b).

(c) Vesting and Expiration. Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “Option Period”); provided that, Options shall be subject to a vesting period of not less than one year; provided, however, that the minimum vesting period specified above will not apply: (1) to Options granted in payment of or exchange for other earned compensation (including performance-based Awards), (2) upon a Change in Control and an involuntary termination of service of the Participant by the Company (other than for Cause), (3) upon

2021 PROXY STATEMENT	B-11

ANNEX B

termination of service due to death, Disability or Retirement, (4) to a Substitute Award that does not reduce the vesting period of the Option being replaced, or (5) to one or more Options and/ or SARs covering an aggregate number of shares of Common Stock not in excess of five percent (5%) of the aggregate number of shares of Common Stock available for Awards under Section 5(b)(i) of the Plan over the Plan’s term”; and it is further provided, that if the Option Period (other than in the case of an Incentive Stock Option) would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), the Option Period shall be automatically extended until the 30th day following the expiration of such prohibition; provided, however, that in no event shall the Option Period exceed five years from the date of grant in the case of an Incentive Stock Option granted to a Participant who on the date of grant owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate; provided, further, that notwithstanding any vesting or exercisability dates set by the Committee, the Committee may, in its sole discretion, accelerate the vesting and/or exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to vesting and/or exercisability provided, that, the Committee may not accelerate the vesting of an Option if such acceleration would reduce the vesting period to less than one year. Notwithstanding the foregoing, a Participant’s unvested Options shall immediately vest and become exercisable upon such Participant’s termination of employment or service with the Company and its Affiliates due to death, Disability or Retirement, or as provided in Section 13 hereof.

Unless otherwise stated in the applicable Award agreement, an Option shall expire earlier than the end of the Option Period in the following circumstances:

(i) If prior to the end of the Option Period, the Participant’s employment or service with the Company and all Affiliates is terminated without Cause or by the Participant for any reason other than Retirement, the Option shall expire on the earlier of the last day of the Option Period or the date that is 90 days after the date of such termination; provided, however, that any Participant whose employment or service with the Company or any Affiliate is terminated and who is subsequently rehired or reengaged by the Company or any Affiliate within 90 days following such termination and prior to the expiration of the Option shall not be considered to have undergone a termination. In the event of a termination described in this clause (i), the Option shall remain exercisable by the Participant until its expiration only to the extent the Option was exercisable at the time of such termination.

(ii) If the Participant dies or is terminated on account of Disability prior to the end of the Option Period and while still in the employ or service of the Company or an Affiliate, or dies following a termination described in clause (i) above but prior to the expiration of an Option, the Option shall expire on the earlier of the last day of the Option Period or the date that is one year after the date of death or termination on account of Disability of the Participant, as applicable. In such event, the Option shall remain exercisable by the Participant or his or her beneficiary determined in accordance with Section 15(g), as applicable, until its expiration only to the extent the Option was exercisable by the Participant at the time of such event.

(iii) If the Participant ceases employment or service of the Company or any Affiliates due to a termination for Cause, the Option shall expire immediately upon such cessation of employment or service.

(iv) If the Participant terminates by reason of Retirement prior to the end of the Option Period, the Option shall expire three years after the date of termination, or, if earlier, at the end of the Option Period.

(v) If the Participant’s employment or service ceases on account of Disability at a time when the Participant has attained the age and service requirements for Retirement, the Participant shall receive the better of the treatment under clause (ii) and clause (iv) above.

(d) Other Terms and Conditions. Except as specifically provided otherwise in an Award agreement, each Option granted under the Plan shall be subject to the following terms and conditions:

(i) Each Option or portion thereof that is exercisable shall be exercisable for the full amount or for any part thereof.

B-12	2021 PROXY STATEMENT

ANNEX B

(ii) Each share of Common Stock purchased through the exercise of an Option shall be paid for in full at the time of the exercise. Each Option shall cease to be exercisable, as to any share, when the Participant purchases the share or when the Option expires.

(iii) Subject to Section 15(b), Options shall not be transferable by the Participant except by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by the Participant.

(iv) At the time of any exercise of an Option, the Committee may, in its sole discretion, require a Participant to deliver to the Committee a written representation that the shares of Common Stock to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such a request by the Committee, delivery of such representation prior to the delivery of any shares issued upon exercise of an Option shall be a condition precedent to the right of the Participant or such other person to purchase any shares. In the event certificates for shares are delivered under the Plan with respect to which such investment representation has been obtained, the Committee may cause a legend or legends to be placed on such certificates to make appropriate reference to such representation and to restrict transfer in the absence of compliance with applicable federal or state securities laws.

(e) Method of Exercise and Form of Payment. No shares of Common Stock shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld. Options which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company or its designee (including a third party administrator), or telephonic instructions to the extent provided by the Committee, in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price and all applicable required withholding taxes shall be payable (i) in cash, check, cash equivalent and/or shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual delivery of such shares to the Company); provided, that such shares of Common Stock are not subject to any pledge or other security interest; (ii) by such other method as the Committee may permit in its sole discretion, including without limitation: (A) in other property having a fair market value on the date of exercise equal to the Exercise Price and all applicable required withholding taxes or (B) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price and all applicable required withholding taxes or (C) by means of a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise deliverable in respect of an Option that are needed to pay for the Exercise Price and all applicable required withholding taxes. Any fractional shares of Common Stock shall be settled in cash.

(f) Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant Awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Stock before the later of (A) two years after the date of grant of the Incentive Stock Option or (B) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instruction from such Participant as to the sale of such Common Stock.

2021 PROXY STATEMENT	B-13

ANNEX B

(g) Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate the Sarbanes-Oxley Act of 2002, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation service on which the Common Stock of the Company is listed or quoted.

(h) Incentive Stock Option Grants to 10% Shareholders. Notwithstanding anything to the contrary in this Section 7, if an Incentive Stock Option is granted to a Participant who owns stock representing more than ten percent of the voting power of all classes of stock of the Company or of a Subsidiary or a parent of the Company, the Option Period shall not exceed five years from the date of grant of such Option and the Option Price shall be at least 110 percent of the Fair Market Value (on the date of grant) of the shares subject to the Option.

(i) $100,000 Per Year Limitation for Incentive Stock Options. To the extent the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.

8. Stock Appreciation Rights. (a) Generally. Each SAR granted under the Plan shall be evidenced by an Award agreement. Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may Award SARs to Eligible Persons independent of any Option.

(b) Strike Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the strike price (“Strike Price”) per share of Common Stock for each SAR shall not be less than 100% of the Fair Market Value of such share (determined as of the date of grant). Notwithstanding the foregoing, a SAR granted in tandem with (or in substitution for) an Option previously granted shall have a Strike Price equal to the Exercise Price of the corresponding Option. Any modification to the Strike Price of an outstanding SAR shall be subject to the prohibition on repricing set forth in Section 14(b).

(c) Vesting and Expiration. A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. Accordingly, a SAR shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided that a SAR shall be subject to a vesting period of not less than one year; provided, however, that the minimum vesting period specified above will not apply: (1) to SARs granted in payment of or exchange for other earned compensation (including performance-based Awards), (2) upon a Change in Control and an involuntary termination of service of the Participant by the Company (other than for Cause), (3) upon termination of service due to death, Disability or Retirement, (4) to a Substitute Award that does not reduce the vesting period of the SAR being replaced, or (5) to one or more SARs and/or Options covering an aggregate number of shares of Common Stock not in excess of five percent (5%) of the aggregate number of shares of Common Stock available for Awards under Section 5(b)(i) of the Plan over the Plan’s term. Notwithstanding any vesting or exercisability dates set by the Committee, the Committee may, in its sole discretion, accelerate the vesting and/or the exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to vesting and/or exercisability; provided that, the Committee may not accelerate the vesting of a SAR if such acceleration would reduce the vesting period to less than one year. If the SAR Period would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or the Company-imposed “blackout period”), the SAR Period shall be automatically extended until the 30th day following the expiration of such prohibition. Notwithstanding the foregoing, a Participant’s unvested SARs shall immediately vest and become exercisable upon such Participant’s termination of employment or service with the Company and its Affiliates due to death, Disability or Retirement, or as provided in Section 13 hereof.

B-14	2021 PROXY STATEMENT

ANNEX B

Unless otherwise stated in the applicable Award agreement, a SAR shall expire earlier than the end of the SAR Period in the following circumstances:

(i) If prior to the end of the SAR Period, the Participant’s employment or service with the Company and all Affiliates is terminated without Cause or by the Participant for any reason other than Retirement, the SAR shall expire on the earlier of the last day of the SAR Period or the date that is 90 days after the date of such termination; provided, however, that any Participant whose employment or service with the Company or any Affiliate is terminated and who is subsequently rehired or reengaged by the Company or any Affiliate within 90 days following such termination and prior to the expiration of the SAR shall not be considered to have undergone a termination. In the event of a termination described in this clause (i), the SAR shall remain exercisable by the Participant until its expiration only to the extent the SAR was exercisable at the time of such termination.

(ii) If the Participant dies or is terminated on account of Disability prior to the end of the SAR Period and while still in the employ or service of the Company or an Affiliate, or dies following a termination described in clause (i) above but prior to the expiration of a SAR, the SAR shall expire on the earlier of the last day of the SAR Period or the date that is one year after the date of death or termination on account of Disability of the Participant, as applicable. In such event, the SAR shall remain exercisable by the Participant or his or her beneficiary determined in accordance with Section 15(g), as applicable, until its expiration only to the extent the SAR was exercisable by the Participant at the time of such event.

(iii) If the Participant ceases employment or service of the Company or any Affiliates due to a termination for Cause, the SAR shall expire immediately upon such cessation of employment or service.

(iv) If the Participant terminates by reason of Retirement prior to the end of the SAR Period, the SAR shall expire three years after the date of termination, or, if earlier, at the end of the SAR Period.

(v) If the Participant’s employment or service ceases on account of Disability at a time when the Participant has attained the age and service requirements for Retirement, the Participant shall receive the better of the treatment under clause (ii) and clause (iv) above.

(d) Method of Exercise. SARs which have become exercisable may be exercised by delivery of written (or electronic notice or telephonic instructions to the extent provided by the Committee) of exercise to the Company or its designee (including a third party administrator) in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were Awarded. Notwithstanding the foregoing, if on the last day of the Option Period (or in the case of a SAR independent of an Option, the SAR Period), the Fair Market Value exceeds the Strike Price, the Participant has not exercised the SAR or the corresponding Option (if applicable), and neither the SAR nor the corresponding Option (if applicable) has expired, such SAR shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment therefor.

(e) Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Fair Market Value of one share of Common Stock on the exercise date over the Strike Price, less an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld. The Company shall pay such amount in cash, in shares of Common Stock valued at Fair Market Value, or any combination thereof, as determined by the Committee. Any fractional shares of Common Stock shall be settled in cash.

(f) Substitution of SARs for Nonqualified Stock Options. The Committee shall have the authority in its sole discretion to substitute, without the consent of the affected Participant or any holder or beneficiary of SARs, SARs settled in shares of Common Stock (or settled in shares or cash in the sole discretion of the Committee) for outstanding Nonqualified Stock Options, provided that (i) the substitution shall not otherwise result in a modification of the terms of any such Nonqualified Stock Option, (ii) the number of shares of Common Stock underlying the substituted SARs shall be the same as the number of shares of Common Stock underlying such Nonqualified Stock Options and (iii) the Strike Price of the substituted SARs shall be equal to the Exercise Price of such Nonqualified Stock Options.

2021 PROXY STATEMENT	B-15

ANNEX B

9. Restricted Stock and Restricted Stock Units. (a) (i) Generally. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award agreement. Each Restricted Stock and Restricted Stock Unit grant shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as determined by the Committee and may be reflected in the applicable Award agreement. The Committee shall establish restrictions applicable to such Restricted Stock and Restricted Stock Units, including the Restricted Period, and the time or times at which Restricted Stock or Restricted Stock Units shall be granted or become vested. The Committee may establish Performance Goals and Performance Periods, and may grant awards by conditioning the number of shares earned or vested (or cash payable) under the award on the satisfaction of such Performance Goals during the applicable Performance Period. The Committee may in its sole discretion accelerate the vesting and/or the lapse of any or all of the restrictions on the Restricted Stock and Restricted Stock Units which acceleration shall not affect any other terms and conditions of such Awards.

(ii) Automatic Grants to Non-Employee Directors. Notwithstanding any other provision of this Plan to the contrary, Restricted Stock Units shall be automatically granted to each Non-Employee Director in accordance with this Section 9(a)(ii) without any additional required action by the Committee. On the first business day of each fiscal year of the Company, each Non-Employee Director on such date shall be granted a number of Restricted Stock Units determined by dividing $130,000 ($180,000 in the case of the Company’s Chairman) by the Fair Market Value of a share on such date (which number shall be rounded up to the next whole number of shares). Each Non-Employee Director who is initially elected or appointed to the Board during the fiscal year shall be granted on the date of such election or appointment a number of Restricted Stock Units, equal to the quotient (which number of shares shall be rounded up to the next whole number of shares) of (i) the product of $130,000 ($180,000 in the case of the Company’s Chairman) multiplied by a fraction, the numerator of which shall be the number of days remaining during the fiscal year and the denominator of which shall be 365, divided by (ii) the Fair Market Value of a share of Common Stock on such Non-Employee Director’s date of election or appointment. Except as otherwise provided in this Section 9, or as otherwise provided in the applicable Award agreement, or any applicable consulting, change in control, severance or other agreement between a Non-Employee Director and the Company or an Affiliate, the foregoing automatic grants of Restricted Stock Units shall have a Restricted Period of one year, and shall vest in full on the first anniversary of the date of grant, and thereafter the restrictions set forth in the applicable Award agreement shall have no further force or effect with respect to such Restricted Stock Units (and such Restricted Stock Units shall be treated as Released Units for purposes of Section 9(e)(ii)), provided that the Non-Employee Director remains in the service of the Company and its Affiliates throughout the one-year period commencing on the date of grant. Each Non-Employee Director shall also be eligible to receive grants of additional Awards under the Plan; provided that, no Non-Employee Director shall be granted equity Awards under the Plan in any one calendar year having an aggregate Fair Market Value (measured on the date(s) of grant) in such calendar year in excess of $250,000 in the aggregate (including the annual $130,000 ($180,000 in the case of the Company’s Chairman) grant provided for above in this clause (ii)).

(b) Stock Certificates; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, the Committee shall cause share(s) of Common Stock to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending vesting and the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute and deliver (in a manner permitted under Section 15(a) or as otherwise determined by the Committee) an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award agreement, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including without limitation the right to vote such Restricted Stock (provided that any dividends payable on such shares of Restricted Stock shall be held by the Company and delivered (without interest) to the Participant within 15 days following the date on which the restrictions on such Restricted Stock lapse (and the right to any such accumulated dividends shall be forfeited upon the forfeiture of the Restricted Stock to which such dividends relate)). The Committee shall also be permitted to cause a stock certificate registered in the name of the Participant to

B-16	2021 PROXY STATEMENT

ANNEX B

be issued. To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect thereto shall terminate without further obligation or action on the part of the Company.

(c) Restricted Stock Units. No shares shall be issued at the time an Award of Restricted Stock Units is made, and the Company will not be required to set aside a fund for the payment of any such Award. At the discretion of the Committee, each Restricted Stock Unit (representing one share of Common Stock) Awarded to a Participant may be credited with cash and stock dividends paid in respect of one share of Common Stock (“Dividend Equivalents”). Subject to Section 15(c), at the discretion of the Committee, Dividend Equivalents may be either currently paid to the Participant or withheld by the Company for the Participant’s account, and interest may be credited on the amount of cash Dividend Equivalents withheld at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed to the Participant upon settlement of such Restricted Stock Unit and, if such Restricted Stock Unit is forfeited, the Participant shall have no right to such Dividend Equivalents.

(d) Restrictions; Forfeiture. (i) Restricted Stock Awarded to a Participant shall be subject to forfeiture until the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, and to the following provisions in addition to such other terms and conditions as may be set forth in the applicable Award agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate; and (B) the shares shall be subject to the restrictions on transferability set forth in the Award agreement. In the event of any forfeiture, the stock certificates shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder shall terminate without further action or obligation on the part of the Company.

(ii) Restricted Stock Units Awarded to any Participant shall be subject to forfeiture until the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, and to such other terms and conditions as may be set forth in the applicable Award agreement. In the event of any forfeiture, all rights of the Participant to such Restricted Stock Units shall terminate without further action or obligation on the part of the Company.

(iii) Notwithstanding anything to the contrary in the Plan, except as otherwise provided in the applicable Award agreement, or any applicable employment, consulting, change in control, severance or other agreement between a Participant and the Company or an Affiliate, upon such Participant’s termination of employment or service with the Company and its Affiliates due to death, Disability or Retirement (unless waived by a participant prior to the grant of the applicable Award), or as provided in Section 13 hereof, such Participant’s outstanding Restricted Stock and Restricted Stock Units shall immediately vest in full, and the restrictions set forth in the applicable Award agreement shall have no further force or effect with respect to such Restricted Stock or Restricted Stock Units (and such Restricted Stock Units shall be treated as Released Units for purposes of Section 9(e)(ii)); provided, however, that if the vesting of any Restricted Stock or Restricted Stock Units would otherwise be subject to the achievement of performance conditions, then: (A) all applicable performance criteria shall be deemed to have been attained at target levels and (B) if such termination of employment or service or Change in Control occurs on or prior to the date on which 50% of the applicable performance period has elapsed, only 50% of such Restricted Stock or Restricted Stock Units shall immediately vest.

(iv) The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock and Restricted Stock Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Restricted Stock Award or Restricted Stock Unit Award, such action is appropriate.

(v) In determining the actual amount of an individual Participant’s Restricted Stock or Restricted Stock Units that are subject to the achievement of performance conditions, the Committee may reduce or eliminate the amount of the Award otherwise earned under the performance conditions through the use of negative discretion if, in its sole judgment, such reduction or elimination is appropriate.

2021 PROXY STATEMENT	B-17

ANNEX B

(e) Delivery of Restricted Stock and Settlement of Restricted Stock Units. (i) Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock and the attainment of any other vesting criteria established by the Committee, the restrictions set forth in the applicable Award agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge a notice evidencing a book entry notation (or, if applicable, the stock certificate) evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value (on the date of distribution) equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends.

(ii) Unless otherwise provided by the Committee in an Award agreement, upon the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit which has not then been forfeited and with respect to which the Restricted Period has expired and any other such vesting criteria are attained (“Released Unit”); provided, however, that the Committee may, in its sole discretion, elect to (i) pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock in respect of such Released Units or (ii) defer the delivery of Common Stock (or cash or part Common Stock and part cash, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units, less an amount equal to any Federal, state, local and non-U.S. income and employment taxes required to be withheld. To the extent provided in an Award agreement, the holder of outstanding Released Units shall be entitled to be credited with dividend equivalent payments (upon the payment by the Company of dividends on shares of Common Stock) either in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends (and interest may, at the sole discretion of the Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Committee), which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time as the underlying Restricted Stock Units are settled following the release of restrictions on such Restricted Stock Units, and, if such Restricted Stock Units are forfeited, the Participant shall have no right to such dividend equivalent payments.

(f) Legends on Restricted Stock. Each certificate representing Restricted Stock Awarded under the Plan, if any, shall bear a legend substantially in the form of the following in addition to any other information the Company deems appropriate until the lapse of all restrictions with respect to such Common Stock:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE CHILDREN’S PLACE, INC. 2011 EQUITY INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT, DATED AS OF ______________, BETWEEN THE CHILDREN’S PLACE, INC. AND ______________. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CHILDREN’S PLACE, INC.

10. Other Stock-Based Awards. The Committee may issue unrestricted Common Stock, rights to receive grants of Awards at a future date, or other Awards denominated in Common Stock (including, without limitation, performance shares or performance units), under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts as the Committee shall from time to time in its sole discretion determine. Each Other Stock-Based Award granted under the Plan shall be evidenced by an Award agreement. Each Other Stock-Based Award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement including, without limitation, the payment by the Participant of the Fair Market Value of such shares of

B-18	2021 PROXY STATEMENT

ANNEX B

Common Stock on the date of grant. Notwithstanding anything to the contrary in the Plan, except as otherwise provided in the applicable Award agreement, or any applicable employment, consulting, change in control, severance or other agreement between a Participant and the Company or an Affiliate, upon such Participant’s termination of employment or service with the Company and its Affiliates due to death, Disability or Retirement, or as provided in Section 13 hereof, such Participant’s outstanding Other Stock-Based Awards shall immediately vest in full, and the restrictions set forth in the applicable Award agreement shall have no further force or effect with respect to such Other Stock-Based Awards; provided, however, that if the vesting of any Other Stock-Based Awards would otherwise be subject to the achievement of performance conditions, then: (A) all applicable performance criteria shall be deemed to have been attained at target levels and (B) if such termination of employment or service or Change in Control occurs on or prior to the date on which 50% of the applicable performance period has elapsed, only 50% of each such Other Stock-Based Award shall immediately vest.

11. Intentionally Deleted.

12. Changes in Capital Structure and Similar Events. In the event of (a) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the shares of Common Stock, or (b) unusual or nonrecurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation service, accounting principles or law, such that in any case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following:

(i) adjusting any or all of (A) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) which may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (B) the terms of any outstanding Award, including, without limitation, (1) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the Exercise Price or Strike Price with respect to any Award or (3) any applicable performance measures (including, without limitation, Performance Criteria, Performance Formula and Performance Goals);

(ii) providing for a substitution or assumption of Awards (or Awards of an acquiring company), accelerating the delivery, vesting and/or exercisability of, lapse of restrictions and/or other conditions on, or termination of, Awards or providing for a period of time (which shall not be required to be more than ten (10) days) for Participants to exercise outstanding Awards prior to the occurrence of such event (and any such Award not so exercised shall terminate upon the occurrence of such event); and

(iii) cancelling any one or more outstanding Awards (or Awards of an acquiring company) and causing to be paid to the holders thereof, in cash, shares of Common Stock, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per share of Common Stock received or to be received by other shareholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor);

2021 PROXY STATEMENT	B-19

ANNEX B

provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto) (“ASC 718”), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. Except as otherwise determined by the Committee, any adjustment in Incentive Stock Options under this Section 12 (other than any cancellation of Incentive Stock Options) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 12 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

13. Effect of Change in Control. Except to the extent otherwise provided in an Award agreement, or any applicable employment, consulting, change in control, severance or other agreement between a Participant and the Company or an Affiliate, in the event of a Change in Control, notwithstanding any provision of the Plan to the contrary:

(a) In the case of Options, SARs and other Awards which are service-based and not subject to Performance Goals or other performance conditions, in the event that an Involuntary Termination of a Participant occurs within six (6) months prior to the occurrence of a Change in Control (in respect of Participants designated by the Committee) or within twelve (12) months following a Change in Control (in respect of all Participants), all Options and SARs held by such Participant shall become immediately exercisable with respect to all of the shares of Common Stock subject to such Options and SARs, and the Restricted Period (and any other non-performance based conditions) applicable to all Restricted Stock Awards, Restricted Stock Unit Awards and any other service-based Awards held by such Participant shall expire immediately, and all such Awards shall immediately become fully vested and the shares of Common Stock subject to all such Awards shall be immediately delivered to such Participant.

(b) In the case of equity Awards which are subject to the achievement of Performance Goals or other performance conditions, immediately prior to the occurrence of a Change in Control, the target number of shares of Common Stock set forth in the applicable Award agreement shall automatically convert into service-based Awards, and such service-based Awards shall vest and be delivered to the Participant on the vesting date set forth in the applicable Award agreement (without regard to the achievement of any applicable Performance Goals or other performance conditions), provided that the Participant is in the employ of the Company or an Affiliate on the applicable vesting date; provided that, in the event that an Involuntary Termination of a Participant occurs within six (6) months prior to the occurrence of a Change in Control (in respect of Participants designated by the Committee) or on or within twelve (12) months following a Change in Control (in respect of all Participants), all such unvested service-based Awards held by such Participant shall immediately become fully vested and the shares of Common Stock subject to such Awards shall be immediately delivered to such Participant.

(c) In addition, in the event of a Change of Control, the Committee may in its discretion and upon at least 5 days advance notice to the affected persons, cancel any outstanding Award and pay to the holders thereof, in cash, securities or other property (including of the acquiring or successor company) or any combination thereof, the value of such Awards based upon the price per share of Common Stock received or to be received by other shareholders of the Company in the event. Notwithstanding the above, the Committee shall exercise such discretion over any Award subject to Code Section 409A at the time such Award is granted.

(d) The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

To the extent practicable, the provisions of this Section 13 shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control transaction with respect to the Common Stock subject to their Awards.

B-20	2021 PROXY STATEMENT

ANNEX B

14. Amendments and Termination. (a) Amendment and Termination of the Plan. The Committee may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation service on which the shares of Common Stock may be listed or quoted or for changes in GAAP to new accounting standards); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary. Notwithstanding the foregoing, no amendment shall be made to the last proviso of Section 14(b) without stockholder approval.

(b) Amendment of Award Agreements. The Committee may, to the extent not inconsistent with the terms of any applicable Award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award agreement, prospectively or retroactively (including after a Participant’s termination of employment or service with the Company); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided, further, that without shareholder approval, except as otherwise permitted under Section 12 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR, (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower Exercise Price or Strike Price, as the case may be) or other Award or cash in a manner which would either (A) be reportable on the Company’s proxy statement as Options which have been “repriced” (as such term is used in Item 402 of Regulation S-K promulgated under the Exchange Act), or (B) result in any “repricing” for financial statement reporting purposes (or otherwise cause the Award to fail to qualify for equity accounting treatment) and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted.

15. General. (a) Award Agreements. Each Award under the Plan shall be evidenced by an Award agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto. For purposes of the Plan, an Award agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate or a letter) evidencing the Award.

(b) Nontransferability. (i) Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii) Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statements promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; (C) a partnership or limited liability company whose only partners or shareholders are the Participant and his or her Immediate Family Members; or (D) any other transferee as may be approved either (I) by the Board or the Committee in its sole discretion, or (II) as provided in the applicable Award agreement; (each

2021 PROXY STATEMENT	B-21

ANNEX B

transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii) The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award agreement shall continue to be applied with respect to the Permitted Transferee, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award agreement.

(c) Dividends and Dividend Equivalents. The Committee in its sole discretion may provide a Participant as part of an Award with dividends or Dividend Equivalents, payable in cash, shares of Common Stock, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional shares of Common Stock, Restricted Stock or other Awards; provided, that no Dividend Equivalents shall be payable in respect of outstanding (i) Options or SARs or (ii) unearned Awards subject to performance conditions (other than or in addition to the passage of time) (although Dividend Equivalents may be accumulated in respect of unearned Awards and paid as soon as administratively practicable, but no more than 60 days, after such Awards are earned and become payable or distributable.

(d) Tax Withholding. (i) A Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right (but not the obligation) and is hereby authorized to withhold, from any cash, shares of Common Stock, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Stock, other securities or other property) of any required withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes.

(ii) Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability (but no more than the minimum required statutory liability withholding liability, if required to avoid adverse accounting treatment of the Award as a liability Award under ACS 718) by (A) payment in cash; (B) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest) owned by the Participant having a Fair Market Value equal to such withholding liability or (C) having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value equal to such withholding liability.

(e) No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of the Company or an Affiliate, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

B-22	2021 PROXY STATEMENT

ANNEX B

Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the date of grant.

(f) International Participants. Without limiting the generality of Section 4(d), with respect to Participants who reside or work outside of the United States of America, the Committee may in its sole discretion amend the terms of the Plan or subplans or appendices thereto, or outstanding Awards, with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or its Affiliates.

(g) Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his or her death. A Participant may, from time to time, revoke or change his or her beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse (or domestic partner if such status is recognized by the Company according to the procedures established by the Company and in such jurisdiction), or if the Participant is otherwise unmarried at the time of death, his or her estate. After receipt of Options in accordance with this paragraph, beneficiaries will only be able to exercise such options in accordance with Section 7(c)(ii) of this Plan.

(h) Termination of Employment or Service. Except as otherwise provided in an Award agreement, or any employment, consulting, change in control, severance or other agreement between a Participant and the Company or an Affiliate, unless determined otherwise by the Committee: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice-versa) shall be considered a termination of employment or service with the Company or an Affiliate; and (ii) if a Participant’s employment with the Company and its Affiliates terminates, but such Participant continues to provide services to the Company or its Affiliates in a non-employee capacity (including as a Non-Employee Director) (or vice-versa), such change in status shall not be considered a termination of employment or service with the Company or an Affiliate for purposes of the Plan.

(i) No Rights as a Shareholder. Except as otherwise specifically provided in the Plan or any Award agreement, no person shall be entitled to the privileges of ownership in respect of shares of Common Stock which are subject to Awards hereunder until such shares have been issued or delivered to that person.

(j) Government and Other Regulations. (i) The obligation of the Company to settle Awards in Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock

2021 PROXY STATEMENT	B-23

ANNEX B

to be offered or sold under the Plan. The Committee shall have the authority to provide that all shares of Common Stock or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation service upon which such shares or other securities of the Company are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, rules, regulations and other requirements, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates of Common Stock or other securities of the Company or any Affiliate delivered under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of the Company or any Affiliate delivered under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii) The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of shares of Common Stock (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

(k) No Section 83(b) Elections Without Consent of Company. No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award agreement or by action of the Committee in writing prior to the making of such election. If a Participant, in connection with the acquisition of shares of Common Stock under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.

(l) Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative or a beneficiary designation form has been filed with the Company) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(m) Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

(n) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the

B-24	2021 PROXY STATEMENT

ANNEX B

Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(o) Reliance on Reports. Each member of the Committee and each member of the Board (and their respective designees) shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.

(p) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

(q) Purchase for Investment. Whether or not the Options and shares covered by the Plan have been registered under the Securities Act, each person exercising an Option under the Plan or acquiring shares under the Plan, may be required by the Company to give a representation in writing that such person is acquiring such shares for investment and not with a view to, or for sale in connection with, the distribution of any part thereof. The Company will endorse any necessary legend referring to the foregoing restriction upon the certificate or certificates representing any shares issued or transferred to the Participant upon the exercise of any Option granted under the Plan.

(r) Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof.

(s) Severability. If any provision of the Plan or any Award or Award agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(t) Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(u) 409A of the Code. (i) Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of this Plan comply with Section 409A of the Code, and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with this Plan or any other plan maintained by the Company (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as separate payments.

2021 PROXY STATEMENT	B-25

ANNEX B

(ii) Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments or deliveries in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” (as defined in Section 409A of the Code) or, if earlier, the Participant’s date of death. Following any applicable six month delay, all such delayed payments or deliveries will be paid or delivered (without interest) in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(iii) Unless otherwise provided by the Committee, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder.

(v) Clawback/Forfeiture. Notwithstanding anything to the contrary contained herein, an Award agreement may provide that the Committee may in its sole discretion cancel such Award if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, violates a non-competition, non-solicitation, non-disparagement, non-disclosure covenant or agreement or otherwise has engaged in or engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion. The Committee may also provide in an Award agreement that if the Participant otherwise has engaged in or engages in any activity referred to in the preceding sentence, the Participant will forfeit any compensation, gain or other value realized thereafter on the vesting, exercise or settlement of such Award, the sale or other transfer of such Award, or the sale of shares of Common Stock acquired in respect of such Award, and must promptly repay such amounts to the Company. The Committee may also provide in an Award agreement that if the Participant receives any amount in excess of what the Participant should have received under the terms of the Award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), all as determined by the Committee in its sole discretion, then the Participant shall be required to promptly repay any such excess amount to the Company. To the extent required by applicable law (including without limitation Section 302 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Act) and/or the rules and regulations of NASDAQ or other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or if so required pursuant to a written policy adopted by the Company (as in effect and/or amended from time to time), Awards shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into all outstanding Award agreements).

(w) Expenses; Gender; Titles and Headings. The expenses of administering the Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

*     *     *

B-26	2021 PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS OF

THE CHILDREN’S PLACE, INC.

May 12, 2021

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00003333333330333000 9	051221

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.		The Board of Directors recommends a vote “FOR” each of the nominees for director.
		1.	To elect the persons listed below to serve as directors of The Children’s Place, Inc. for a one-year term and in each case until his or her successor is duly elected and qualified.
				FOR	AGAINST	ABSTAIN
			Joseph Alutto	☐	☐	☐

			John E. Bachman	☐	☐	☐

			Marla Beck	☐	☐	☐

			Elizabeth J. Boland	☐	☐	☐

			Jane Elfers	☐	☐	☐

			Tracey R. Griffin	☐	☐	☐

			Joseph Gromek	☐	☐	☐

			Norman Matthews	☐	☐	☐

			Debby Reiner	☐	☐	☐

The Board of Directors recommends a vote “FOR” proposals 2, 3 and 4.

		2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of The Children’s Place, Inc. for the fiscal year ending January 29, 2022.	☐	☐	☐

		3.	To approve the Fourth Amended and Restated 2011 Equity Incentive Plan of The Children’s Place, Inc.	☐	☐	☐

		4.	To approve, by non-binding vote, executive compensation as described in the proxy statement.	☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the
Stockholders Meeting to Be Held on May 12, 2021:

The proxy statement and form of proxy distributed by the Board of Directors and the Company’s Form 10-K Annual Report for the fiscal year ended January 30, 2021 are available at http://corporate.childrensplace.com under the section “Investor Relations.”

☐

THE CHILDREN’S PLACE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
THE CHILDREN’S PLACE, INC.

The undersigned hereby appoints Robert Helm and Jared Shure (the “Proxy Committee”), and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of The Children’s Place, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of The Children’s Place, Inc. to be held at 500 Plaza Drive, Secaucus, New Jersey 07094, on Wednesday, May 12, 2021, at 8:30 a.m., Secaucus New Jersey time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

The proxies shall vote subject to the directions indicated on the reverse side of this card, and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting to the extent permitted by Rule 14a-4(c) under the Exchange Act. The undersigned hereby revokes all proxies previously given.

If no specification is made, this proxy will be voted with respect to item (1) FOR the Board of Directors’ nominees listed, (2) FOR ratification of the selection of Ernst & Young LLP as independent registered public accounting firm of the Company for the fiscal year ending January 29, 2022, (3) FOR the approval of the Company’s Fourth Amended and Restated 2011 Equity Incentive Plan and (4) FOR the approval, on an advisory basis, of executive compensation.

(Continued and to be signed on the reverse side)

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